As filed with the Securities and Exchange Commission on March 30, 2021

Registration No. 333-254235

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GEE GROUP INC.
(Exact name of registrant as specified in its charter)

Illinois	7361	36-6097429
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification number)

GEE Group Inc.

7751 Belfort Parkway, Suite 150

Jacksonville, Florida 32256

(630) 954-0400

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Derek E. Dewan

Chief Executive Officer
GEE Group Inc.
7751 Belfort Parkway, Suite 150

Jacksonville, Florida 32256

(630) 954-0400

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Mitchell S. Nussbaum, Esq. Angela M. Dowd, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Tel: (212) 407-4000 Fax: (212) 937-3943	Oded Har-Even, Esq. Angela Gomes, Esq. Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 Tel: (212) 660-3000 Fax: (212) 660 3001

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Proposed Maximum Aggregate Offering Price(1) (2)	Amount of Registration Fee(3)
Common Stock, no par value	$57,500,000	$6,273.25
Total	$57,500,000	$6,273.25

(1)	Includes additional shares of common stock that may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(3)

Previously Paid. Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price of the securities registered hereunder to be sold by the registrant, and includes the offering price of shares of common stock that the underwriters have an option to purchase to cover over-allotments, if any.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED MARCH 29, 2021

31,250,000 Shares

Common Stock

GEE Group Inc.

We are offering 31,250,000 shares of our common stock, no par value, at an assumed public offering price of $1.60 per share, the last reported sale price of our common stock on the NYSE American on March 26, 2021. The final public offering price of the shares of common stock being offered in this offering will be determined through negotiation between us and the underwriters in this offering and the last reported sale price of our common stock used throughout this prospectus may not be indicative of the final offering price.

Our common stock is listed on the NYSE American under the symbol “JOB.” On March 26, 2021, the closing price of our common stock on the NYSE American was $1.60 per share.

Investing in our securities involves a high degree of risk, including that the trading price of our common stock has been subject to volatility and investors in this offering may not be able to sell their common stock above the actual offering price or at all. Before making any investment decision, you should carefully review and consider all the information in this prospectus, including “Risk Factors” beginning on page 18 of this prospectus and the risk factors incorporated herein by reference into this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

_______________________________________

(1) We have agreed to pay the underwriters a cash fee equal to 7.5% of the gross proceeds raised in this offering, and to reimburse certain of their offering-related expenses. See “Underwriting” for additional information regarding underwriting compensation.

We have granted a 45-day option to the underwriters to purchase up to additional shares of our common stock solely to cover over-allotments, if any.

The underwriters expect to deliver the shares of common stock to purchasers on or about ____________ , 2021.

ThinkEquity

a division of Fordham Financial Management, Inc.

The date of this prospectus is __________ , 2021

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GEE Group

Employing America Since 1893

"Our Business is Putting People to Work"

Staffing Revenue Breakdown

(12/31/2020 ttm)
$127m
Temporary Staffing
$113m (89%)
Direct Hire
$14m (11%)

Temporary Staffing Revenue

(12/31/2020 ttm)
$113m
Professional
$96m (85%)
Light Industrial
$17m (15%)

National Footprint

30 Locations Nationwide

Gee Group Locations (30)[1] ★ HQ (Jacksonville, FL)

[1] Includes 27 branch office locations and 3 virtual locations.

GEE Group delivers premier staffing solutions across in-demand, attractive verticals

GEE Group delivers premier staffing solutions across in-demand, attractive verticals

	Professional (86% of Revenue)				Light Industrial (14% of Revenue)
Vertical	Information Technology	Finance, Accounting & Office	Engineering	Healthcare	Light Industrial
Revenue Breakdown(1)(2)	$58m (46%)	$46m (36%)	$4m (3%)	$2m (1%)	$17m (14%)
Gross Margin(1)(2)	29%	41%	80%	28%	31%
Bill Rate Range(4)	$40-$200/hr(3)	$25-$100/hr	$40-$70/hr	$17-$25/hr	$14-$15/hr
Offices(5)	14	20	2	1	5
Brands	Access Data; AGILE; ashley ellis; PALADIN; SNI TECHNOLOGY	SNI CERTES; SNI FINANCIAL; STAFFING NOW; ACCOUNTING NOW	General Employment; OMNIONE	SCRIBE SOLUTIONS	TRIAD Staffing
Temp Staffing	✓	✓	✓	✓	✓
Direct Hire	✓	✓	✓		

(1) Revenue and GP amounts presented are for the trailing twelve month (ttm) period ending December 31, 2020. The comparable revenue amounts and percentages for the ttm period ended December 31, 2019 were: IT $57.2m (38%), FA&O $64.7m (43%), Engineering $4.5m (3%), Healthcare $2.0m (1%) and Light Industrial $22.3m (15%), (2) IT, FA&O and Engineering includes direct hire in the business mix, (3) Excludes Paladin non-IT operations, (4) Bill rate ranges are representative, and (5) GEE Group's offices may serve more than one vertical.

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We and the underwriters have not authorized anyone to provide you any information other than that contained in this prospectus, the documents incorporated by reference herein or in any free writing prospectus prepared by or on behalf of us or to which we have referred you, and you should rely only on the information contained in this prospectus, the documents incorporated by reference herein or in any such free writing prospectus. In addition, this prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.” Information contained in later-dated documents incorporated by reference will automatically supplement, modify or supersede, as applicable, the information contained in this prospectus or in earlier-dated documents incorporated by reference.

We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are not making an offer to sell nor a solicitation of any offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, the documents incorporated by reference herein and any applicable free writing prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside of the United States: we have not and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

Our logo and some of our trademarks and tradenames are used or incorporated by reference in this prospectus. This prospectus also includes trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, trademarks, tradenames and service marks referred to in this prospectus may appear without the ®, TM and SM symbols, but those references are not intended to indicate in any way that we will not assert to the fullest extent under applicable law our rights or the rights of the applicable licensor to these trademarks, tradenames and service marks.

We obtained the statistical data, market data and other industry data and forecasts described or incorporated by reference in this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information. We have not sought the consent of the sources to refer to their reports appearing or incorporated by reference in this prospectus.

As used in this prospectus, unless the context indicates or otherwise requires, “the Company,” “our company,” “we,” “us,” and “our” refer to GEE Group Inc. and its subsidiaries taken as a whole.

This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. We are not, and the underwriters are not, making an offer to sell these securities in any state or jurisdiction where the offer or sale is not permitted.

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PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus or incorporated by reference into this prospectus from our filings with the Securities and Exchange Commission (the “SEC”) listed in the section of the prospectus entitled “Information Incorporated by Reference.” Because it is only a summary, it does not contain all of the information that you should consider before purchasing our securities in this offering and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere or incorporated by reference into this prospectus. You should read the entire prospectus, the registration statement of which this prospectus is a part, and the information incorporated by reference herein in their entirety, including the “Risk Factors” and our audited and unaudited consolidated financial statements and the related notes incorporated by reference into this prospectus, before making an investment decision. Some of the statements in this prospectus and the documents incorporated by reference herein constitute forward-looking statements that involve risks and uncertainties. See information set forth under the section “Cautionary Note Regarding Forward-Looking Statements.”

Our Company

We are a provider of human resources solutions which primarily include the provision of temporary and permanent personnel in the professional and industrial services sectors to customers located throughout the United Sates. We, through our operating subsidiaries, deliver our services from a network of three virtual locations and 27 branch office locations located in or near several major U.S. cities, including, but not limited to, Atlanta, Dallas, Denver and Miami. We specialize primarily in the placement of information technology (“IT”), engineering, accounting and finance, health care, including medical assistants (“scribes”) who specialize in electronic medical records (“EMR”) services for emergency departments, specialty physician practices and clinics, and office support professionals for direct hire and contract staffing. We also provide temporary light industrial (blue collar) staffing services for commercial clients.

Our material operating subsidiaries include Access Data Consulting Corporation, Agile Resources, Inc., BMCH, Inc., Paladin Consulting, Inc., Scribe Solutions, Inc., SNI Companies, Inc., Triad Logistics, Inc., and Triad Personnel Services, Inc. In addition, we and our operating subsidiaries own and operate under other trade names, including Accounting Now, Ashley Ellis, Staffing Now®, SNI Banking, SNI Certes®, SNI Energy®, SNI Financial®, SNI Technology®, GEE Group (Columbus), General Employment, Omni One and Triad Staffing.

Services Provided

We provide our services to a broad range of customers from small and medium-sized businesses to the Fortune 1000. Our services include the provision of highly specialized contract or permanently placed professionals in several verticals, including IT, engineering, accounting and finance, office support and healthcare, including scribes who specialize in EMR services for emergency departments, specialty physician practices and clinics. We provide office support professionals for direct hire and contract staffing. We also provide temporary staffing services in the light industrial (blue collar) areas.

Our contract and placement services are principally provided under two operating divisions or segments: Professional Staffing Services and Industrial Staffing Services.

Our operating subsidiaries and end markets served under each of our operating divisions are as follows:

Professional Division

•	Access Data Consulting provides hard-to-find IT talent to customers on a direct hire or contract basis and human resources consulting services and solutions in the higher-end IT vertical including project management support to businesses regionally (Western and Southwestern U.S.) and, to a lesser extent, throughout the rest of the U.S.

•	Agile Resources delivers unique Chief Information Officer (“CIO”) advisory services, IT project support and human resources solutions regionally (Southeastern U.S.) and, to a lesser extent, nationally in the areas of application architecture and delivery, enterprise operations, digital, information lifecycle management and project management all with flexible delivery options including contract staffing and direct hire.

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•	Ashley Ellis works with C-suite and senior executives to offer full cycle engineering and IT contract staffing services, with a focus on business intelligence, application development and network infrastructure, to clients in the Southeastern U.S. region and, to a lesser extent, throughout the rest of the U.S.

•	GEE Group (Columbus) primarily provides direct hire placement and contract staffing services in the accounting and engineering verticals, with an emphasis on placing personnel with specialized skills in the mechanical, manufacturing and equipment maintenance areas to clients throughout the Midwestern U.S.

•	Omni One specializes in technical and professional direct-hire and contract staffing solutions in the manufacturing and engineering verticals for clients primarily located in the Midwestern U.S.

•	Paladin Consulting primarily provides highly skilled IT professionals on a contract or direct hire basis directly to customers or through resource process outsourcing (“RPO”), managed services provider (“MSP”), and vendor management services (“VMS”) arrangements, and other non-IT staffing solutions to customers nationwide including government contractors who require that the provider of staffing services have top secret (“TS”) clearance; such TS certification is maintained by Paladin Consulting.

•	Scribe Solutions provides hospital and free-standing emergency rooms and physician practices in the Southeastern U.S. with highly trained medical scribes for personal assistant work in connection with EMR.

•	SNI Companies provides human resource solutions, including direct hire and contract staffing, project support and retained search services specializing primarily in the accounting, finance, banking, IT and office support verticals to customers located in major U.S. metropolitan markets, such as Dallas/Fort Worth, Denver, Miami, Tampa, Jacksonville, Boston, Hartford and surrounding areas. SNI Companies’ brands include Accounting Now, Staffing Now®, SNI Banking, SNI Certes®, SNI Energy®, SNI Financial®, and SNI Technology®.

Industrial Division

•	Triad Staffing provides light industrial contract labor services for all phases of manufacturing and electronic assembly, warehousing, picking, packing and shipping and custodial and general labor operations throughout Ohio.

Our Strategy

Our business strategy is multi-dimensional and encompasses both organic growth and growth through strategic acquisitions. The main tenants of our strategy are to:

Grow Organically By:

•	Providing innovative solutions for clients delivered through an enhanced and expanded menu of professional services offerings while increasing the penetration of clients in our existing markets for our IT, finance and accounting, healthcare, engineering and office support verticals;

•	Entering other fast growing markets following existing customers who are expanding their operations and cross-selling services by leveraging strategic customer relationships capitalizing on the Company’s national managed services agreements (“MSA”), MSP and VMS relationships;

•	Expanding our geographic footprint into key markets through both virtual and bricks and mortar de novo office openings;

•	Adding recruiting and sales talent to our existing delivery network to obtain new customers and increase the number of placements made to increase revenue;

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•	Increasing scalability and expanding operating margin through continued realization of economies of scale through the on-going process of streamlining back office operations, leveraging regional and national recruiting centers, improving upon per desk production averages and through the elimination of duplicative costs of acquired companies; and

•

Capitalizing on hiring opportunities created by the economic downturn through providing on-demand labor to fill the personnel voids of businesses following corporate America’s reaction to the 2019 novel coronavirus (“COVID-19”) pandemic with shutdowns, layoffs and displacements of professionals, office support staff and blue collar workers. As the economy recovers and companies return to sustained growth, demand for our services is anticipated to accelerate, with a particular focus on IT, E-Commerce and Logistics.

Growth Through Strategic Acquisitions:

We have historically grown significantly through acquisitions of complementary businesses. We intend to continue to expand our business through strategic acquisitions, subject to refinement of our business plans and management’s ability to identify, acquire and develop suitable acquisition targets in both new and existing desirable service categories. Along with our significant business growth to date, we have built a robust platform with the appropriate infrastructure and scalability, which we believe is necessary to assimilate acquisitions.

We continue to explore opportunities for potential acquisitions in the fragmented staffing industry. Our acquisition strategy includes, but is not limited to, targeting companies or transactions that we believe may have one or more of the following characteristics:

•	A focus on IT specialties and other verticals, including cyber security, government and targets in the professional services sectors;

•	A well-managed business with experienced operators and with high gross and Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”) margins, as well as consistent revenue growth;

•	Limited enterprise risk and successful due diligence; and

•	Pricing commensurate with profitability and growth, must be accretive to earnings and consideration generally consisting of a combination of cash, seller and bank financing and stock.

Marketing

We market our staffing services using our corporate and trade names in our respective vertical markets. As of March 1, 2021, we operated 30 branch and virtual locations in downtown or suburban areas of major U.S. cities in eleven states, including one located in each of Connecticut, Georgia, Minnesota, New Jersey, and Virginia, three offices in Colorado, two offices in Illinois and Massachusetts, four offices in Texas, seven offices each in Ohio and Florida.

We market our staffing services to prospective clients primarily through the use of the internet, specialty brands and corporate websites, digital direct mail campaigns, publishing annual electronic and widely distributed salary guides, advertising in tech, HR and accounting publications, attendance and booth displays at specialty trade shows, participation and membership in chambers of commerce, the Society for Information Management (“SIM”), Women in Technology and other business organizations, support for our employees’’ philanthropic activities, telephone marketing by our sales consultants and business development managers using our customer relationship management (“CRM”) tools to identify prospects, and through the electronic mailing of tailored employment bulletins which list highly-skilled candidates available for placement and contract employees available for assignment.

Competition

The staffing industry is highly fragmented with a multitude of competitors. There are relatively few barriers to entry by firms offering direct hire placement and staff augmentation services although significant amounts of working capital typically are required to fund the payroll of temporary workers for businesses providing contract staffing services. New entrants to the staffing industry are constantly introduced to the marketplace. Our competitors include sole-proprietorship operations, local and regional firms as well as national organizations. In the U.S., large national firms have annual revenue of approximately $100 million and up to $10 billion. Regional firms yearly revenue ranges from $10 million or more. The largest portion of the marketplace is the bottom layer of this competitive landscape consisting of small, individual-sized or family-run operations. With low barriers to entry, sole proprietorships and smaller entities routinely enter the staffing industry. Many competitors are larger corporations with substantially greater resources than ours; however, as described below, we believe we are able to compete successfully in the verticals and end markets in which we operate.

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Our professional and industrial staffing services compete effectively by providing highly qualified candidates who are well matched for the position, developing and maintaining outstanding client relationships on a local level, responding quickly to client requests, and by establishing offices in convenient locations. As part of our services, we provide professional reference checking, scrutiny of candidates’ work experience and optional custom background checks. In general, we believe that pricing is secondary to quality of service as a competitive factor. During slow hiring periods, however, competition can put pressure on our pricing and we believe we are able to effectively compete on price in such situations.

Our Competitive Strengths

We believe that we are able to compete effectively in the staffing industry because we have:

•	Deep experience and vertical specialization and expertise in niche markets;

•	Invested in robust sales programs and marketing tools and technology and CRM software to successfully target and reach out to potential new customers;

•	Long-tenured division leaders, business development managers and vertical specialists (e.g., certified public accountants for accounting, tax and financial placements) with deep and relevant staffing industry experience;

•	Strong and proven capability to deliver outstanding results upon short notice on large-scale projects leveraging our wide office network and experienced project team leaders, including experience with MSP and VMS programs;

•

Set in place the strategy and procedures for both temporary and permanent virtual working and invested in technology to facilitate communication, recruiting, onboarding and management of the business virtually;

•	Vertical specific state-of-the-art databases, applicant tracking systems (“ATS”) and other technology tools that facilitate swift, expert matching of candidates to job requirements providing highly-qualified multiple choices to customers;

•	Localized decision-making and a lack of a multi-layered bureaucracy which we believe provides for a more rapid response to customized client requests and a streamlined approval process in place for speedy recruitment of personnel; and

•	Hands-on training with specialized modules for newly hired recruiters and account management personnel.

Recruiting

The success of our services is highly dependent on our ability to recruit and retain qualified candidates. Prospective employment candidates are generally recruited through job postings and contact made electronically using various internet tools as well as telephone contact by our employment consultants. For internet postings, we maintain our corporate web page at www.geegroup.com and our specialty brand web pages in addition to extensive use of internet job posting bulletin board services. We also maintain database records of applicants’ skills through our ATS to assist in matching applicant skills with job openings and contract assignments. We generally screen, interview and, in many cases background check, all applicants who are presented to our clients.

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Recent Developments

The COVID-19 Pandemic

COVID-19, which is widely acknowledged as having originated in Wuhan, China over a year ago has since spread throughout the United States and globally. Our business, results of operations, and financial condition have been, and may continue to be, adversely impacted in material respects by the COVID-19 pandemic and related governmental actions (including declared states of emergency and quarantine, “shelter in place” orders, or similar orders), non-governmental organization recommendations, and public perceptions, all of which have led and may continue to lead to disruption in global economic and labor markets. These effects have had a significant impact on our business, including reduced demand for our services and workforce solutions, early terminations or reductions in projects, hiring freezes, and a shift of a significant portion of our workforce to remote operations, all of which have contributed to a decline in revenues and other significant adverse impacts on our financial results. Other potential impacts of the COVID-19 pandemic may include continued or expanded closures or reductions of operations with respect to our client partners’ operations or facilities, the possibility our client partners will not be able to pay for our services or workforce solutions, or that they will attempt to defer payments owed to us, either of which could materially impact our liquidity, the possibility that the uncertain nature of the pandemic may not yield the increase in certain of our workforce solutions that we have historically observed during periods of economic downturn, and the possibility that various government-sponsored programs to provide economic relief may be inadequate. Further, we may continue to experience adverse financial impacts, some of which may be material, if we cannot offset revenue declines with cost savings through expense-related initiatives, human capital management initiatives, or otherwise. As a result of these observed and potential developments, we expect our business, results of operations, and financial condition to continue to be negatively affected.

The ultimate economic impact and duration of the COVID-19 pandemic are difficult to assess or predict and new information about its severity and actions to contain or treat its impact continue to emerge. The COVID-19 pandemic already has caused significant disruptions in general commercial activity throughout the U.S. and global economies and caused financial market volatility and uncertainty. A continuation or worsening of market disruption and volatility could have an adverse effect on our ability to access capital and on the market price of our common stock, and we may not be able to successfully raise needed capital. If we are unsuccessful in raising capital in the future, we may need to reduce activities, curtail or cease operations.

Cares Act Payroll Protection Program Loans

On May 5, 2020, we and certain of our subsidiaries entered into nine (9) unsecured promissory notes (“PPP Loans”) payable under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) Payroll Protection Program (“PPP”) in order to obtain needed relief funds for allowable expenses under the CARES Act PPP and received net funds totaling approximately $19.9 million. We believe we are eligible for forgiveness of all of our PPP Loans based on existing available guidance and have so far received full forgiveness from the Small Business Administration (“SBA”) for all outstanding principal and interest under the PPP Loan originally made to Scribe Solutions Inc. in the amount of approximately $279 thousand. We are in the process of applying for full forgiveness for our remaining outstanding PPP Loans and related interest. However, there can be no assurance that we will ultimately achieve forgiveness in whole or in part for our remaining outstanding PPP Loans and in that event, would have to repay the unforgiven loan balances in accordance with terms prescribed by the CARES Act.

Amendments to the Revolving Credit, Term Loan and Security Agreement, dated as of March 31, 2017, as amended, amended and restated, restated, supplemented or otherwise modified from time to time (the “Senior Credit Agreement”)

On April 28, 2020, May 5, 2020, June 30, 2020 and December 22, 2020, we entered into the seventh, eighth, ninth and tenth amendments, respectively, to the Senior Credit Agreement (the respective amendments, the “Seventh Amendment,” “Eighth Amendment,” “Ninth Amendment” and “Tenth Amendment”), by and among the Company, Scribe Solutions, Inc., Agile Resources, Inc. Access Data Consulting Corporation, Triad Personnel Services, Inc. Triad Logistics, Inc., Paladin Consulting, Inc., BMCH, INC., GEE Group Portfolio Inc., and SNI Companies, Inc., each a subsidiary of the Company listed as a “Guarantor” on the signature pages thereto each lender named therein and MGG Investment Group LP, as administrative agent, collateral agent and term loan agent for the lenders (“MGG”). The Seventh Amendment contained several features beneficial to us, including an extension of our senior debt maturity for two years, lower cash interest, and postponement and reductions of quarterly principal payments. In exchange, the Company agreed to replace the lower cash interest with pay-in-kind (“PIK”) interest on the term loan portion of its senior debt pursuant to the Senior Credit Agreement to pursue, negotiate, and execute conversions of all of our outstanding subordinated debt and preferred stock into shares of our common stock, and to incur restructuring and exit fees totaling approximately $5.0 million payable in cash or stock to the senior lenders at a future date. The Eighth and Ninth Amendments were entered into enable and provide conforming changes to the Senior Credit Agreement so that the Company could obtain its PPP Loans and complete the repurchases, settlements and/or conversions of all of its subordinated debt and preferred stock outstanding as of June 30, 2020. The Tenth Amendment (the most recent amendment) extended the time to negotiate and settle certain terms of the restructuring and exit fees from September 30, 2020, which was established in the Ninth Amendment, to June 30, 2021, as further described below.

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Completion of Financial Restructuring Transactions

On June 30, 2020, we completed a financial restructuring of approximately $19.7 million of our subordinated indebtedness and approximately $27.7 million of our convertible preferred stock (the “Restructuring”) pursuant to the terms of the Seventh Amendment and Ninth Amendment to the Senior Credit Agreement. In connection with the restructuring, we entered into the following agreements with the holders of our subordinated indebtedness and convertible preferred stock.

We entered into a Repurchase Agreement for Preferred Stock and Subordinated Notes (the “Repurchase Agreement”), dated as of June 30, 2020 with Ronald R. Smith (“Mr. Smith”), Thrivent Financial for Lutherans, Madison Capital Funding LLC, Maurice R. Harrison IV, Peter Langlois, Vincent Lombardo and Shane Parr (collectively with Smith, Thrivent and Madison, the “SNI Group Members” pursuant to which the SNI Group Members agreed to allow us to repurchase and settle all of the 9.5% Convertible Subordinated Notes (the “9.5% Notes”), Series B Convertible Preferred Stock, no par value (“Series B Preferred Stock”), 8% Convertible Subordinated Notes (“8% Notes”), and Series C 8% Cumulative Convertible Preferred Stock, no par value (“Series C Preferred Stock”), held by each of them as set forth below. All of the outstanding 9.5% Notes and all of the outstanding Series B Preferred Stock were held by SNI Group Members.

Pursuant to the Repurchase Agreement, the holders of the 9.5% Notes agreed to accept an aggregate amount of approximately $1.1 million in cash in consideration for the purchase by us of the entire $12.5 million aggregate principal amount of the 9.5% Notes held by them. This amount was paid to the SNI Group Members on June 30, 2020.

Pursuant to the Repurchase Agreement the holders of the Series B Preferred Stock agreed to accept an aggregate amount of approximately $2.9 million in cash in consideration for the purchase by us of all 5,565,843 outstanding shares of Series B Preferred Stock held by them. This amount was paid to the SNI Group Members on June 30, 2020.

Pursuant to the Repurchase Agreement, one of the SNI Group members also agreed to accept an aggregate amount of $520 thousand in cash in consideration for the purchase by us of the $1.0 million aggregate principal amount of 8% Notes held by him. Pursuant to the Repurchase Agreement this SNI Group member also agreed to accept an aggregate amount equal to approximately $37 thousand in cash in consideration for the purchase by us of the 71,820 shares of Series C Preferred Stock held by him. These amounts were paid to him on June 30, 2020.

On June 30, 2020, the related party holders of the remaining $1.0 million aggregate principal amount of our 8% Notes converted such 8% Notes into an aggregate of 1,000,000 shares of Series C Preferred Stock which were immediately and simultaneously converted into 1,000,000 shares of common stock at the $1.00 per share conversion price stated in the 8% Notes and in the Series C Preferred Stock. These holders also converted an aggregate of 93,246 additional shares of Series C Preferred Stock issued or issuable to them into a total of 93,246 shares of common stock at the $1.00 per share conversion price stated in the Series C Preferred Stock. The issuance of the 1,093,246 shares of common stock to these former holders of 8% Notes and Series C Preferred Stock was completed on June 30, 2020.

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On June 30, 2020, we and Jax Legacy Investment 1, LLC (“Jax Legacy”), the sole holder of our 10% Convertible Subordinated Notes (the “10% Notes”), entered into a Note Conversion Agreement whereby Jax Legacy agreed to immediately convert the approximately $4.2 million aggregate principal amount of 10% Notes held by it into 717,839 shares of common stock at the $5.83 per share conversion rate stated in the 10% Notes. The conversion of the 10% Notes was consummated on June 30, 2020 and the Company issued 717,839 shares of common stock to Jax Legacy on that date.

On June 30, 2020, we and Enoch S. Timothy and Dorothy Timothy (collectively, “Timothy”) entered into a Note Settlement Agreement pursuant to which Timothy agreed to accept an aggregate amount of approximately $89,000 in cash in consideration for the purchase by us of the $1.0 million aggregate principal amount of the Subordinated Promissory Note dated January 20, 2017. This amount was paid to Timothy on June 30, 2020.

In connection with the Repurchase Agreement, we and the SNI Group Members entered into a Registration Rights Agreement dated as of June 30, 2020 (the “Registration Rights Agreement”). Pursuant to the terms of the Registration Rights Agreement, we agreed to file a registration statement with respect to the resale of shares of common stock currently owned by the SNI Group members that are “Registrable Securities” (as defined in the Registration Rights Agreement). In addition, we agreed that we shall, on one occasion, on or after September 30, 2020 and upon the written request of the holders of 51% or more of the Registrable Securities, file a registration statement with respect to the Registrable Securities held by such holders. The demanding holders may require, in connection with the second registration, that such demand registration take the form of an underwritten public offering of such Registrable Securities. The Registration Rights Agreement also provides that for a period of three years after the closing date of the Restructuring, the holders of Registrable Securities shall have piggyback registration rights with respect to all registration statements filed by the Company (other than those on Form S-4 or Form S-8).

Obligation to Pay Exit and Restructuring Fees Pursuant to Senior Credit Agreement

Pursuant to the Senior Credit Agreement, as amended, we are obligated to pay a total of approximately $5.0 million in Exit and Restructuring Fees (the “Exit and Restructuring Fees”) in cash or in shares of our common stock, as determined in the sole discretion of MGG, on or prior to June 30, 2021. We have been informally advised by MGG that it intends to seek payment of these fees in shares of common stock. Pursuant to the Senior Credit Agreement, the shares of common stock to be issued shall be valued at $1.00 per share which would result in the issuance of 4,978,197 shares of common stock on or prior to June 30, 2021. We expect that these shares of common stock (if MGG elects to receive common stock) will be issued pursuant to an exemption from registration under the Securities Act and the refore MGG’s re sale of such common stock will be restricted absent an effective registration statement or an exemption from registration pursuant to the Securities Act. Pursuant to our agreement with MGG, we are required to file a registration statement to register the resale of these shares.

Entry into a Commitment Letter with CIT

On March 22, 2021, we signed a commitment letter (the “Commitment Letter”) for a $20 million asset-based senior secured revolving credit facility (the “CIT Facility”) with CIT Bank, N.A. (“CIT”), who will also serve as administrative and collateral agent and sole lead arranger. The CIT Facility will be collateralized by 100% of our assets and those of our subsidiaries who will act as co-borrowers and guarantors. The CIT Facility will have a term that matures at the earlier of 180 days prior to the maturity date of the existing term loan or any indebtedness that refinances such term loan and the fifth anniversary of the closing date. Once closed, the CIT Facility will replace our current asset-based lending credit facility.

Under the CIT Facility, advances will be subject to a borrowing base formula that will be computed based on 85% of our eligible accounts receivable and subsidiaries in general and as further defined in the loan documents, and subject to certain other criteria, conditions and applicable reserves, including any additional eligibility requirements as determined by the administrative agent. The CIT Facility will be subject to usual and customary covenants and events of default for credit facilities of this type. The interest rate, at our election, will be based on either the Base Rate, as defined, plus the applicable margin; or, the London Interbank Offering Rate (“LIBOR,” or any successor thereto) for the applicable interest period, subject to a 1% floor, plus the applicable margin. Based upon our anticipated amount of borrowings under the CIT Facility, the estimated effective interest rate is expected to be in the range of approximately 4% to approximately 5.25%, based on the three months LIBOR rate as of March 26, 2021. This compares to an approximately 11% interest rate currently paid on the Company’s present ABL. In addition to interest costs on advances outstanding, the CIT Facility will provide for an unused line fee ranging from 0.375% to 0.50% depending on the amount of undrawn credit, original issue discount and certain fees for diligence, implementation and administration.

Closing of the CIT Facility is subject to the completion of a satisfactory field examination and due diligence, compliance with the required closing conditions, execution of an acceptable inter-creditor agreement if term debt remains outstanding and finalization of definitive documentation.

Our Corporate Information

We were incorporated in the State of Illinois in 1962 and are the successor to employment offices doing business since 1893. Our principal executive offices are located at 7751 Belfort Parkway, Suite 150, Jacksonville, Florida 32256, and our telephone number at that location is (630) 954-0400. Our Internet website address is www.GEEgroup.com. The inclusion of our website address in this prospectus does not include or incorporate by reference into this prospectus or the registration statement to which it forms a part any information on, or accessible through, our website.

Summary of Risk Factors

Our business is subject to numerous risks and uncertainties that you should consider before investing in our company. You should carefully consider the risks described more fully in the section titled “Risk Factors” in this prospectus beginning on page 18, before making a decision to invest in our common stock. If any of these risks actually occur, our business, financial condition and results of operations would likely be materially adversely affected. These risks, include, but are not limited to, the following:

•	We have experienced losses from operations and may not be profitable in the future.

•	The terms of our Senior Credit Agreement place restrictions on our operating and financial flexibility, and failure to comply with covenants or to satisfy certain conditions of the agreement may result in acceleration of our repayment obligations, which could significantly harm our liquidity, financial condition, operating results, business and prospects and cause the price of our securities to decline. The covenants contained in our Senior Credit Agreement also include the requirement that we maintain specific financial ratios. If we cannot comply with these covenants, we also may be in default under the credit agreement.

•	Recent global socioeconomic trends, including the negative effects of the COVID-19 pandemic, and trends in the financial markets could adversely affect our business, liquidity and financial results.

•

If we are unable to generate or borrow sufficient cash to make payments on our indebtedness, including any unforgiven portion of our PPP Loans, our financial condition would be materially harmed, our business could fail and our shareholders may lose all of their investment.

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•	We have material intangible assets, including goodwill, customer lists, trademarks and tradenames. These assets are subject to impairment risks, which could result in future material impairment charges to income and negatively impacting the future operating results and our financial position.

•	We have significant working capital needs and if we are unable to satisfy those needs from cash generated from our operations or borrowings, we may not be able to continue our operations.

•	Our revenue can vary because our customers can terminate their relationship with us at any time with limited or no penalty.

•	If we are unable to retain a broad group of existing customers, lose one or more significant customers, or fail to attract new customers, our results of operations could suffer.

•	Substantial alteration of our current business and revenue model could hurt our results.

•	We depend on our senior management team and the loss of one or more key employees or an inability to attract and retain highly skilled employees could adversely affect our business.

•	We depend on attracting, integrating, managing, and retaining qualified internal personnel.

•	We depend on our ability to attract and retain qualified temporary workers.

•	We operate in an intensely competitive and rapidly changing business environment, and there is a substantial risk that our services could become obsolete or uncompetitive.

•	We may not be able to compete successfully with our existing and potential competitors.

•	We may not be able to manage expected growth and internal expansion.

•	Our strategy of growing through acquisitions may be impeded by a lack of financial resources and impact our business in unexpected ways. We could be adversely affected by risks associated with acquisitions.

•	We may not be able to obtain the necessary capital or additional capital or financing to achieve our strategic goals.

•	Changes in government regulation could limit our growth or result in additional costs of doing business.

•	We are dependent upon technology services, and if we experience damage, service interruptions or failures in our computer and telecommunications systems, our existing customer relationships and our ability to attract new customers may be adversely affected.

•	We could be harmed by improper disclosure or loss of sensitive or confidential company, employee, associate or customer data, including personal data.

•	Our ability to utilize our net operating carryforwards and certain other tax attributes may be limited.

•	We may be exposed to employment-related claims and losses, including class action lawsuits, which could have a material adverse effect on our business.

•	The requirements of being a public company may strain our financial and human resources and distract management.

•	We may be unable to implement and maintain appropriate internal controls over financial reporting. If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results and current and potential shareholders may lose confidence in our financial reporting.

•	There are inherent limitations in all control systems, and misstatements due to error or fraud may occur and not be detected.

•	Our operations may be affected by domestic and global economic fluctuations.

•	Interruption of our business could result from increased security measures in response to terrorism.

•	Our business may be impacted by political events, war, public health issues, inclement weather, natural disasters and other business interruptions.

•	The market price of shares of our common stock has been volatile, which could cause the value of your investment to decline. A more active, liquid trading market for our common stock may not develop, and the price of our common stock may fluctuate significantly.

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•	Our common stock could be delisted from the NYSE American if we do not meet its continued listing requirements.

•	We have no current plans to pay cash dividends on our common stock; as a result, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

•	You will experience immediate and substantial dilution if you purchase securities in this offering.

•	There may be future sales of our securities or other dilution of our equity, which may adversely affect the market price of our common stock.

•	Our compliance with complicated regulations concerning corporate governance and public disclosure has resulted in additional expenses.

•	Provisions in our amended and restated articles of incorporation, as amended, our amended and restated by-laws, as amended, and Illinois law might discourage, delay or prevent a change in control of our company or changes in our management and, therefore, depress the trading price of our common stock.

•	If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

•	Our management will have broad discretion over the use of the proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.

•	A possible “short squeeze” due to a sudden increase in demand of our common stock that largely exceeds supply may lead to further price volatility in our common shares.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” and accordingly may provide less public disclosure than larger public companies, including the inclusion of only two years of audited consolidated financial statements and only two years of management’s discussion and analysis of financial condition and results of operations disclosure. As a result, the information that we provide to our shareholders may be different than you might receive from other public reporting companies in which you hold equity interests.

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THE OFFERING

Common stock offered by us	31,250,000 shares

Common stock to be outstanding immediately after this offering (excluding over-allotment option) [1]	53,895,320 shares

Over-allotment option	4,687,500 shares

Use of proceeds

We expect to receive net proceeds from the sale of shares of our common stock in this offering of approximately $45,495,000, based on an assumed public offering price of $1.60 per share, the last reported sale price of our common stock on the NYSE American on March 26, 2021, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional shares of common stock, we estimate that we will receive an additional $6,938,000 net proceeds. We intend to use the net proceeds of this offering, together with the CIT Facility and available cash and/or common stock to repay approximately $59,999,000 in aggregate, of outstanding indebtedness under the Senior Credit Agreement and the remainder, if any, for general corporate purposes, including working capital and potential acquisitions. See “Use of Proceeds” on page 35.

NYSE American trading symbol	“JOB”
Risk factors

The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 18.

Lock-Up

We, each of our directors and Section 16(b) officers, and any other 5% or greater holder (with the exception of institutional and mutual fund holders) of our outstanding shares of common stock have agreed not to sell, offer, agree to sell, contract to sell, hypothecate, pledge, grant any option to purchase, make any short sale of, or otherwise dispose of or hedge, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock, for a period of (i) six (6) months after the date of this prospectus in the case of our directors and Section 16(b) officers and (ii) three (3) months after the date of this prospectus in the case of the Company and 5% or greater holder (with the exception of institutional and mutual fund holders) of outstanding shares, without the prior written consent of the representative of the underwriters. See “Underwriting” for additional information.

1  The number of shares of our common stock to be outstanding immediately after this offering is based on 17,667,123 shares of common stock outstanding as of March 26, 2021, and includes (i) 31,250,000 common shares being offered by us in this offering, and (ii) 4,978,197 common shares which may be issued to MGG pursuant to our Senior Credit Agreement in settlement of certain accrued and unpaid fees on or before June 30, 2021, and excludes:

•	1,304,572 shares of common stock issuable upon the exercise of outstanding options and warrants at a weighted average exercise price of $2.75 per share;

•	1,450,000 shares of common stock issuable upon the vesting of restricted stock units, of which 600,000 shares are scheduled to vest on June 15, 2021; and

•	3,334,000 shares of common stock reserved for issuance under our 2013 Amended and Restated Incentive Stock Plan .

Unless otherwise stated, all information in this prospectus assumes no exercise of the underwriters’ over-allotment option to purchase additional shares of common stock.

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SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following table presents our summary historical financial data for the periods presented and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included elsewhere in this prospectus. The statements of operations data for the fiscal years ended September 30, 2020 and 2019 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary unaudited consolidated statements of operations data for the three months ended December 31, 2020 and 2019 and the consolidated balance sheet data as of December 31, 2020 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. You also should read this data together with the information under the captions “Capitalization” and “Dilution.” Our historical results are not necessarily indicative of our future results or any other period. The summary financial data included in this section are not intended to replace the financial statements and the related notes included elsewhere in this prospectus.

	Three Months Ended December 31,		Year Ended September 30,
	2020	2019	2020	2019
(Dollars and shares in thousands, except per share amounts)	(unaudited)	(unaudited)
Consolidated Statements of Operations Data:
Net revenues	$34,643	$37,557	$129,835	$151,674
Gross profit	12,580	12,595	44,704	52,021
Selling, general and administrative expenses	9,487	11,291	44,401	46,739
Depreciation and amortization	1,117	1,477	5,286	5,935
Goodwill impairment charge	-	-	8,850	4,300
Income (loss) from operations	1,976	(173)	(13,833)	(4,953)
Gain on extinguishment of debt	-	-	12,316	-
Interest expense	(2,686)	(3,219)	(12,233)	(12,440)
Net income (loss)	(315)	(3,563)	(14,347)	(17,763)
Gain on redeemed preferred stock	-	-	24,475	-
Net income (loss) attributable to common shareholders	(315)	(3,563)	10,128	(17,763)
Basic earnings (loss) per share	(0.02)	(0.27)	0.67	(1.50)
Diluted earnings (loss) per share	$(0.02)	$(0.27)	$(1.14)	$(1.50)

Weighted average number of shares:
Basic	17,667	13,067	15,214	11,840
Diluted	17,667	13,067	21,570	11,840

Unaudited pro forma net income (loss) per share
Pro forma net income attributable to common shareholders (1)	$2,206		$19,945
Pro forma net income per share:
Basic	$0.04		$0.39
Diluted	$0.04		$(0.25)
Weighted average number of shares (2):
Basic	53,895		51,442
Diluted	55,345		57,798

(Dollars in thousands)			As of December 31, 2020
			Actual	Pro Forma (2)
Consolidated Balance Sheet Data:
Cash (3)			$14,119	$14,593
Total current assets (3)			33,593	34,067
Total assets (3)			120,471	120,945
Total current liabilities (4)			22,108	17,130
Total long-term liabilities (5)			70,989	30,417
Total liabilities (4) (5)			93,097	47,547
Total shareholders’ equity (6)			$27,374	$73,398

(1)

The unaudited pro forma net income gives effect to the reduction in interest expense due to the expected pay-off, settlement and retirement of all amounts due under the Senior Credit Agreement (see “Use of Proceeds” for additional information), offset by the interest expense on borrowings under the CIT Facility (net decrease in interest expense is $2,521 and $9,817 for the three months ended December 31, 2020 and for the year ended September 30, 2020, respectively). Amortization of debt discount of $4,449 is not included in pro forma net income due to not having a continuing effect on the operating results of the Company.

(2)

The share amounts used to calculate unaudited pro forma net income per share reflects issuance and sale of 31,250 shares of our common stock in this offering (based on the assumed offering price), with the net proceeds being used to repay all the amounts due under the Senior Credit Agreement, and also give effect to the issuance of 4,9 78 shares of the Company’s common stock in settlement of Exit and Restructuring Fees pursuant to the terms of the Senior Credit Agreement. Pursuant to the terms of Senior Credit Agreement, we are obligated to pay a total of approximately $4,978 in Exit and Restructuring Fees in cash or in shares of our common stock, as determined in the sole discretion of our senior lenders, on or prior to June 30, 2021. We have been informally advised on behalf of our senior lenders that they intend to seek payment of these fees in shares of common stock. Pursuant to the Senior Credit Agreement, the shares of common stock to be issued are to be valued at $1.00 per share which would result in the issuance of 4,978 shares of common stock on or prior to June 30, 2021. We expect that these shares of common stock (if MGG elects to receive common stock) will be issued pursuant to an exemption from registration under the Securities Act and therefore MGG’s resale of such common stock will be restricted absent an effective registration statement or an exemption from registration pursuant to the Securities Act. Pursuant to our agreement with MGG, we are required to file a registration statement to register the resale of these shares.

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The share amounts used to calculate pro forma net income per common share, basic and diluted, set forth in the table assume no exercise of the underwriters’ over-allotment option to purchase additional shares of common stock, and also exclude:

•	1,305 shares of common stock issuable upon the exercise of outstanding options and warrants at a weighted average exercise price of $2.75 per share;

•	1,450 shares of common stock issuable upon the vesting of restricted stock units; of which 600,000 shares are scheduled to vest on June 15, 2021; and

•	3,334 shares of common stock reserved for issuance under our 2013 Amended and Restated Incentive Stock Plan.

(3)	Pro forma cash, total current assets and total assets as of December 31, 2020 give effect to the residual cash, after the transactions described in notes (1) and (2), of $474.

(4)	Pro forma current liabilities as of December 31, 2020, give effect to the settlement of the $4,978 in Exit and Restructuring Fees discussed in footnote 2.

(5)

Pro forma long-term liabilities as of December 31, 2020, give effect to (i) the pay-off, settlement and retirement of all amounts due under the Senior Credit Agreement, in the aggregate amount of approximately $55,021, using a combination of the net cash proceeds of this offering in the amount of $45,495 and write off of debt discount of $4,449, combined with assumed borrowings under a new collateralized senior bank asset-based revolving credit facility of $10,000 and/or available cash, and (ii) settlement of the $4,978 in Exit and Restructuring Fees discussed in footnotes (2) and (4).

(6)

The pro forma total shareholders’ equity gives effect to (i) the net proceeds of this offering in the aggregate amount of $45,495, after deducting the 7.5% underwriting discount, and estimated expenses associated with this offering of approximately $4,505, (ii) the issuance of 4,978 shares of common stock at $1.00 per share pursuant to the Senior Credit Agreement, as discussed in footnote 2, and (iii) a charge to eliminate unamortized debt costs in the amount of $4,449 as of December 31, 2020.

Non-GAAP Financial Measures

In addition to the Company’s consolidated financial statements presented on a GAAP basis, management uses adjusted EBITDA, which is a supplemental non-GAAP financial measure to provide an additional measure of operating performance. We believe that adjusted EBITDA provides an additional measure for purposes of evaluating the Company’s performance period over period, analyzing the underlying operating trends in the Company’s business, establishing operational goals, and for internal planning, including assessing the Company’s ability to meet debt service and debt financial covenants, make capital expenditures and provide for working capital needs. We define adjusted EBITDA as net income or net loss before interest, taxes, depreciation and amortization plus or minus non-cash stock options and stock-based compensation expenses, acquisition, integration and restructuring costs, certain other non-cash or non-recurring charges, and other gains and losses.

The following table presents the Company’s reconciliation of consolidated net income (loss) to adjusted EBITDA.

Reconciliation of Non-GAAP Adjusted EBITDA to GAAP Net Loss

(in thousands)	Three Months Ended December 31, 2020		Year Ended September 30, 2020
	2020	2019	2020	2019
Net income (loss)	$(315)	$(3,563)	$(14,347)	$(17,763)
Interest expense	2,686	3,219	12,233	12,440
Income taxes	(395)	171	597	370
Amortization and depreciation	1,117	1,477	5,286	5,935
Non-cash stock compensation	311	597	1,559	2,186
Acquisition, integration & restructuring, and other gains or losses	142	377	4,277	4,281
Non-cash goodwill impairment charge	-	-	8,850	4,300
Gain on extinguishment of debt	-	-	(12,316)	-
Adjusted EBITDA	$3,546	$2,278	$6,139	$11,749

We believe investors also use EBITDA and adjusted EBITDA as supplemental measures to monitor the Company’s performance, including for comparative purposes with other entities and valuation purposes.  Generally, a non-GAAP financial measure, such as adjusted EBITDA, is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included, accordingly, in the most directly comparable measure calculated and presented in accordance with GAAP. Adjusted EBITDA is not a term defined by GAAP and, as a result, the Company’s measure of adjusted EBITDA might not be comparable to similarly titled measures used by other companies. Adjusted EBITDA, therefore, should be considered in addition to, and not as superior to or as a substitute for, net income or net loss in the Company’s consolidated statements of operations or other measures of financial performance prepared in accordance with GAAP included in our Quarterly Reports on Form 10-Q and Annual Report on Form 10-K filed for the respective fiscal periods with the SEC.

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RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks described below, together with other information in this prospectus and in any free writing prospectus that we have authorized for use in connection with this offering. Our business, financial condition, results of operations or cash flow could be seriously harmed as a result of these risks. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. Please also read carefully the section below entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Business and Financial Condition

We have experienced losses from operations and may not be profitable in the future.

We incurred consolidated net losses of approximately ($14.3) million and approximately ($17.8) million for the years ended September 30, 2020 and 2019, respectively, and reported consolidated net losses of approximately ($315) thousand for the three months ended December 31, 2020, as compared with approximately ($3.6) million for three months ended December 31, 2019, respectively. Among the consequences of the net losses incurred, the Company has been required to negotiate and obtain concessions from its lenders, including amendments and waivers for missed covenants, under its Senior Credit Agreement. Other possible consequences of recurring net losses include, but are not limited to, negative cash flows, asset impairments, defaults under the Company’s debt agreements, and possibly, the inability of the Company to continue operating as a going concern. Management has taken definitive actions to improve operations, reduce costs and improve operating profitability, and position the Company for future growth. The Company also is actively seeking replacement financing with a view towards reducing its borrowing costs and improving its net cash flow and overall financial profile. However, there are no assurances that the Company will be able to generate sufficient revenue to meet its operating expenditures or operate profitably in the future.

The terms of our Senior Credit Agreement place restrictions on our operating and financial flexibility, and failure to comply with covenants or to satisfy certain conditions of the agreement may result in acceleration of our repayment obligations, which could significantly harm our liquidity, financial condition, operating results, business and prospects and cause the price of our securities to decline. The covenants contained in our Senior Credit Agreement also include the requirement that we maintain specific financial ratios. If we cannot comply with these covenants, we also may be in default under the Senior Credit Agreement.

We and our subsidiaries are parties to the Senior Credit Agreement with certain investment funds managed by MGG. Initial funds were distributed on April 3, 2017 to repay existing indebtedness, pay fees and expenses relating to the Credit Agreement, and to pay a portion of the purchase price for the acquisition of the SNI Companies. Under the terms of the Senior Credit Agreement, we may borrow up to approximately $73.8 million consisting of a term loan in the principal amount of approximately $48.8 million and revolving loans in a maximum amount up to the lesser of (i) $25.0 million or (ii) an amount determined pursuant to a borrowing base that is calculated based on the outstanding amount of our eligible accounts receivable, as described in the Credit Agreement. The loans under the Credit Agreement mature on June 30, 2023. As of December 31, 2020, a total of approximately $60.0 million was outstanding under the Senior Credit Agreement, which includes approximately $5.0 million in accrued fees payable to the lenders.

The Senior Credit Agreement contains restrictions and limitations on our ability to engage in activities and transactions that may be in our long-term best interests. The affirmative and negative covenants contained in the Credit Agreement that may adversely affect our ability to operate our business include covenants that limit and restrict, among other things, our ability to incur additional indebtedness, transfer or sell certain assets, issue stock of subsidiaries, pay dividends on, repurchase or make distributions with respect to our capital stock or make other restricted payments, incur or permit liens or other encumbrances on assets, make certain investments, loans and advances, acquire other businesses, merge, consolidate, sell or otherwise dispose of all or substantially all of our assets, enter into certain transactions with our affiliates and amend certain agreements.

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The Credit Agreement also contains a fixed charge coverage ratio covenant, a senior leverage ratio covenant and a minimum EBITDA covenant. Events beyond our control could affect our ability to meet these and other covenants under the Senior Credit Agreement. The Senior Credit Agreement also contains customary events of default, including, among others, payment default, bankruptcy events, cross-default, breaches of covenants and representations and warranties, change of control and judgment defaults.

A breach of any of these covenants could result in default under our Credit Agreement, which could prompt the lenders to declare all amounts outstanding under the Credit Agreement to be immediately due and payable and terminate all commitments to extend further credit. In addition, a breach of the Credit Agreement would cause a cross-default of certain other indebtedness. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. If the lenders under the Credit Agreement accelerate the repayment of borrowings, we cannot ensure that we will have sufficient assets and funds to repay the borrowings under the Credit Agreement and our other indebtedness. An acceleration of our outstanding indebtedness could have serious consequences to our financial condition, operating results, and business, and could cause us to become insolvent or enter bankruptcy proceedings.

Since the date of the Credit Agreement, we have sought and been granted waivers and amendments with respect to certain provisions of the Credit Agreement on ten occasions. There can be no assurance that we will be able to continue to comply with the covenants set forth in the Credit Agreement in the future or, that any additional waivers with respect to these covenants would be granted by the lenders.

This indebtedness has important consequences for us and our shareholders, including the following:

•	requiring a substantial portion of cash flows from operating activities to be dedicated to the payment of principal and interest on our indebtedness, and as a result, reducing our ability to use our cash flows to fund our operations and capital expenditures, capitalize on future business opportunities and expand our business and execute our strategy;

•	making it more difficult for us to make payments on the debt itself, if our business is unable to generate sufficient cash flows from operating activities to meet our debt service obligations;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, debt service requirements and general, corporate or other purposes;

•	increasing our vulnerability to general economic and industry conditions; and

•	limiting our ability to adjust to changing market conditions and reacting to competitive pressure and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged.

Recent global socioeconomic trends, including the negative effects of the COVID-19 pandemic and trends in the financial markets, have and may continue to materially adversely affect our business, liquidity and financial results.

Recent global socioeconomic conditions, including the negative effects of the COVID-19 pandemic, and disruption of financial markets, have and could continue to materially adversely affect our business and results of operations, including shutdowns, closures and disrupting our customers’ businesses, disrupting our access to qualified permanent placement and temporary placement candidates for our clients, and also, limiting our access to credit or equity capital and our ability to refinance debt. Although we believe we ultimately will be able to seek and obtain capital or financing, when necessary, there is no assurance that credit institutions or other creditors or investors will be able or willing to loan us or invest the necessary capital, which could have a material adverse impact on our business. In addition, continuation or worsening of negative socioeconomic conditions associated with the COVID-19 pandemic, and their negative effects on general market conditions in the United States economic sectors important to our businesses may also be expected to adversely affect our customers’ level of spending and ability to make timely payments to us for our services, which could require us to increase our allowance for doubtful accounts, negatively impact our days sales outstanding and adversely affect our results of operations and liquidity.

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Our operations and liquidity having been negatively impacted by the COVID-19 pandemic, were able to obtain PPP Loans. The nine promissory notes have an aggregate face amount of approximately $19.9 million, bear interest at 1% per annum and are unsecured. The PPP Loans and related accrued interest are eligible for forgiveness by the SBA, in whole or in part, based upon validation of the need for and the usage of the proceeds for costs and expenses determined by the SBA to be allowable and eligible. At the time the Company and its subsidiaries obtained their PPP Loans, allowable costs and expenses, as defined by the SBA, broadly included payroll and certain payroll related expenses, lease costs, utilities, and interest on business mortgage loans. Since then, PPP eligible expenses also now include certain operations expenditures, property damage costs, workers’ protection expenses, and supplier costs. Allowable costs and expenses that are eligible for forgiveness include those incurred during the covered periods, as defined, after certain specified limitations and reductions based on changes in compensation and headcount levels during the covered periods, as defined.

We believe that we qualify for and are in the process of applying for 100% forgiveness of our outstanding PPP Loans and related accrued interest. The decision to forgive our PPP Loans is ultimately made by the SBA considering a number of factors in addition to use of the proceeds for allowable and eligible costs and expenses, including the SBA’s views regarding the need and necessity for the loans. Therefore, there can be no assurance that such forgiveness will be granted, in whole or in part. As the PPP Loans, in the aggregate, have exceeded the $2 million audit threshold established by the SBA, we will be subject to audit by the SBA, which could result in the diversion of management’s time and attention. If we were to be audited or reviewed and receive an adverse determination or finding in such audit or review, we could be required to return the full amount of the PPP Loans.

During February 2021, the Company’s subsidiary, Scribe Solutions, Inc., was notified by the SBA that its total outstanding PPP Loan and accrued interest in the amount of $279,196 were forgiven. We are in the process of submitting forgiveness applications for our other PPP Loans and accrued interest. If we are unable to achieve forgiveness of all or a portion of their PPP Loans from the SBA, we will be required to repay the loans on an installment basis over twenty-four (24) months beginning approximately ten (10) months after the end of their respective covered periods and/or be subject to additional penalties, which could also result in adverse publicity and damage to our reputation. If we are unable to repay the portions of our PPP Loans that are not forgiven from available liquidity or operating cash flow, we may be required to raise additional equity or debt capital to repay the PPP Loans. Any of these events could have a material adverse effect on our business, results of operations and financial condition.

If we are unable to generate or borrow sufficient cash to make payments on our indebtedness, including any unforgiven portion of the PPP Loans, our financial condition would be materially harmed, our business could fail and our shareholders may lose all of their investment.

Our ability to make scheduled payments on or to refinance our debt obligations will depend on our financial and operating performance, which will be affected by economic, financial, competitive, business, and other factors, some of which are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations to service our indebtedness or to fund our other liquidity needs. If we are unable to meet our debt obligations or fund our other liquidity needs, we may need to restructure or refinance all or a portion of our indebtedness on or before maturity, raise additional equity or sell certain of our assets. We cannot assure you that we will be able to restructure or refinance any of our indebtedness on commercially reasonable terms, if at all, which could cause us to default on our debt obligations and impair our liquidity. Any refinancing of our indebtedness could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations.

We are currently seeking to repay and/or refinance our outstanding indebtedness in conjunction with this equity offering. However, there can be no assurance that we will be able to successfully refinance our indebtedness on terms that are favorable to us or at all or raise sufficient equity to repay outstanding indebtedness.

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We have material intangible assets, including goodwill, customer lists, trademarks and tradenames. These assets are subject to impairment risks, which could result in future material impairment charges against our income and negatively impacting the future operating results and our financial results and position.

We are required to evaluate our goodwill annually or when one or more triggering events or circumstances indicate that our assets might be impaired. The other long-lived assets, including definite-lived intangible assets, have to be tested for impairment only when triggering events occur or circumstances indicate that assets might be impaired. As a result, we have recognized significant impairments of our goodwill in fiscal 2020 and 2019. In testing for impairments, management applies one or more valuation techniques to estimate the fair values of the reporting units, individual assets or groups of individual assets, as required under the circumstances. These valuation techniques rely on assumptions and other factors, such as the estimated future cash flows, the discount rates used to determine the present value of associated cash flows, and the market comparable assumptions. Changes to input assumptions and other factors used or considered in the analysis could result in materially different evaluations of impairment.

The valuation techniques utilized by management for impairment testing, including estimated future cash flows, fundamentally include the inherent underlying assumption that the economy, the markets served by the Company, and the Company itself, will continue to recover from the COVID-19 pandemic in fiscal 2021, 2022 and beyond. In the event the assumptions relied upon by management are not achieved, including assumed future growth rates, as a result of the prolonged impact of the COVID-19 pandemic, future impairments of goodwill or other long-lived assets could be recorded and such amounts could be material to the consolidated financial statements. A reduction in the projected long-term operating performance of one or both of the Company’s reporting units or other long-lived assets, future market declines, changes in discount rates or other conditions also could result in material impairments in the future. Thus, there can be no assurance that the Company’s goodwill or other long-lived assets will not become impaired in the future.

We have significant working capital needs and if we are unable to satisfy those needs from cash generated from our operations or borrowings under our debt instruments, we may not be able to continue our operations.

We require significant amounts of working capital to operate our business. We often have high receivables from our customers, and as a staffing company, we are prone to cash flow imbalances because we have to fund payroll payments to temporary workers before receiving payments from clients for our services. Cash flow imbalances also occur because we must pay temporary workers even when we have not been paid by our customers. If we experience a significant and sustained drop in operating profits, or if there are unanticipated reductions in cash inflows or increases in cash outlays, we may be subject to cash shortfalls. If such a shortfall were to occur for even a brief period of time, it may have a significant adverse effect on our business. In particular, we use working capital to pay expenses relating to our temporary workers and to satisfy our workers’ compensation liabilities. As a result, we must maintain sufficient cash availability to pay temporary workers and fund related tax liabilities prior to receiving payment from customers.

In addition, our operating results tend to be unpredictable from quarter to quarter. Demand for our services is typically lower during traditional national vacation periods in the United States when customers and candidates are on vacation. No single quarter is predictive of results of future periods. Any extended period of time with low operating results or cash flow imbalances could have a material adverse effect on our business, financial condition and results of operations.

We derive working capital for our operations through cash generated by our operating activities and borrowings under our debt instruments. If our working capital needs increase in the future, we may be forced to seek additional sources of capital, which may not be available on commercially reasonable terms. The amount we are entitled to borrow under our debt instruments is calculated monthly based on the aggregate value of certain eligible trade accounts receivable generated from our operations, which are affected by financial, business, economic and other factors, as well as by the daily timing of cash collections and cash outflows. The aggregate value of our eligible accounts receivable may not be adequate to allow for borrowings for other corporate purposes, such as capital expenditures or growth opportunities, which could reduce our ability to react to changes in the market or industry conditions.

Our revenue can vary because our customers can terminate their relationship with us at any time with limited or no penalty.

We focus on providing mid-level professionals and light industrial personnel on a temporary assignment-by-assignment basis, which customers can generally terminate at any time or reduce their level of use when compared to prior periods. To avoid large placement agency fees, large companies may use in-house personnel staff, current employee referrals, or human resources consulting companies to find and hire new personnel. Because placement agencies typically charges fees as a mark-up to the hourly pay rate or based on a percentage of the first year’s salary of a new worker, companies with many jobs to fill have a large financial incentive to avoid agencies.

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Our business is also significantly affected by our customers’ hiring needs and their views of their future prospects. Our customers may, on very short notice, terminate, reduce or postpone their recruiting assignments with us and, therefore, affect demand for our services. As a result, a significant number of our customers can terminate their agreements with us at any time, making us particularly vulnerable to a significant decrease in revenue within a short period of time that could be difficult to quickly replace. This could have a material adverse effect on our business, financial condition and results of operations.

Most of our contracts do not obligate our customers to utilize a significant amount of our staffing services and may be cancelled on limited notice, so our revenue stream may be inconsistent and is not guaranteed.

Substantially all of our revenue is derived from multi-year contracts that are terminable for convenience of the customer. Under our multi-year agreements, we contract to provide customers with staffing services through work or service orders at the customers’ request. Under these agreements, our customers often have little or no obligation to request our staffing services. In addition, most of our contracts are cancellable on limited notice, even if we are not in default under the contract. We may hire employees permanently to meet anticipated demand for services under these agreements that may ultimately be delayed or cancelled. We could face a significant decline in revenues and our business, financial condition or results of operations could be materially adversely affected if:

•	we see a significant decline in the staffing services requested from us under our service agreements; or

•	our customers cancel or defer a significant number of staffing requests; or our existing customer agreements expire or lapse and we cannot replace them with similar agreements.

If we are unable to retain a broad group of existing customers, lose one or more significant customers, or fail to attract new customers, our results of operations could suffer.

Increasing the growth and profitability of our business is particularly dependent upon our ability to retain existing customers and capture additional customers. Our ability to do so is dependent upon our ability to provide high quality services and offer competitive prices. If we are unable to execute these tasks effectively, we may not be able to attract a significant number of new customers and our existing customer base could decrease, including the loss of a significant customer, either or all of which could have an adverse impact on our revenues.

Substantial alteration of our current business and revenue model could hurt short-term results.

Our present business and revenue model represents the current view of the optimal business and revenue structure, which is to derive revenues and achieve profitability in the shortest period. There can be no assurance that current models will not be altered significantly or replaced with an alternative model that is driven by motivations other than near-term revenues and/or profitability (for example, building market share before our competitors). Any such alteration or replacement of our current business and revenue model may ultimately result in the deferring of certain revenues in favor of potentially establishing larger market share. We cannot assure that any adjustment or change in the business and revenue model would prove to be successful whether adopted in response to industry changes or for other reasons.

We depend on our senior management team and the loss of one or more key employees or an inability to attract and retain highly skilled employees could adversely affect our business.

Our success depends largely upon the continued services of our executive officers. We rely on our leadership team for research and development, marketing, sales, services, and general and administrative functions, and on mission-critical individual contributors. From time to time, our executive management team may change from the hiring or departure of executives, which could disrupt our business. We do not have employment agreements with our executive officers or other key personnel that require them to continue to work for us for any specified period; therefore, they could terminate their employment with us at any time. The loss of one or more of our executive officers or key employees (including any limitation on the performance of their duties or short term or long term absences as a result of the COVID-19 pandemic) could have a serious adverse effect on our business.

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To execute our growth plan, we must attract and retain highly qualified personnel. Competition for these personnel is intense, especially for experienced software engineers and senior sales executives. If we are unable to attract such personnel in cities where we are located, we may need to hire in other locations, which may add to the complexity and costs of our business operations. We expect to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. Extended stay-at-home, business closure, and other restrictive orders may impact our ability to identify, hire, and train new personnel. Many of the companies with which we compete for experienced personnel have greater resources than we have. If we hire employees from competitors or other companies, their former employers may attempt to assert that these employees or we have breached legal obligations, resulting in a diversion of our time and resources. In addition, job candidates and existing employees often consider the value of the stock awards they receive in connection with their employment. If the perceived value of our stock awards declines, it may adversely affect our ability to recruit and retain highly skilled employees. If we fail to attract new personnel or fail to retain and motivate our current personnel, it could adversely affect our business and future growth prospects.

We depend on attracting, integrating, managing, and retaining qualified internal personnel.

Our success is substantially dependent upon our ability to attract, integrate, manage and retain personnel who possess the skills and experience necessary to fulfill our customers’ needs. Our ability to hire and retain qualified personnel could be impaired by any diminution of our reputation, decrease in compensation levels relative to our competitors or modifications to our total compensation philosophy or competitor hiring programs. If we cannot attract, hire and retain qualified personnel, our business, financial condition and results of operations may suffer. Our future success also depends upon our ability to manage the performance of our personnel. Failure to successfully manage the performance of our personnel could affect our profitability by causing operating inefficiencies that could increase operating expenses and reduce operating income.

We depend on our ability to attract and retain qualified temporary workers.

In addition to the members of our own team, our success is substantially dependent on our ability to recruit and retain qualified temporary workers who possess the skills and experience necessary to meet the staffing requirements of our customers. We are required to continually evaluate our base of available qualified personnel to keep pace with changing customer needs. Competition for individuals with proven professional skills is intense, and demand for these individuals is expected to remain strong for the foreseeable future. There can be no assurance that qualified personnel will continue to be available.

We operate in an intensely competitive and rapidly changing business environment, and there is a substantial risk that our services could become obsolete or uncompetitive.

The markets for our services are highly competitive. Our markets are characterized by pressures to provide high levels of service, incorporate new capabilities and technologies, accelerate job completion schedules and reduce prices. Furthermore, we face competition from a number of sources, including other executive search firms and professional search, staffing and consulting firms. Several of our competitors have greater financial and marketing resources than we do. New and existing competitors are aided by technology, and the market has low barriers to entry. Furthermore, Internet employment sites expand a company’s ability to find workers without the help of traditional agencies. Personnel agencies often work as intermediaries, helping employers accurately describe job openings and screen candidates. Increasing the use of sophisticated, automated job description and candidate screening tools could make many traditional functions of staffing companies obsolete. Specifically, the increased use of the internet may attract technology-oriented companies to the professional staffing industry. Free social networking sites such as LinkedIn and Facebook are also becoming a common way for recruiters and employees to connect without the assistance of a staffing company.

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Our future success will depend largely upon our ability to anticipate and keep pace with those developments and advances. Current or future competitors could develop alternative capabilities and technologies that are more effective, easier to use or more economical than our services. In addition, we believe that, with continuing development and increased availability of IT, the industries in which we compete may attract new competitors. If our capabilities and technologies become obsolete or uncompetitive, our related sales and revenue would decrease. Due to competition, we may experience reduced margins on our services, loss of market share, and loss of customers. If we are not able to compete effectively with current or future competitors as a result of these and other factors, our business, financial condition and results of operations could be materially adversely affected.

We may not be able to compete successfully with our existing and potential competitors.

Competition in the market for placement and staffing services is intense. We face competition from many larger, more established companies. In addition, other companies could seek to introduce competing services and increased competition could result in a decrease in the price charged by our competitors for their services and reduce demand for our products and services, which would have a material adverse effect on our business, operating results and financial condition. There can be no assurance that we will be able to compete successfully with our existing or potential competitors, which may have substantially greater financial, technical, and marketing resources, longer operating histories, greater name recognition or more established relationships in the industry than we do. If any of these competitors provides competitive services to the marketplace in the future, we cannot be sure that we will have the resources or expertise to compete successfully.

We may not be able to manage expected growth and internal expansion.

Our inability to manage growth could hurt our results of operations. Expansion of our operations will be required to address anticipated growth of our customer base and market opportunities. Expansion will place a significant strain on our management, operational and financial resources. We will need to improve existing procedures and controls as well as implement new transaction processing, operational and financial systems, procedures and controls to expand, train and manage our employee base. Our failure to manage growth effectively could have a damaging effect on our business, results of operations and financial condition.

Our strategy of growing through acquisitions may be impeded by a lack of financial resources and impact our business in unexpected ways. We could be adversely affected by risks associated with acquisitions.

We intend to expand our business through acquisitions of complementary businesses, technologies, services or products, subject to our business plans and management’s ability to identify, acquire and develop suitable acquisition or investment targets in both new and existing service categories. In certain circumstances, acceptable acquisition or investment targets might not be available. Acquisitions involve a number of risks, including, but not limited to:

•	difficulty in integrating the operations, technologies, products and personnel of an acquired business, including consolidating redundant facilities and infrastructure;

•	potential disruption of our ongoing business and the distraction of management from our day-to-day operations;

•	difficulty entering markets in which we have limited or no prior experience and in which competitors have a stronger market position;

•	difficulty maintaining the quality of services that such acquired companies have historically provided;

•	impact of liabilities of the acquired businesses undiscovered or underestimated as part of the acquisition due diligence;

•	failure to realize anticipated growth opportunities from a combined business, because existing and potential clients may be unwilling to consolidate business with a single supplier or to stay with the acquirer post acquisition;

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•	impacts of cash on hand and debt incurred to finance acquisitions, thus reducing liquidity for other significant strategic objectives;

•	internal controls, disclosure controls, corruption prevention policies, human resources and other key policies and practices of the acquired companies may be inadequate or ineffective;

•	overpayment for the acquired company or assets or failure to achieve anticipated benefits, such as cost savings and revenue enhancements;

•	increased expenses associated with completing an acquisition and amortizing any acquired intangible assets;

•	challenges in implementing uniform standards, accounting policies, customs, controls, procedures and policies throughout an acquired business;

•	failure to retain, motivate and integrate key management and other employees of the acquired business; and

•	loss of customers and a failure to integrate customer bases.

In addition, if we incur indebtedness to finance an acquisition, it may reduce our capacity to borrow additional amounts and requiring us to dedicate a greater percentage of our cash flow from operations to payments on our debt, thereby reducing the cash resources available to us to fund capital expenditures, pursue other acquisitions or investments in new business initiatives and meet general corporate and working capital needs. This increased indebtedness may also limit our flexibility in planning for, and reacting to, changes in or challenges relating to our business and industry.

The use of our common stock or other securities (including those that might be convertible into or exchangeable or exercisable for our common stock) to finance any such acquisition may also result in dilution of our existing shareholders.

The potential risks associated with recent and future acquisitions could disrupt our ongoing business, result in the loss of key customers or personnel, increase expenses and otherwise have a material adverse effect on our business, results of operations and financial condition.

We may not be able to obtain the necessary capital or additional financing to achieve our strategic goals.

There is no guarantee that we will be able to obtain any additional financing that may be required to continue to expand our business. Our continued viability depends on our ability to raise capital. Changes in economic, regulatory or competitive conditions may lead to cost increases. Management may also determine that it is in our best interest to expand more rapidly than currently intended, to expand marketing activities, to develop new or enhance existing services or products, to respond to competitive pressures or to acquire complementary services, businesses or technologies. In any such case or other change of circumstance, additional financing will be necessary. If any additional financing is required, there can be no assurances that we will be able to obtain such additional financing on terms acceptable to us and at times required by us, if at all. In such event, we may be required to materially alter our business plan or curtail all or a part of our expansion plans.

Changes in government regulation could limit our growth or result in additional costs of doing business.

We are subject to the same federal, state, and local laws as other companies conducting placement and staffing services, which are extensive. The adoption or modification of laws that affect the placement and staffing industry, including but not limited to, Federal and state laws and regulations pertaining to labor and minimum wages, workplace standards and safety, workers’ compensation laws, independent contractor status, the Family Medical Leave Act, Affordable Care Act, potential increases in the federal minimum wage laws and others could harm our business, operating results, and financial condition by increasing our costs and administrative burdens.

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We are dependent upon technology services, and if we experience damage, service interruptions or failures in our computer and telecommunications systems, our existing customer relationships and our ability to attract new customers may be adversely affected.

Our business could be interrupted by damage to or disruption of our computer and telecommunications equipment and software systems, and we may lose data. Our customers’ businesses may be adversely affected by any system or equipment failure we experience. As a result of any of the foregoing, our relationships with our customers may be impaired, we may lose customers, our ability to attract new customers may be adversely affected and we could be exposed to contractual liability. Precautions in place to protect us from, or minimize the effect of, such events may not be adequate. If an interruption by damage to or disruption of our computer and telecommunications equipment and software systems occurs, we could be liable and the market perception of our services could be harmed.

We could be harmed by improper disclosure or loss of sensitive or confidential company, employee, associate or customer data, including personal data.

In connection with the operation of our business, we store, process and transmit a large amount of data, including personnel and payment information, about our employees, customers, associates and candidates, a portion of which is confidential and/or personally sensitive. In doing so, we rely on our own technology and systems, and those of third-party vendors we use for a variety of processes. We and our third-party vendors have established policies and procedures to help protect the security and privacy of this information. Unauthorized disclosure or loss of sensitive or confidential data may occur through a variety of methods. These include, but are not limited to, systems failure, employee negligence, fraud or misappropriation, or unauthorized access to or through our information systems, whether by our employees or third parties, including a cyberattack by computer programmers, hackers, members of organized crime and/or state-sponsored organizations, who may develop and deploy viruses, worms or other malicious software programs.

Such disclosure, loss or breach could harm our reputation and subject us to government sanctions and liability under our contracts and laws that protect sensitive or personal data and confidential information, resulting in increased costs or loss of revenues. It is possible that security controls over sensitive or confidential data and other practices we and our third-party vendors follow may not prevent the improper access to, disclosure of, or loss of such information. Further, data privacy is subject to frequently changing rules and regulations, which sometimes conflict among the various jurisdictions in which we provide services. Any failure or perceived failure to successfully manage the collection, use, disclosure, or security of personal information or other privacy related matters, or any failure to comply with changing regulatory requirements in this area, could result in legal liability or impairment to our reputation in the marketplace.

Our ability to utilize our net operating carryforwards and certain other tax attributes may be limited.

As of December 31, 2020, we had accumulated federal and state net operating loss (“NOL”) carryforwards of approximately $20.6 million and $15.0 million, respectively. The federal and state NOL carryforwards each will begin to expire in 2029 for federal and 2021 for state. Certain of the federal losses have no expiration. Federal and state tax laws impose restrictions on the utilization of NOL and tax credit carryforwards in the event of an “ownership change” as defined by section 382 of the Internal Revenue Code of 1986, as amended (“Section 382”). Generally, an ownership change occurs if the percentage of the value of the stock that is owned by one or more direct or indirect “five percent shareholders” increases by more than 50% over their lowest ownership percentage at any time during the applicable testing period (typically, three years).

Under Section 382, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change NOL carryforwards and other pre-change tax attributes to offset its post-change income may be limited. We have not completed a study to assess whether an “ownership change” has occurred or whether there have been multiple ownership changes since we became a “loss corporation” as defined in Section 382. Future changes in our stock ownership, which may be outside of our control, may trigger an “ownership change”. In addition, future equity offerings or acquisitions that have equity as a component of the purchase price could result in an “ownership change.” If an “ownership change” has occurred or does occur in the future, utilization of the NOL carryforwards or other tax attributes may be limited, which could potentially result in increased future tax liability to us. Furthermore, our ability to utilize NOLs of companies that we have acquired or may acquire in the future may be subject to limitations. For these reasons, we may not be able to utilize a material portion of the NOLs, even if we were to achieve profitability.

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We may be exposed to employment-related claims and losses, including class action lawsuits, which could have a material adverse effect on our business.

We employ people internally and in the workplaces of other businesses. Many of these individuals have access to client information systems and confidential information. The risks of these activities include possible claims relating to:

•	discrimination and harassment;

•	wrongful termination or denial of employment;

•	violations of employment rights related to employment screening or privacy issues;

•	classification of temporary workers;

•	assignment of illegal aliens;

•	violations of wage and hour requirements;

•	retroactive entitlement to temporary worker benefits;

•	errors and omissions by our temporary workers;

•	release, misuse or appropriation of client intellectual property, or other confidential or other property or proprietary information;

•	misappropriation of funds;

•	cybersecurity breaches affecting our clients and/or us;

•	damage to customer facilities due to negligence of temporary workers; and

•	criminal misconduct or illegal activity by our temporary workers.

We may incur fines and other losses or negative publicity with respect to these problems and claims. Such claims may result in negative publicity, injunctive relief, criminal investigations and/or charges, payment by us of monetary damages or fines, or other material adverse effects on our business. In addition, these claims may give rise to litigation, which could be time-consuming and expensive. New employment and labor laws and regulations may be proposed or adopted that may increase the potential exposure of employers to employment-related claims and litigation. There can be no assurance that the corporate policies we have in place to help reduce our exposure to these risks will be effective or that we will not experience losses as a result of these risks. There can also be no assurance that the insurance policies we have purchased to insure against certain risks will be adequate or that insurance coverage will remain available on reasonable terms or be sufficient in amount or scope of coverage.

Risks Related to Our Common Stock and this Offering

Non-GAAP Financial Measures presented in this prospectus are not intended to replace our financial statements, included elsewhere in this prospectus.

In addition to financial measures presented in accordance with GAAP, we monitor other non-GAAP financial measures that we use to manage our business, to make planning decisions, to allocate resources and to use as performance measures in our executive compensation plan. These key financial measures provide an additional view of our operational performance over the long-term and provide information that we use to maintain and grow our business.

The presentation of these non-GAAP financial measures is used to enhance the understanding of certain aspects of our financial performance. It is not meant to be considered in isolation from, superior to, or as a substitute for the directly comparable financial measures prepared in accordance with GAAP , which are included elsewhere in this prospectus.

The market price of shares of our common stock has been volatile, which could cause the value of your investment to decline. A more active, liquid trading market for our common stock may not develop, and the price of our common stock may fluctuate significantly.

The market price of our common stock has been highly volatile and could be subject to wide fluctuations. Securities markets worldwide experience significant price and volume fluctuations. During the 12-month period ended March 26, 2021, our common stock traded as high as $2.17 per share and as low as $0.17 per share. The securities markets have experienced significant volatility as a result of the COVID-19 pandemic. Market volatility, as well as general economic, market, or political conditions, could reduce the market price of shares of our common stock regardless of our operating performance.

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Although our common stock is listed on the NYSE American, we cannot assure you that an active public market will develop for our common stock. There has been relatively limited trading volume in the market for our common stock, and a more active, liquid public trading market may not develop or may not be sustained. Limited liquidity in the trading market for our common stock may adversely affect a shareholder’s ability to sell its shares of common stock at the time it wishes to sell them or at a price that it considers acceptable. If a more active, liquid public trading market does not develop, we may be limited in our ability to raise capital by selling shares of common stock and our ability to acquire other companies or assets by using shares of our common stock as consideration. In addition, if there is a thin trading market or “float” for our stock, the market price for our common stock may fluctuate significantly more than the stock market as a whole. Without a large enough float, our common stock would be less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our common stock may be more volatile. Furthermore, the stock market is subject to significant price and volume fluctuations, and the price of our common stock could fluctuate widely in response to several factors, including:

•	our quarterly or annual operating results and financial position;

•	adverse market reaction to our indebtedness;

•	the impact of the COVID-19 pandemic on our management, employees, partners, customers, and operating results;

•	announcements by our competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures, or capital commitments;

•	litigation and government investigations;

•	pending or recently completed acquisitions;

•	investment recommendations by securities analysts following our business or our industry;

•	additions or departures of key personnel;

•	changes in the business, earnings estimates or market perceptions of our competitors;

•	our failure to achieve operating results consistent with securities analysts’ projections;

•	changes in industry, general market or economic conditions; and

•	changes or proposed changes in laws or regulations or differing interpretations or enforcement of laws or regulations affecting our business.

In response, the market price of shares of our common stock could decrease significantly. You may be unable to resell your shares of common stock at or above the public offering price.

Following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. Such litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

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Our common stock could be delisted from the NYSE American if we do not meet its continued listing requirements.

The NYSE American has established certain standards for the continued listing of a security on the NYSE American. There can be no assurance that we will be able to meet these standards in the future to maintain the listing of our common stock on the NYSE American. Factors that could have an impact on our ability to maintain the listing of our coon stock on NYSE American include the status of the market for our common stock at the time, our reported results of operations in future periods, and general economic, market and industry conditions.

If we are delisted from the NYSE American, our common stock may be eligible for trading on an over-the-counter market. In the event that we are not able to obtain a listing on another stock exchange or quotation service for our common stock, it may be extremely difficult or impossible for shareholders to sell their common stock. Moreover, if we are delisted from the NYSE American, but obtain a substitute listing for our common stock, it will likely be on a market with less liquidity, and therefore experience potentially more price volatility than experienced on the NYSE American. Shareholders may not be able to sell their common stock on any such substitute. market in the quantities, at the times, or at the prices that could potentially be available on a more liquid trading market. As a result of these factors, if our common stock is delisted from Nasdaq, the price of our common stock is likely to decline. A delisting of our common stock from the NYSE American could also adversely affect our ability to obtain financing for our operations and/or result in a loss of confidence by investors, or employees.

We have no current plans to pay cash dividends on our common stock; as a result, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

We intend to retain all future earnings for use in the development of our business and do not anticipate paying any cash dividends on our common stock in the near future. Any future determination to pay dividends will be made at the discretion of our board of directors, subject to applicable laws. It will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual, legal, tax and regulatory restrictions, general business conditions, and other factors that our board of directors may deem relevant. In addition, our ability to pay cash dividends is restricted by the terms of our debt financing arrangements, and any future debt financing arrangement likely will contain terms restricting or limiting the amount of dividends that may be declared or paid on our common stock. As a result, you may not receive any return on an investment in our common stock unless you sell your common stock for a price greater than that which you paid for it.

You will experience immediate and substantial dilution if you purchase securities in this offering.

As of December 31, 2020, our consolidated net tangible book value was approximately $(53.9) million, or $(3.05) per share of our common stock. Since the assumed public offering price per share of our common stock being offered in this offering is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution with respect to the net tangible book value of the common stock you purchase in this offering. Based on the assumed public offering price per share of common stock being sold in this offering of $1.60 (the last reported sale price of our common stock on NYSE American on March 26, 2021), and our net tangible book value per share as of December 31, 2020, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $(1.75) per share with respect to the net tangible book value of the common stock. See the section entitled “Dilution” for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

There may be future sales of our securities or other dilution of our equity, which may adversely affect the market price of our common stock.

Even if this offering is successful, we may need to raise additional capital in the future to finance our operations, which may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate our product development efforts or other operations.

We have had recurring losses from operations, negative operating cash flow and have an accumulated deficit. We must raise additional funds in order to continue financing our operations. If additional capital is not available to us when needed or on acceptable terms, we may not be able to continue to operate our business pursuant to our business plan or we may have to discontinue our operations entirely. Any additional capital raised through the sale of equity or equity-backed securities may dilute our shareholders’ ownership percentages and could also result in a decrease in the market value of our equity securities. The terms of any securities issued by us in future capital transactions may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect on the holders of any of our securities then outstanding.

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If we are unable to secure additional funds when needed or on acceptable terms, we may be required to defer, reduce or eliminate significant planned expenditures, restructure, curtail or eliminate some or all of our operations, dispose of technology or assets, pursue an acquisition of our company by a third party at a price that may result in a loss on investment for our shareholders, file for bankruptcy or cease operations altogether. Any of these events could have a material adverse effect on our business, financial condition and results of operations. Moreover, if we are unable to obtain additional funds on a timely basis, there will be substantial doubt about our ability to continue as a going concern and increased risk of insolvency and up to a total loss of investment by our shareholders.

Provisions in our amended and restated articles of incorporation, as amended, our amended and restated by-laws, as amended and Illinois law might discourage, delay or prevent a change in control of our company or changes in our management and, therefore, depress the trading price of our common stock.

Provisions of our amended and restated articles of incorporation, as amended, our amended and restated by-laws, as amended, and Illinois law may have the effect of deterring unsolicited takeovers or delaying or preventing a change in control of our company or changes in our management, including transactions in which our shareholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions may limit the ability of shareholders to approve transactions that they may deem to be in their best interests. These provisions include:

•

restrictions on the ability of shareholders to call special meetings of shareholders. Special meetings of our shareholders may be called only by the chairman of the board of directors, our president, a majority of the members of the board of directors, or by one or more shareholders holding shares in the aggregate entitled to cast not less than 20% of the votes at the special meeting;

•

the ability of our board of directors to designate the terms of and issue new series of preferred stock without shareholder approval, which could include the right to approve an acquisition or other change in our control or could be used to institute a rights plan, also known as a poison pill, that would work to dilute the stock ownership of a potential hostile acquirer, likely preventing acquisitions that have not been approved by our board of directors; and

•

restrictions pursuant to the Illinois Business Corporation Act (the “IBCA”) that prohibit a publicly held Illinois corporation from engaging in a “business combination” with an “interested shareholder” for a period of three years following the time the person became an interested shareholder, unless the business combination or the acquisition of shares that resulted in a shareholder becoming an interested shareholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested shareholder. Generally, an “interested shareholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested shareholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for our stock.

The existence of the forgoing provisions and anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

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Our management will have broad discretion over the use of the proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.

Our management will have broad discretion over the use of our net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply our net proceeds in ways that ultimately increase the value of your investment. We expect to use the net proceeds from this offering , together with borrowings under the CIT Facility and/or available cash to repay approximately $60 million, in aggregate, of outstanding indebtedness under our Senior Credit Agreement and the remainder, if any, for general corporate purposes, including working capital and potential acquisitions. Our management might not be able to yield a significant return, if any, on any investment of these net proceeds. You will not have the opportunity to influence our decisions on how to use our net proceeds from this offering.

There can be no assurance that we will able to close the CIT Facility.

On March 22, 2021, we signed a commitment letter with respect to the CIT Facility. The CIT Facility will be collateralized by 100% of our assets and those of our subsidiaries who will act as co-borrowers and guarantors. Once closed, the CIT Facility will replace our current asset-based lending credit facility. Closing of the CIT Facility is subject to the completion of a satisfactory field examination and due diligence, compliance with the required closing conditions, execution of an acceptable inter-creditor agreement if term debt remains outstanding and finalization of definitive documentation. If we are unable to close the CIT Facility, we may no t be able t o replace and repay , in full , our indebtedness under the Senior Credit Agreement.

A possible “short squeeze” due to a sudden increase in demand of our common stock that largely exceeds supply may lead to further price volatility in our common shares.

Investors may purchase our common stock to hedge existing exposure in our common stock or to speculate on the price of our common stock. Speculation on the price of our common stock may involve long and short exposures. To the extent aggregate short exposure exceeds the number of shares of our common stock available for purchase in the open market, investors with short exposure may have to pay a premium to repurchase our common stock for delivery to lenders of our common stock. Those repurchases may in turn, dramatically increase the price of our common stock until investors with short exposure are able to purchase additional common shares to cover their short position. This is often referred to as a “short squeeze.” A short squeeze could lead to volatile price movements in our common stock that are not directly correlated to the performance or prospects of our company and once investors purchase the shares of common stock necessary to cover their short position the price of our common stock may decline.

General Company-Related Risks

The requirements of being a public company may strain our financial and human resources and distract management.

As a public company, we are subject to the reporting requirements of the Exchange Act of 1934, as amended (the “Exchange Act”), and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). These requirements are extensive. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting.

We incur significant costs associated with our public company reporting requirements and costs associated with applicable corporate governance requirements. These applicable rules and regulations significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly than privately owned companies that are not SEC registrants. This also may divert management’s attention from other business concerns, which must be balanced so as not to cause material adverse effects on our business, financial condition and results of operations. We also believe compliance risks associated with these rules and regulations tend to make it more difficult and expensive to obtain director and officer liability insurance and could result in our need to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our Board of Directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Additionally, shareholder activism, the current political environment, and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which we operate our business in ways we cannot currently anticipate. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations have increased our legal and financial compliance costs and will make some activities more time consuming and costly.

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We may be unable to implement and maintain appropriate internal controls over financial reporting. If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results and current and potential shareholders may lose confidence in our financial reporting.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, and the Sarbanes-Oxley Act of 2002 and the SEC rules require that our management report annually on the effectiveness of our internal control over financial reporting and our disclosure controls and procedures. Among other things, our management must conduct an assessment of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis. In the past, we identified material weaknesses in our internal control over financial reporting relating to the accounting for complex debt and equity instruments. While we believe that we have remediated this material weakness, we cannot assure you that additional material weaknesses will not be identified in the future.

Any failure to implement or maintain required new or improved controls, or any difficulties we encounter in their implementation, could result in additional material weaknesses, or could result in material misstatements in our consolidated financial statements. These misstatements could result in a restatement of our consolidated financial statements, cause us to fail to meet our reporting obligations, reduce our ability to obtain financing or cause investors to lose confidence in our reported financial information, leading to a decline in our stock price.

There are inherent limitations in all control systems, and misstatements due to error or fraud may occur and not be detected.

The ongoing internal control provisions of Section 404 of the Sarbanes-Oxley Act of 2002 require us to identify material weaknesses in internal control over financial reporting, which is a process to provide reasonable assurance regarding the reliability of financial reporting for external purposes in accordance with accounting principles generally accepted in the United States. Our management, including our Chief Executive Officer and Principal Financial Officer, does not expect that our internal controls and disclosure controls will prevent all errors and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints and the benefit of controls must be relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, in our Company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple errors or mistakes. Further, controls can be circumvented by individual acts of some persons, by collusion of two or more persons, or by management override of the controls. The design of any system of controls is also based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving our stated goals under all potential future conditions. Over time, a control may be inadequate because of changes in conditions, such as growth of the Company or increased transaction volume, or the degree of compliance with the policies or procedures may deteriorate. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

In addition, discovery and disclosure of a material weakness, could have a material adverse impact on our consolidated financial statements. Such an occurrence could discourage certain customers or suppliers from doing business with us, cause downgrades in our future debt ratings leading to higher borrowing costs and affect how our stock trades. This could, in turn, negatively affect our ability to access public debt or equity markets for capital.

Our operations may be affected by domestic and global economic fluctuations.

Customers’ demand for our services may fluctuate widely with changes in economic conditions in the markets in which we operate. Those conditions include slower employment growth or reductions in employment, which directly impact our service offerings. As a staffing company, our revenue depends on the number of jobs we fill, which in turn depends on economic growth. During economic slowdowns, many customer companies stop hiring altogether. For example, in prior economic downturns, many employers in our operating regions reduced their overall workforce to reflect the slowing demand for their products and services. We may face lower demand and increased pricing pressures during these periods, which this could have a material adverse effect on our business, financial condition and results of operations.

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Interruption of our business could result from increased security measures in response to terrorism.

The continued threat of terrorism within the United States and the ongoing military action and heightened security measures in response to such threat has and may cause significant disruption to commerce. The U.S. economy in general is being adversely affected by terrorist activities and potential activities. Any economic downturn could adversely impact our results of operations, impair our ability to raise capital or otherwise adversely affect our ability to grow the business. It is impossible to predict how this may affect our business or the economy in the U.S. and in the world. In the event of further threats or acts of terrorism, our business and operations may be severely and adversely affected.

Our business may be impacted by political events, war, public health issues, inclement weather, natural disasters and other business interruptions.

War, geopolitical uncertainties, public health issues (such as the COVID-19 pandemic) and other business interruptions have caused and could cause damage or disruption to commerce and the economy, and thus could have a material adverse effect on us and our customers. Our business operations are subject to interruption by, among others, inclement weather, natural disasters, whether as a result of climate change or otherwise, fire, power shortages, nuclear power plant accidents and other industrial accidents, terrorist attacks and other hostile acts, labor disputes, public health issues and other events beyond our control. Such events could decrease demand for our services.

Our compliance with complicated regulations concerning corporate governance and public disclosure has resulted in additional expenses.

We are faced with expensive, complicated and evolving disclosure, governance and compliance laws, regulations and standards relating to corporate governance and public disclosure. In addition, as a staffing company, we are regulated by the U.S. Department of Labor, the Equal Employment Opportunity Commission, and often by state authorities. New or changing laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing compliance work.

Our failure to comply with all laws, rules and regulations applicable to U.S. public companies could subject us or our management to regulatory scrutiny or sanction, which could harm our reputation and stock price. Our efforts to comply with evolving laws, regulations and standards are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus or incorporated by reference into this prospectus contain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act, and the Private Securities Litigation Reform Act of 1995. From time to time, we also provide forward-looking statements in other materials we release to the public, as well as oral forward-looking statements. Forward-looking statements include statements regarding our “expectations,” “hopes,” “beliefs,” “intentions,” or “strategies” regarding the future. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. We have tried, wherever possible, to identify such statements by using words such as, but not limited to, “anticipate,” “believe,” “expect,” “intend,” “estimate,” “predict,” “project,” “may,” “might,” “should,” “would,” “will,” “likely,” “will likely result,” “continue,” “could,” “future,” “plan,” “possible,” “potential,” “target,” “forecast,” “goal,” “observe,” “seek,” “strategy” and other words and terms of similar meaning, but the absence of these words does not mean that a statement is not forward looking. The forward-looking statements contained or incorporated by reference in this prospectus reflect our current views with respect to future events and financial performance.

Forward-looking statements are not historical factors and should not be read as a guarantee or assurance of future performance or results, and will not necessarily be accurate indications of whether such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith beliefs, expectations and assumptions as of that time with respect to future events. Because forward-looking statements relate to the future, they are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include:

•	our ability to manage variability in revenues and fluctuations in our results of operations;
•	the ongoing adverse conditions caused by the global COVID-19 pandemic;
•	our ability to achieve and sustain profitability in the future;
•	our ability to manage our debt and negotiate with our creditors;
•	the volatility of the trading price of our common stock;
•	our ability to close the CIT Facility and generate sufficient proceed s to repay the existing indebtedness ;
•	the possibility that our contracts may be terminated by our clients;
•	our ability to win new contracts and renew existing contracts;
•	our ability to control, and operational issues pertaining to, business activities that we conduct with business partners and other third parties;
•	our ability to retain the continued service of our key management personnel and to identify, hire and retain additional qualified professionals;
•	changes in demand from clients that we serve;
•	general economic conditions, nationally and globally, and their effect on the demand and market for our services;
•	our ability to raise additional capital in the future;
•	our ability to successfully execute our mergers and acquisitions strategy, including the integration of new companies into our business;
•	our ability to successfully manage our growth strategy;
•	our ability to operate in highly competitive markets against more established companies;
•	competitive pressures and trends in our industry and our ability to successfully compete with our competitors;
•	changes in laws, regulations, or policies;
•	the risk of employee misconduct or our failure to comply with laws and regulations; and
•	our ability to protect our management information systems and databases against system security failures, and cyber threats.

There can be no assurance that future developments affecting us will be those we have anticipated. These forward-looking statements involve a number of risks, uncertainties, or assumptions, many of which are beyond our control, that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus will in fact transpire or prove to be accurate. Readers are cautioned to consider the specific risk factors described or incorporated by reference herein and not to place undue reliance on the forward-looking statements contained or incorporated by reference herein, which speak only as of the date hereof.

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We undertake no obligation to update or publicly revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required under applicable securities laws. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this paragraph. You are advised, however, to consider any further disclosures we make on related subjects in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and our other filings with the SEC. Also note that we provide a cautionary discussion of risks and uncertainties relevant to our business under “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K. We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. You should understand it is not possible to predict or identify all such factors.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $45,495,000, based on an assumed public offering price of $1.60 per share, the last reported sale price of our common stock on the NYSE American on March 26, 2021, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option in full to purchase additional shares of common stock, we estimate that we will receive an additional $6,937,500 in net proceeds.

We intend to use the net proceeds of this offering, together with borrowings under the CIT Facility and/or available cash to settle approximately $59,999,000 in aggregate, of outstanding indebtedness under our Senior Credit Agreement . The revolving loans under the Senior Credit A greement have an interest rate of approximately 11% per annum and the T erm Loan under the Senior C redit A greement has an interest rate of approximately 16% per annum. Bo th the revolving loans and the Term Loan mature on June 30, 202 3. The remainder of the net proceeds of this offering, if any, will be used for general corporate purposes, including working capital and potential acquisitions. Pending specific utilization of the net proceeds as described above, we intend to invest the net proceeds of the offering in short-term investment grade and U.S. government securities.

DIVIDEND POLICY

We have never paid cash dividends on any of our capital stock and currently intend to retain our future earnings, if any, to fund the development and growth of our business.

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CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2020:

•	On an actual basis; and

•

On an as adjusted basis to give effect to (i) the sale of 31,250,000 shares of common stock by us in this offering at an assumed offering price of $1.60 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, (ii) $10.0 million in borrowings under the CIT Facility in a one or more separate transactions, and (iii) issuance of up to an additional 4,978,197 shares of common stock by us at a conversion price of $1.00 per share in a separate but related transaction to settle unpaid Exit and Restructuring Fees payable under our Senior Credit Agreement, which are expected to be paid off and retired following completion of this offering and on or before June 30, 2021.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this prospectus. All amounts presented below in this “Capitalization” section, except share amounts, are in thousands of U.S. dollars.

	December 31, 2020 (unaudited)
($ amounts in thousands)	Actual	As Adjusted for the Offering and CIT Facility
Cash	$14,119	14,593

Debt [1]	$75,618	30,068
Shareholders’ equity:
Preferred stock, no par value, 20,000,000 shares authorized; no shares issued and outstanding.	-
Common stock, no par value, 200,000,000 shares authorized; 17,667,123 shares issued and outstanding, actual; 53,895,320 shares issued and outstanding, as adjusted [2]	-
Additional paid-in capital [3]	58,342	108,815
Accumulated deficit [4]	(30,968)	(35,417)
Total shareholders’ equity (deficit)	27,374	73,398

Total capitalization	$102,992	103,466

1 Actual consolidated debt as of December 31, 2020 includes: (i) PPP Loans in the aggregate amount of $20,068 and (ii) outstanding balances due under the Senior Credit Agreement in the aggregate principal amount, net of discount, of approximately $50,572, plus $4,978 in Exit and Restructuring Fees payable to lenders. Adjusted consolidated debt assumes pay-off and retirement of all outstanding principal amounts due under the Senior Credit Agreement in the aggregate amount of $55,021, using a combination of the net proceeds of this offering in the amount of $45,495 and write off of debt discount of $4,449, together with borrowings under the CIT Facility of $10,000 and/or available cash.  In addition, and as explained in footnote 3, below, it is anticipated that unpaid Exit and Restructuring Fees in the aggregate amount of $4,978 payable under the Senior Credit Agreement will be settled through the issuance of 4,978,197 shares of common stock.

2 The number of shares of our common stock outstanding as set forth in the table above assumes no exercise of the underwriters’ over-allotment option to purchase additional shares of common stock, and excludes:

•	1,304,572 shares of common stock issuable upon the exercise of outstanding options and warrants at a weighted average exercise price of $2.75 per share;

•	1,450,000 shares of common stock issuable upon the vesting of restricted stock units, of which 600,000 shares are scheduled to vest on June 15, 2021; and

•	3,334,000 shares of common stock reserved for issuance under our 2013 Amended and Restated Incentive Stock Plan .

3 The adjusted additional paid in capital includes actual, plus (i) the net proceeds of this offering in the aggregate amount of $45,495, after deducting the 7.5% underwriting discount and estimated offering expenses of $755 payable by us, and (ii) issuance of 4,978,197 shares of common stock at $1.00 per share pursuant to the Senior Credit Agreement.

4 The adjusted accumulated deficit includes actual, less a charge representing unamortized debt costs in the amount of $4,449 as of December 31, 2020, and estimated expenses associated with this offering of approximately $755.

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DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the adjusted net tangible book value per share of our common stock immediately after this offering.

Our historical consolidated net tangible book value (deficit) as of December 31, 2020 was $(53.9) million, or $(3.05) per share of our common stock. Our historical net tangible book value (deficit) is the amount of our total tangible assets less our total liabilities. Historical net tangible book value per share represents historical net tangible book value (deficit) divided by the number of shares of our common stock outstanding as of December 31, 2020.

After giving effect to our issuance and sale of shares of common stock in this offering at an assumed public offering price of $1.60 per share, after deducting the estimated underwriting discounts and offering expenses payable by us, and giving effect to (ii) issuance of 4,978,187 shares of common stock issuable pursuant to the Senior Credit Agreement to MGG on or prior to June 30, 2021, and (ii) net new borrowings planned under the CIT Facility in the amount of approximately $10 million, the adjusted net tangible book value as of December 31, 2020 would have been $(7.8) million, or $(0.15) per share. This represents an immediate increase in adjusted net tangible book value of $2.90 per share to our existing shareholders and an immediate dilution in adjusted net tangible book value of $(1.75) per share to investors purchasing shares of common stock in this offering at the assumed public offering price.

The following table illustrates this dilution ($ amounts in thousands, except for per share data):

Assumed public offering price per share	$1.60
Historical net tangible book value per share as of December 31, 2020	(3.05)
Increase in net tangible book value per share as of December 31, 2020 attributable to the offering	2.90
Adjusted net tangible book value per share as of December 31, 2020 after the offering	(0.15)
Dilution in net tangible book value per share to new investors participating in this offering	$(1.75)

The number of shares of common stock to be outstanding after this offering assumes no exercise of the underwriters’ over-allotment option to purchase additional shares of common stock, and is based on shares of common stock outstanding as of December 31, 2020, and excludes:

•	1,304,572 shares of common stock issuable upon the exercise of outstanding options and warrants at a weighted average exercise price of $2.75 per share;

•	1,450,000 shares of common stock issuable upon the vesting of restricted stock units including 600,000 shares that vest in June 2021; and

•	3,334,000 shares of common stock reserved for issuance under our 2013 Amended and Restated Incentive Stock Plan.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated audited and unaudited financial statements and the notes thereto appearing elsewhere in this prospectus. This discussion contains forward-looking statements our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled "Risk Factors", "Cautionary Statement regarding Forward-Looking Statements" and elsewhere in this prospectus. Unless indicated otherwise, all amounts are in thousands of U.S. dollars, except share and per share data.

Overview

We specialize in the placement of IT, accounting, finance, office, and engineering professionals for direct hire and contract staffing for our clients, data entry assistants (medical scribes) who specialize in EMR services for emergency departments, specialty physician practices and clinics and provide temporary staffing services for our light industrial clients. The acquisitions of Agile Resources, Inc., a Georgia corporation (“Agile”), Access Data Consulting Corporation, a Colorado corporation (“Access”), Paladin Consulting Inc., a Texas corporation (“Paladin”) and SNI Companies, Inc., a Delaware corporation (“SNI”), expanded our geographical footprint within the placement and contract staffing verticals or end markets of IT, accounting, finance, office and engineering professionals.

We market our services using the trade names GEE Group (Columbus), General Employment Enterprises, Omni One, Ashley Ellis, Agile Resources, Scribe Solutions Inc., Access Data Consulting Corporation, Paladin Consulting Inc., SNI Companies (including Staffing Now, Accounting Now, and Certes), Triad Personnel Services and Triad Staffing. As of December 31, 2020, we operated three virtual locations and 27 branch office locations located in or near several major U.S. cities, including, but not limited to, Atlanta, Dallas, Denver and Miami, including one located in each of Connecticut, Georgia, Minnesota, New Jersey, and Virginia, three offices in Colorado, two offices each in Illinois and Massachusetts, four offices each in Texas, seven offices each in Ohio and Florida.

Management has implemented a strategy which includes organic and acquisition growth components. Our organic growth strategy includes seeking out and winning new client business, as well as expansion of existing client business and on-going cost reduction and productivity improvement efforts in operations. Management’s acquisition growth strategy currently includes identifying strategic acquisitions, to potentially be financed primarily through the issuance of equity and debt, which could improve the overall profitability and cash flows of the Company.

Our contract and placement services are principally provided under two operating divisions or segments: Professional Staffing Services and Industrial Staffing Services. We believe our current segments and array of businesses and brands within our segments complement one another and position us for future growth.

In approximately mid-March 2020, the Company began to experience the severe negative effects of the economic disruptions resulting from the COVID-19 pandemic. These have included abrupt reductions in demand for the Company’s primary sources of revenue, its temporary and direct hire placements, lost productivity due to business closings both by clients and at the Company’s own operating locations. These effects have been and continue to be felt across all businesses, with the most severe impacts being felt in the commercial (light industrial) and FA&O end markets within the Professional Staffing Services segment. In response to the crisis, in April 2020 we took a series of proactive actions including a 10% pay cut for full-time salaried employees, temporary furloughing and redeployment of some employees, reduction of discretionary expenses and projects, and obtaining funds under the CARES Act PPP. These actions allowed us to generate cost savings and time to assess the impacts of the COVID-19. As explained above, our businesses have recovered to a significant extent in our most recently completed fiscal quarters ended December 31, 2020 and September 30, 2020, as compared with the sequential prior quarters ended March 31, 2020 and June 30, 2020, respectively. We expect a continuing, but perhaps, more gradual return to pre-COVID-19 levels for our business operations and customer demand for our services, however, the rate of such recovery may be delayed by continuing negative impacts of the COVID-19 on the U.S. economy and the markets and clients we serve.

The ultimate economic impact and duration of the COVID-19 pandemic are difficult to assess or predict and new information about its severity and actions to contain or treat its impact continue to emerge. The COVID-19 pandemic already has caused significant disruptions in general commercial activity throughout the U.S. and global economies and caused financial market volatility and uncertainty. A continuation or worsening of market disruption and volatility could have an adverse effect on our ability to access capital and on the market price of our common stock, and we may not be able to successfully raise needed capital. If we are unsuccessful in raising capital in the future, we may need to reduce activities, curtail or cease operations.

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Cares Act Payroll Protection Program Loans

On May 5, 2020 the Company and certain of our subsidiaries entered into nine (9) unsecured PPP Loans payable under the CARES Act PPP in order to obtain needed relief funds for allowable expenses under the CARES Act PPP and received net funds totaling approximately $19.9 million. We believe that we qualified and are eligible for forgiveness of all of our PPP Loans based on existing available guidance and have so far received full forgiveness from the SBA for all outstanding principal and interest under the PPP loan originally made to Scribe Solutions Inc. in the amount of approximately $279 thousand. We are in the process of applying for full forgiveness for our remaining outstanding PPP Loans and related interest. However, there can be no assurance that we will ultimately achieve forgiveness in whole or in part for our remaining outstanding PPP Loans and in that event, would have to repay the unforgiven loan balances in accordance with terms prescribed by the CARES Act.

Completion of Financial Restructuring Transaction

On June 30, 2020, we completed the Restructuring of approximately $19.7 million of our subordinated indebtedness and approximately $27.7 million of our convertible preferred stock pursuant to the terms of the Seventh Amendment and Ninth Amendment to the Senior Credit Agreement, by and among the Company, Scribe Solutions, Inc., Agile Resources, Inc. Access Data Consulting Corporation, Triad Personnel Services, Inc. Triad Logistics, Inc., Paladin Consulting, Inc., BMCH, INC., GEE Group Portfolio Inc., and SNI Companies, Inc., each a subsidiary of the Company listed as a “Guarantor” on the signature pages thereto each lender named therein and MGG. In connection with the Restructuring, we entered into the following agreements with the holders of its subordinated indebtedness and convertible preferred stock.

We entered into the Repurchase Agreement dated as of June 30, 2020 with the SNI Group Member pursuant to which the SNI Group Members agreed to allow the Company to repurchase and settle all of the 9.5% Notes, Series B Preferred Stock, 8% Notes, and Series C Preferred Stock, held by each of them as set forth below. All of the outstanding 9.5% Notes and all of the outstanding Series B Preferred Stock were held by SNI Group Members.

Pursuant to the Repurchase Agreement, the holders of the 9.5% Notes agreed to accept an aggregate amount of approximately $1.1 million in cash in consideration for the purchase by the Company of the entire $12.5 million aggregate principal amount of the 9.5% Notes held by them. This amount was paid to the SNI Group Members on June 30, 2020.

Pursuant to the Repurchase Agreement the holders of the Series B Preferred Stock agreed to accept an aggregate amount of approximately $2.9 million in cash in consideration for the purchase by the Company of all 5,565,843 outstanding shares of Series B Preferred Stock held by them. This amount was paid to the SNI Group Members on June 30, 2020.

Pursuant to the Repurchase Agreement one of the SNI Group members agreed to accept an aggregate amount of $520 thousand in cash in consideration for the purchase by the Company of the $1.0 million aggregate principal amount of 8% Notes held by him. Pursuant to the Repurchase Agreement this SNI Group member also agreed to accept an aggregate amount equal to approximately $37 thousand in cash in consideration for the purchase by the Company of the 71,820 shares of Series C Preferred Stock held by him. These amounts were paid to him on June 30, 2020.

On June 30, 2020, the related party holders of the remaining $1.0 million aggregate principal amount of the Company’s 8% Notes converted such 8% Notes to an aggregate of 1,000,000 shares of Series C Preferred Stock which were immediately and simultaneously converted into 1,000,000 shares of common stock at the $1.00 per share conversion price stated in the 8% Notes and in the Series C Preferred Stock. These holders also converted an aggregate of 93,246 additional shares of Series C Preferred Stock issued or issuable to them into a total of 93,246 shares of common stock at the $1.00 per share conversion price stated in the Series C Preferred Stock. The issuance of the 1,093,246 shares of common stock to these former holders of 8% Notes and Series C Preferred Stock was completed on June 30, 2020.

On June 30, 2020, the Company and Jax Legacy, the sole holder of the Company’s 10% Notes, entered into a Note Conversion Agreement whereby Jax Legacy agreed to immediately convert the approximately $4.2 million aggregate principal amount of 10% Notes held by it into 717,839 shares of common stock at the $5.83 per share conversion rate stated in the 10% Notes. The conversion of the 10% Notes was consummated on June 30, 2020 and the Company issued 717,839 shares of common stock to Jax Legacy on that date.

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On June 30, 2020, the Company and Timothy entered into a Note Settlement Agreement pursuant to which Timothy agreed to accept an aggregate amount of approximately $89 thousand in cash in consideration for the purchase by the Company of the $1.0 million aggregate principal amount of the Subordinated Promissory Note dated January 20, 2017. This amount was paid to Timothy on June 30, 2020.

In connection with the Repurchase Agreement, the Company and the SNI Group Members entered into a Registration Rights Agreement. Pursuant to the terms of the Registration Rights Agreement, the Company agreed to file a registration statement with respect to the resale of shares of common stock currently owned by the SNI Group members that are “Registrable Securities” (as defined in the Registration Rights Agreement). In addition, the Company agreed that it shall, on one occasion, on or after September 30, 2020 and upon the written request of the holders of 51% or more of the Registrable Securities, file a registration statement with respect to the Registrable Securities held by such holders. The demanding holders may require, in connection with the second registration, that the such demand registration take the form of an underwritten public offering of such Registrable Securities. The Registration Rights Agreement also provides that for a period of three years after the closing date of the Restructuring, the holders of Registrable Securities shall have piggyback registration rights with respect to all registration statements filed by the Company (other than those on Form S-4 or Form S-8).

Amendments to the Senior Credit Agreement

On April 28, 2020, May 5, 2020, June 30, 2020 and December 22, 2020, the Company entered into the seventh, eighth, ninth and tenth amendments, respectively, to the Senior Credit Agreement. The Seventh Amendment contained several features beneficial to the Company, including an extension of the maturity for two years, lower cash interest, and postponement and reductions of quarterly principal payments. In exchange, the Company agreed to replace the lower cash interest with pay-in-kind (“PIK”) interest on the Term Loan portion of its senior debt, to pursue, negotiate, and execute conversions of all of the Company’s outstanding subordinated debt and preferred stock into shares of the Company’s common stock, and to incur restructuring and exit fees totaling approximately $5.0 million payable in cash or stock to the senior lenders at a future date. The Eighth and Ninth Amendments were entered into to enable and provide conforming changes to the Senior Credit Agreement so that the Company could obtain its CARES Act PPP Loans and complete the repurchases, settlements and/or conversions of all of its subordinated debt and preferred stock outstanding as of June 30, 2020. The tenth and most recent amendment extended to time to negotiate and settle certain terms of the restructuring and exit fees from September 30, 2020, which was established in the Ninth Amendment, to June 30, 2021.

Obligation to Pay Exit and Restructuring Fees Pursuant to Senior Credit Agreement

Pursuant to the Senior Credit Agreement, as amended, we are obligated to pay a total of approximately $5.0 million in Exit and Restructuring Fees in cash or in shares of our common stock, as determined in the sole discretion of MGG, on or prior to June 30, 2021. The Company has been advised by MGG that it intends to seek payment of these fees in shares of common stock. Pursuant to the Senior Credit Agreement, the shares of common stock to be issued shall be valued at $1.00 per share which will result in the issuance of 4,978,187 shares of common stock. We expect that these shares of common stock (if MGG elects to receive common stock) will be issued pursuant to an exemption from registration under the Securities Act and therefore MGG’s resale of such common stock will be restricted absent an effective registration statement or an exemption from registration pursuant to the Securities Act. Pursuant to our agreement with MGG, we are required to file a registration statement to register the resale of these shares.

Management believes that the execution of the amendments to the Company’s Senior Credit Agreement and the CARES Act PPP Loans and related funding have been and continue to be essential in providing significant needed relief to the otherwise negative effects of the continuing Coronavirus Pandemic.

Entry into a Commitment Letter with CIT

On March 22, 2021, we signed the Commitment Letter for the CIT Facility with CIT, who will also serve as administrative and collateral agent and sole lead arranger. The CIT Facility will be collateralized by 100% of our assets and those of our subsidiaries who will act as co-borrowers and guarantors. The CIT Facility will have a term that matures at the earlier of 180 days prior to the maturity date of the existing term loan or any indebtedness that refinances such term loan and the fifth anniversary of the closing date. Once closed, the CIT Facility will replace our current asset-based lending credit facility.

Under the CIT Facility, advances will be subject to a borrowing base formula that will be computed based on 85% of our eligible accounts receivable and subsidiaries in general and as further defined in the loan documents, and subject to certain other criteria, conditions and applicable reserves, including any additional eligibility requirements as determined by the administrative agent. The CIT Facility will be subject to usual and customary covenants and events of default for credit facilities of this type. The interest rate, at our election, will be based on either the Base Rate, as defined, plus the applicable margin; or, LIBOR, or any successor thereto for the applicable interest period, subject to a 1% floor, plus the applicable margin. Based upon our anticipated amount of borrowings under the CIT Facility, the estimated effective interest rate is expected to be in the range of approximately 4% to approximately 5.25%, based on the three months LIBOR rate as of March 26, 2021. This compares to an approximately 11% interest rate currently paid on the Company’s present ABL. In addition to interest costs on advances outstanding, the CIT Facility will provide for an unused line fee ranging from 0.375% to 0.50% depending on the amount of undrawn credit, original issue discount and certain fees for diligence, implementation and administration.

Closing of the CIT Facility is subject to the completion of a satisfactory field examination and due diligence, compliance with the required closing conditions, execution of an acceptable inter-creditor agreement if term debt remains outstanding and finalization of definitive documentation.

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Three Months Ended December 31, 2020 Compared to the Three Months Ended December 31, 2019 (all dollar amounts are presented in thousands)

Results of Operations

Net Revenues

Consolidated net revenues are comprised of the following:

	Three Months
	Ended December 31,
(in thousands)	2020	2019	Change	Change
Professional contract services	$26,137	$27,423	$(1,286)	-5%
Industrial contract services	5,111	5,655	(544)	-10%
Total professional and industrial contract services	31,248	33,078	(1,830)	-6%

Direct hire placement services	3,395	4,479	(1,084)	-24%
Consolidated net revenues	$34,643	$37,557	$(2,914)	-8%

Contract staffing services contributed $31,248 or approximately 90% of consolidated revenue, and direct hire placement services contributed $3,395, or approximately 10%, of consolidated revenue for the three-month period ended December 31, 2020. This compares to contract staffing services revenue of $33,078, or approximately 88%, of consolidated revenue and direct hire placement revenue of $4,479, or approximately 12%, of consolidated revenue for the three-month period ended December 31, 2019.

The overall decrease in contract staffing services revenues of $1,830, or 6%, for the three months ended December 31, 2020 compared to the three months ended December 31, 2019 was primarily attributable to the continuing presence and negative impact of the COVID-19 pandemic mitigated to some extent as explained below since the beginning of the pandemic in approximately mid-March 2020. The onset of the COVID-19 pandemic resulted in a near immediate and sharp decline in demand for our staffing services due to client closures, postponements in projects and related needs for our services at some clients, and corresponding decreases in the volume of contract services billable hours. We experienced the majority, but not all, of these contract staffing services reductions in our finance, accounting, and office (“FAO”) professional end markets and in our Industrial Staffing Service Segment.

Direct hire placement revenue for the three months ended December 31, 2020 decreased by $1,084, or approximately 24%, over the three months ended December 31, 2019. Demand for the Company’s direct hire services also have sharply dropped due to the continuing presence and negative impacts related to the COVID-19 pandemic.

With the onset of the COVID-19 pandemic, our business and revenues began to decrease significantly in approximately mid-March 2020. Consolidated net revenues for the fiscal quarter ended March 31, 2020 of $34,681 decreased by approximately $1,496, or 4%, as compared with consolidated net revenues for the fiscal quarter ended March 31, 2019 of $36,177, and decreased by approximately $2,876, or 8%, as compared with consolidated net revenues for the sequential fiscal quarter ended December 31, 2019 of $37,557.

Consolidated net revenues decreased further by approximately $8,087, or 23%, to $26,594 during the fiscal quarter ended June 30, 2020; resulting in an aggregate decrease of $10,963 in quarterly revenues, or 29%, as compared with the $37,557 in revenues reported for the quarter ended December 31, 2019. Since the June 30, 2020 quarter, however, revenues have rebounded resulting in an increase of approximately $4,410, or 17%, to $31,004 during last year’s final fiscal quarter ended September 30, 2020, followed by another increase of $3,639, or 11.7%, to $34,643 in revenues for the quarter ended December 31, 2020. Thus, sequential quarterly revenues have increased by $8,049 in aggregate, or 30.3%, from $26,594 for the quarter ended June 30, 2020 to $34,643 for the quarter ended December 31, 2020.

Consolidated revenues on monthly basis bottomed during the month of May 2020 to a low of approximately $8,248 and steadily rose each month to a high of $12,216 during the month of October 2020. November 2020’s revenues were lower at $10,560 largely due to significant lower billing days than October, including the Thanksgiving holidays. December 2020 revenues rose once again to $11,867 due to higher billing days and a significant increase in direct hire revenue. Management believes that the trend toward recovery since May 2020 is the result of actions taken to adapt to the COVID-19 pandemic and position the Company for recovery and, otherwise, is generally consistent with the recovery experienced in the overall U.S. economy so far.

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We continue to observe, analyze and make modifications and changes to our business model and practices on a routine basis in response to the on-going COVID-19 pandemic and related health and safety concerns. These include, but are not limited to, implementation of policies and procedures in observance of Federal, state and/or local guidelines regarding the COVID-19 pandemic, including matters ranging working from home, use of personal protective equipment (principally, protective masks), social distancing, personal hygiene and sanitary practices, and other preventative and responsive measures, impacting both our core human resources, as well as our contract laborers serving clients.

Cost of Contract Services

Cost of contract services includes wages and related payroll taxes and employee benefits of our contract services employees, and certain other contract employee-related costs, while working on contract assignments. Cost of contract services for the three months ended December 31, 2020 decreased by approximately 12% to $22,063 compared to $24,962 for the three months ended December 31, 2019. The $2,899 overall decrease in cost of contract services for the three months ended December 31, 2020 compared to the three months ended December 31, 2019 was primarily attributable to the corresponding decline in revenues, and an increase in additional premium refunds in the form of policyholder dividends from the Ohio Bureau of Workers’ Compensation related to our Industrial Staffing Services segment.

Gross Profit percentage by service:

	Three Months
	Ended December 31,
	2020	2019
Professional contract services	26.2%	26.4%
Industrial contract services	45.5%	15.6%
Professional and industrial services combined	29.4%	24.5%

Direct hire placement services	100.0%	100.0%
Combined gross profit margin % (1)	36.3%	33.5%

(1)Includes gross profit from direct hire placements, for which all associated costs are recorded as selling, general and administrative (“SG&A”) expenses.

Our combined gross profit margin, including direct hire placement services (recorded at 100% gross margin) for the three-month period ended December 31, 2020 was approximately 36.3% as compared with approximately 33.5% for the three-month period ended December 31, 2019.

In the Professional Staffing Services segment, our gross margin (excluding direct placement services) was approximately 26.2% for three-month period ended December 31, 2020 compared to approximately 26.4% for the three-month period ended December 31, 2019. This small decrease is generally within a reasonable performance range for our professional (contract) staffing services segment business, which may be impacted by shifts in the amounts and mix of business between end markets and higher and lower billing rates and margins.

Our industrial staffing services gross margin for the three-month period ended December 31, 2020 was approximately 45.5% versus approximately 15.6% for the three-month period ended December 31, 2019. The increase in industrial staffing services gross margin is due to the amount of additional premium refunds in the form of policyholder dividends our light industrial business was eligible to receive under the Ohio Bureau of Workers’ Compensation retrospectively-rated insurance program. The three months ended December 31, 2020 includes $1,537 of annual premium refunds from the Ohio Bureau of Workers Compensation. The Industrial Services gross margins normalized for the effects of these items were approximately 15.4% and 15.6% for the three months ended December 31, 2020 and 2019, respectively. The small decrease, adjusted to remove the effect of the larger workers’ compensation premium refund, also is generally within a reasonable performance range for our Industrial Staffing Services segment.

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Selling, General and Administrative Expenses

SG&A expenses include the following categories:

●

Compensation and benefits in the operating divisions, which includes salaries, wages and commissions earned by the Company’s employment consultants and branch managers on permanent and temporary placements.

●

Administrative compensation, which includes salaries, wages, payroll taxes and employee benefits associated with general management and the operation of the finance, legal, human resources and IT functions.

●	Occupancy costs, which includes office rent, depreciation and amortization, and other office operating expenses.

●	Recruitment advertising, which includes the cost of identifying job applicants.

●

Other selling, general and administrative expenses, which includes travel, bad debt expense, fees for outside professional services and other corporate-level expenses such as business insurance and taxes.

Our SG&A for the three-month period ended December 31, 2020 decreased by $1,804 as compared to the three-month period ended December 31, 2019. SG&A for the three-month period ended December 31, 2020, as a percentage of revenues, was approximately 27% compared to approximately 30% for the three-month period ended December 31, 2019. The decrease in SG&A expenses is primarily attributable to a decrease in employee related expenses associated with the downturn associated with the coronavirus outbreak, a decrease in stock compensation expense, and our mitigating efforts beginning in approximately mid-March 2020 to reduce and manage costs to adapt to the COVID-19 pandemic and position us for recovery.

SG&A also includes certain non-cash costs and expenses incurred related to acquisition, integration and restructuring and other non-recurring activities, such as certain corporate legal and general expenses associated with capital markets activities that either are not directly associated with core business operations or have been eliminated on a going forward basis. These costs were estimated to be $142 and $377 for the three-month periods ended December 31, 2020 and 2019, respectively, and include mainly expenses associated with former closed and consolidated locations, and personnel costs associated with eliminated positions.

Depreciation Expense

Depreciation expense was $73 and $79 for the three-month period ended December 31, 2020, and 2019, respectively. The decrease is due to the fixed assets becoming fully depreciated.

Amortization Expense

Amortization expense was $1,044 and $1,398 for the three-month period ended December 31, 2020 and 2019, respectively. The decrease is due to certain SNI intangible assets related to non-compete agreements that have become fully amortized during the three-month period ended December 31, 2020.

Income from Operations

The income from operations increased by $2,149 for the three-month period ended December 31, 2020 compared to the three-month period ended December 31, 2019. The increase is mainly attributable to $1,537 of annual premium refunds from the Ohio Bureau of Workers Compensation during the three months ended December 31, 2020. Excluding the impact of the refunds received, our income from operations increased by $612. This net increase in our income from operations is a result of a decrease in amortization expense and our mitigating efforts beginning in approximately mid-March 2020 to restore revenues and to reduce and manage costs to adapt to the COVID-19 pandemic and position us for recovery.

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Interest Expense

Interest expense was $2,686 for the three-month period ended December 31, 2020, which decreased by $533 compared to the three-month period ended December 31, 2019. The decrease in interest expense for the three-month period ended December 31, 2020 is mainly attributable to the interest expense related to the former 9.5% Notes and 10% Notes that were included in the three-month period ended December 31, 2019. In addition, of the $2,686 of net interest expense, $1,637 represents cash interest related to our Senior Credit Agreement, $547 represents PIK interest on senior Term Loan, which is added to the Term Loan balance, and $445, which represents amortization of capitalized and other debt related costs.

Provision for Income Taxes

We recognized a tax benefit of $395 for the three-month period ended December 31, 2020. Our effective tax rate for the three months ended December 31, 2020 is higher than the statutory tax rate primarily due to statutory changes regarding PPP. In the three-month period ended December 31, 2020, the statutory changes regarding the deductibility of PPP Loan expenses resulted in the recognition of a $352 one-time benefit item. Our effective tax rate for the three months ended December 31, 2019 was lower than the statutory tax rate primarily due to an increase in the deferred tax liability related to indefinite lived assets. Other than the deferred tax liability relating to indefinite lived asset, the Company is maintaining a valuation allowance against the remaining net DTA position.

Net Loss

Our net loss was $315 and $3,563 for the three-month periods ended December 31, 2020 and 2019, respectively. The increase in net income for the three-month periods ended December 31, 2020 is mainly attributable to annual premium refund received from the Ohio Bureau of Workers Compensation, a decrease in interest expense and amortization expense, and other things discussed above.

We continue to closely manage costs and to pursue opportunities to selectively increase revenue producing headcount in key markets and industry verticals. We also seek to organically grow our professional contract services revenue and direct hire placement revenue, including business from staff augmentation, permanent placement, statement of work (“SOW”) and other human resource solutions in the IT, engineering, healthcare and finance and accounting higher margin staffing specialties. Our strategic plans to achieve this goal involve setting our aggressive new business growth targets, including initiatives to increase services to existing customers, increasing its numbers of revenue producing core professionals, including primarily business development managers and recruiters, changes to compensation, commission and bonus plans to better incentivize producers, and frequent interaction with the field to monitor and motivate growth. Our strategy entails both internal and acquisition growth objectives aimed at increasing revenue in the aforementioned higher margin and more profitable professional services sectors of staffing.

Liquidity and Capital Resources

Our primary sources of liquidity are revenues earned and collected from our clients for the placement of contractors and permanent employment candidates and borrowings available under the Credit Agreement. Uses of liquidity include primarily the costs and expenses necessary to fund operations, including payment of compensation to our contract and permanent employees, operating costs and expenses, payment of taxes, payment of interest and principal under its debit agreements, and capital expenditures.

The following table sets forth certain consolidated statements of cash flows data:

	Three Months
	Ended December 31,
(in thousands)	2020	2019
Cash flows provided by (used in) operating activities	$47	$(1,450)
Cash flows used in investing activities	$(2)	$(58)
Cash flows used in financing activities	$-	$(408)

As of December 31 2020, we had $14,119 of cash on hand, which was an increase of $45 from $14,074 as of September 30, 2020. As of December 31, 2020, we had working capital of $11,485 compared to $13,351 of working capital as of September 30, 2020.

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Net cash provided by (used in) operating activities for the three-month periods ended December 31, 2020 and 2020 was $47 and $(1,450), respectively. The positive operating cash flow in the three-month period ended December 31, 2020 corresponds with positive income from operations and other net changes in working capital.

The primary uses of cash for investing activities were for the acquisition of property and equipment in the three-month periods ended December 31, 2020 and 2019.

Cash flow used in financing activities for the three-month period ended December 31, 2019 was primarily for payments on our term loan offset by proceeds from advances taken on our Senior Credit Agreement.

Minimum debt service payments (principal) for the twelve-month period commencing after the close of business on December 31, 2020, are approximately $6,942. All of our office facilities are leased. Minimum lease payments under all the Company’s lease agreements for the twelve-month period commencing after the close of business on December 31, 2020, are approximately $1,812.

We experienced net losses for the first three months of its current fiscal year, and for our most recent fiscal years ended September 30, 2020 and 2019, which also negatively impacted our ability to generate liquidity. During much of this period, we significantly restructured our operations, made significant cost reductions, including closing and consolidating unprofitable locations and eliminating underperforming personnel, implemented strategic management changes, and intensified focus on stabilizing the business and restoring profitable growth. As a result, we believe we have begun to see our operations and business stabilize.

In approximately mid-March 2020, we began to experience the severe negative effects of the economic disruptions resulting from the COVID-19 pandemic. These have included abrupt reductions in demand for our primary sources of revenue, our temporary and direct hire placements, lost productivity due to business closings both by clients and at our own operating locations, and the significant disruptive impacts to many other aspects of normal operations. These effects have continued to be felt across all businesses, with the most severe impacts being felt in the commercial (light industrial) and FAO end markets within the professional segment.

Effective April 28, 2020, the Company entered into the Seventh Amendment to the Senior Credit Agreement with its senior lenders. The Seventh Amendment provides several important concessions and features, including extending the maturity of our senior debt by two years to June 30, 2023, and adjusting (reducing) cash debt service and thereby improving the Company’s ability to generate liquidity. Effective May 5, 2020 the Company entered into the Eighth Amendment which allowed the Company and its subsidiaries to obtain loans from BBVA pursuant to the PPP which was established under the CARES Act and administered by the SBA.

Between April 29 and May 7, 2020, the Company was able to obtain CARES Act relief financing under the PPP Loans for each of its operating subsidiaries, in the aggregate amount of $19,927. These funds were the only source of financing available to our companies and businesses and have been and continue to be absolutely critical to our ability to maintain operations, including the employment of our temporary and fulltime employees, in order to produce and meet our foreseeable liquidity requirements in the midst of this continuing worldwide Coronavirus Pandemic.

Management believes that the Company can generate adequate liquidity to meet its obligations for the foreseeable future or at least for the following twelve months assuming the negative economic effects of the COVID-19 pandemic do not worsen, and that economic recovery occurs.

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Fiscal year ended September 30, 2020 (“fiscal 2020”), and fiscal year ended September 30, 2019 (“fiscal 2019”) (all dollar amounts are presented in thousands)

Results of Operations

Net Revenues

Consolidated net revenues are comprised of the following (in Thousand $):

	Fiscal
	2020	2019	$ Change	% Change
Professional contract services	$96,966	$111,433	$(14,467)	-13%
Industrial contract services	17,560	21,710	(4,150)	-19%
Total professional and industrial contract services	114,526	133,143	(18,617)	-14%

Direct hire placement services	15,309	18,531	(3,222)	-17%
Consolidated net revenues	$129,835	$151,674	$(21,839)	-14%

Contract staffing services contributed $114,526 or approximately 88% of consolidated revenue, and direct hire placement services contributed $15,309 or approximately 12% of consolidated revenue for fiscal 2020. This compares to contract staffing services revenue of $133,143, or approximately 88% of consolidated revenue and direct hire placement revenue of $18,531 or approximately 12% of consolidated revenue, for fiscal 2019.

The overall decrease in contract staffing services revenue of $18,617, or 14%, for fiscal 2020 compared to fiscal 2019 was primarily attributable to the continuous impact of the COVID-19 pandemic and resulting mitigation efforts beginning in approximately mid-March 2020. This resulted in a decline in demand for our staffing services due to client closures, postponements in projects and related needs for our services at some clients, and corresponding decreases in the volume of contract services billable hours. We experienced the majority, but not all, of these contract staffing services reductions in our finance, accounting, and office professional end markets and in our light industrial segment.

Direct hire placement revenue for fiscal 2020 decreased by $3,222, or 17%, over fiscal 2019. We also have seen demand for our direct hire services drop significantly due to the continuous negative impacts related to the COVID-19 pandemic.

With the onset of the COVID-19 pandemic, our business and revenues began to decrease significantly in approximately mid-March 2020. Consolidated net revenues for the fiscal quarter ended March 31, 2020 of $34,681 decreased by approximately $1,496, or 4%, as compared with consolidated net revenues for the fiscal quarter ended March 31, 2019 of $36,177, and decreased by approximately $2,876, or 8%, as compared with consolidated net revenues for the sequential fiscal quarter ended December 31, 2019 of $37,557.

Consolidated net revenues decreased further by approximately $8,087, or 23%, to $26,594 during the fiscal quarter ended June 30, 2020; however, have rebounded since resulting in an increase of approximately $4,410, or 17%, to $31,004 during this year’s final fiscal quarter ended September 30, 2020. Consolidated revenues on monthly basis bottomed during the month of May 2020 to a low of approximately $8,248 and steadily rose each month to a high of $12,216 during the month of October 2020. November 2020’s revenues were lower at $10,560 largely due to significant lower billing days than October, including the Thanksgiving holidays. Management believes that the trend towards recovery since May 2020 is the result of actions taken to adapt to the COVID-19 pandemic and position the Company for recovery and, otherwise, is generally consistent with the recovery experienced in the overall U.S. economy so far.

We continue to observe, analyze, and make modifications and changes to its business operating model and practices on a daily basis in response to the on-going COVID-19 pandemic and related health and safety concerns. With regard to revenue generation, we have expanded focus and priority towards sales and marketing of our placement and staffing services to clients that provide products or services considered essential during the COVID-19 pandemic, including principally, IT, financial services, and healthcare staffing in the professional segment, and in our light industrial segment, staffing for clients that manufacture and distribute PPE. In addition, we have implemented policies and procedures in observance of Federal, state and/or local guidelines regarding the coronavirus, including but not limited to, working from home, use of personal protective equipment (principally, protective masks), social distancing, personal hygiene and sanitary practices, and other preventative and responsive measures, impacting both our core human resources, as well as our contract laborers serving clients.

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Cost of Contract Services

Cost of contract services includes wages and related payroll taxes, employee benefits of our contract services employees, and certain other employee-related costs, while they work on contract assignments. Cost of contract services for fiscal 2020 decreased by approximately 15% to $85,131 compared to fiscal 2019 of $99,653. The $14,522 decrease in cost of contract services for fiscal 2020 compared to fiscal 2019 is consistent with the decline in revenues, which is discussed further below.

Gross Profit percentage by service:
	Fiscal
	2020	2019
Professional contract services	26.4%	26.0%
Industrial contract services	21.7%	20.8%
Consolidated professional and industrial services	25.7%	25.2%

Direct hire placement services	100.0%	100.0%
Combined gross profit margin %(1)	34.4%	34.3%

(1)	Includes gross profit from direct hire placements, for which all associated costs are recorded as SG&A expenses.

The Company’s combined gross profit margin, including direct hire placement services (recorded at 100% gross margin) for fiscal 2020 was approximately 34.4% versus approximately 34.3% for the fiscal 2019.

In the professional contract staffing services segment, the gross margin excluding direct placement services was approximately 26.4% for fiscal 2020 compared to approximately 26.0% for fiscal 2019. The increase is primarily the result of increases in the amounts and mix of higher margin contract services business in IT end markets, including growth in several of our higher end IT brands during fiscal 2020, as compared with the prior fiscal year. This trend also is consistent with the COVID-19 pandemic related declines in business, which weighed more heavily on the Company’s lower margin finance, accounting, and office (primarily, office) and light industrial end markets, resulting in a higher mix of higher margin business.

Our industrial staffing services gross margin for fiscal 2020 was approximately 21.7% as compared with approximately 20.8% for fiscal 2019. The increase in industrial staffing services gross margin is due to a higher proportion of estimated amounts of return premiums our light industrial business is eligible to receive under the Ohio Bureau of Workers’ Compensation retrospectively-rated insurance program.

Selling, General and Administrative Expenses

SG&A expenses include the following categories:

•

Compensation and benefits in the operating divisions, which includes salaries, wages and commissions earned by the Company’s employment consultants, recruiters and branch managers on permanent and temporary placements;

•

Administrative compensation, which includes salaries, wages, payroll taxes and employee benefits associated with general management and the operation of the finance, legal, human resources and IT functions;

•	Occupancy costs, which includes office rent, depreciation and amortization, and other office operating expenses;
•	Recruitment advertising, which includes the cost of identifying job applicants; and
•

Other selling, general and administrative expenses, which includes travel, bad debt expense, fees for outside professional services and other corporate-level expenses such as business insurance and taxes.

Our SG&A for fiscal 2020, decreased by $2,338 as compared to fiscal 2019. SG&A for fiscal 2020, as a percentage of revenue was approximately 34.2% versus 30.8% for fiscal 2019. The increase in SG&A expenses as a percentage of revenue is primarily attributable to the corresponding significant reduction in revenues, which resulted in less coverage of our SG&A fixed or semi-variable expenses. SG&A expenses for fiscal 2020 decreased as the result of a decrease in employee related costs of $2,984 and a decrease in a stock compensation expense of $627. SG&A in fiscal 2020 also included increases in bad debt expense of $1,765 compared to fiscal 2019, including $1,653 associated with a single large customer of our light industrial segment that has declared bankruptcy.

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SG&A also includes certain costs and expenses incurred related to acquisition, integration and restructuring and other non-recurring activities, such as certain corporate legal and general expenses associated with capital markets activities that either are not directly associated with core business operations or may be expected not to recur in whole or in part on a going forward basis. These costs were $4,277 and $4,281 for fiscal 2020 and fiscal 2019, respectively, and include mainly expenses associated with former closed and consolidated locations, personnel costs associated with eliminated positions, costs incurred related to acquisitions and associated legal and professional costs.

Depreciation Expense

Depreciation expense was $248 for fiscal 2020 and $349 for fiscal 2019. The net decrease in depreciation expense is primarily the result of Company fixed assets becoming fully depreciated exceeding new capital expenditures.

Amortization Expense

Amortization expense was $5,038, and $5,586 for fiscal 2020 and 2019. The decrease is due to amortization completion of SNI intangible asset related to non-compete agreements.

Goodwill Impairment

We performed annual goodwill impairment testing effective as of December 31, 2020 and September 30, 2020, and we allocate our goodwill among two reporting units, our Professional Staffing Services segment and our Industrial Staffing Services segment, for purposes of evaluation for impairments. As a result of the evaluation performed, the carrying value of the net assets exceeded the estimated fair value of our Professional Staffing Services segment as of September 30, 2020, while the estimated fair value of the Industrial Staffing Services segment exceeded its net carrying value. The outcome of this goodwill impairment test resulted in a non-cash charge for the impairment of goodwill applicable to the Professional Staffing Services segment of $8,850, which was recorded in the consolidated financial statements for fiscal 2020. For purposes of performing this goodwill impairment assessment, management applied valuation techniques and assumptions to its Professional and Industrial Staffing Services segments as reporting units and also considered recent trends in our stock price, implied control or acquisition premiums, earnings and other possible factors and their effects on estimated fair value of our reporting units.

We also considered our market capitalization, as recently reported on the NYSE American, in conducting our assessment, which has been lower than our consolidated net book value (consolidated shareholders’ equity). We believe that the continuing declines in global economic and labor market conditions and other disruptions caused by the COVID-19 pandemic that have negatively impacted our business and operating results also are contributing factors to the decline in our stock price at the time of the calculation of goodwill, market capitalization, and potentially, the value of our goodwill resulting, in part, in the non-cash impairment charge recognized during fiscal 2020. We believe and expect that these conditions, including those impacting us, are improving and will continue to improve. However, there can be no assurance that our goodwill or other long-lived assets will not become impaired in the future.

Due to a previous sustained decline in the market capitalization of our common stock during the third quarter of 2019, we also performed a goodwill impairment test in accordance with the provisions of ASU 2017-04, and recognized a non-cash charge for the impairment of goodwill of $4,300 in fiscal 2019.

Loss from Operations

As the net result of the matters discussed regarding revenues and operating expenses above, loss from operations increased by $8,880, to a loss of $13,833 for fiscal 2020 from a loss of $4,953 for fiscal 2019. The increase in our loss from operations is directly attributable to the matters discussed regarding revenues and operating expenses above; including, notably, the negative impacts of the COVID-19 pandemic, increases in our bad debt expense of approximately $1,765, and an increase of approximately $4,550 in the amount of a non-cash goodwill impairment charge recognized in fiscal 2020, as compared with a similar non-cash goodwill impairment charge recognized during fiscal 2019.

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Interest Expense

Interest expense for fiscal 2020, decreased by $207 compared to fiscal 2019. The decrease in interest expense is mostly attributable to a decrease in interest on the Senior Credit Agreement of $1,107 during fiscal 2020 compared to fiscal 2019. This was mainly offset by increases in an amortization of the debt issue costs related to exit and restructuring fees originated under Seventh Amendment of $422 and interest expense for beneficial conversion feature associated with the former 8% Notes of $487 in fiscal 2020 compared to fiscal 2019.

Provision for Income Taxes

We recognized provisions for income tax expense of $597 and $370 in fiscal 2020 and 2019, respectively. The composition of our income tax provisions is relatively complex; however, the net increase in the provision for fiscal 2020 as compared with fiscal 2019 can be attributed to higher state and local taxes in certain jurisdictions.

Net Loss

Our net loss was $14,347 and $17,763 for fiscal 2020 and 2019, respectively. The decrease in the net loss was principally the result of the gain recognized of $12,316 on an extinguishment of subordinated debt in fiscal 2020 that was offset by goodwill impairment of $8,850. As explained under the “Overview” section and “Results of Operations” sections above, the negative effects of the COVID-19 pandemic during the latter portion of fiscal 2020 also significantly impacted our business and contributed to our fiscal 2020 net loss.

Net Income (Loss) Attributable to Common Shareholders

Net Income (Loss) Attributable to common shareholders for fiscal 2020 increased by $27,891. The significant items contributing to this improvement were the gains resulting from extinguishments of the Company’s subordinated debt and outstanding preferred stock of $12,316 and $24,475, respectfully. These were offset, in part, by a non-cash goodwill impairment charge during fiscal 2020, which exceeded a similar non-cash charge in fiscal 2019 by approximately $4,550, increases in our bad debt expense of approximately $1,765, including $1,653 associated with a single large customer of our light industrial segment that has declared bankruptcy, and the negative effects of the COVID-19 pandemic and other matters discussed above.

We continue to closely manage costs and to pursue opportunities to selectively increase revenue producing headcount in key markets and industry verticals. The Company also seeks to organically grow its professional contract services revenue and direct hire placement revenue, including business from staff augmentation, permanent placement, SOW and other human resource solutions in the IT, engineering, healthcare and finance and accounting higher margin staffing specialties. The Company’s strategic plans to achieve this goal involve setting aggressive new business growth targets, including initiatives to increase services to existing customers, increasing its numbers of revenue producing core professionals, including primarily, business development managers and recruiters, changes to compensation, commission and bonus plans to better incentivize producers, and frequent interaction with the field to monitor and motivate growth. The Company’s strategic plan contains both internal and acquisition growth objectives to increase revenue in the aforementioned higher margin and more profitable professional services sectors of staffing.

Liquidity and Capital Resources

The primary sources of liquidity for us are revenues earned and collected from our clients for the placement of contractors and permanent employment candidates and borrowings available under the Senior Credit Agreement. Uses of liquidity include primarily the costs and expenses necessary to fund operations, including payment of compensation to our contract and permanent employees, operating costs and expenses, and capital expenditures.

The following table sets forth certain consolidated statements of cash flows data:

	Fiscal
	2020	2019
Cash flows used in operating activities	$(2,247)	$(394)
Cash flows used in investing activities	$(119)	$(209)
Cash flows provided by financing activities	$12,385	$1,445

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At September 30, 2020, we had $14,074 of cash which was an increase of $10,019 from $4,055 at September 30, 2019. At September 30, 2020, we had working capital of $13,351 compared to $8,534 of working capital at September 30, 2019.

Net cash used in operating activities for fiscal 2020 and fiscal 2019 was $2,247 and $394, respectively. The negative operating cash flow in the fiscal 2020 and 2019 corresponds with negative income from operations and other net changes in working capital.

The primary uses of cash for investing activities were for the acquisition of property and equipment in fiscal 2020 and fiscal 2019.

Cash flow provided by financing activities for fiscal 2020 was primarily attributed to the net funds received PPP Loans totaling $19,927 in order to provide needed relief for allowable expenses under the CARES Act PPP. Offsetting the effect of the new PPP funds received were payments required to pay down the Company’s Senior Credit Agreement resulting from the decline in the Company’s business and accounts receivable that serve as borrowing base collateral as a direct result of the Coronavirus Pandemic and settlement payments on the extinguishment of subordinated notes and preferred stock.

Minimum debt service payments (principal) for the twelve-month period commencing after the close of business on September 30, 2020, are approximately $3,132. Minimum lease payments under all the Company’s lease agreements for the twelve-month period commencing after the close of business on September 30, 2020, are approximately $1,848. All the Company’s office facilities are leased.

The Company experienced significant net losses for the fiscal years ended September 30, 2020 and 2019, which also negatively impacted the Company’s ability to generate liquidity. During much of this period, the Company significantly restructured its operations, made significant cost reductions, including closing and consolidating unprofitable locations and eliminating underperforming personnel, implemented strategic management changes, and intensified focus on stabilizing the business and restoring profitable growth. As a result, management believes the Company had begun to see its operations and business stabilize.

In approximately mid-March 2020, the Company began to experience the severe negative effects of the economic disruptions resulting from the COVID-19 pandemic. These have included abrupt reductions in demand for the Company’s primary sources of revenue, its temporary and direct hire placements, lost productivity due to business closings both by clients and at the Company’s own operating locations, and the significant disruptive impacts to many other aspects of normal operations. These effects have continued to be felt across all businesses, with the most severe impacts being felt in the commercial (light industrial) and FAO end markets within the professional segment.

Following months of extensive negotiations, effective April 28, 2020, the Company entered into the Seventh Amendment to the Credit Agreement with its senior lenders. The Seventh Amendment (as defined below) is the most significant modification of the Company’s senior credit facilities since inception and provides several important concessions and features, including extending the maturity by two years to June 30, 2023, and adjusting (reducing) cash debt service and thereby improving the Company’s ability to generate liquidity. Effective May 5, 2020 the Company entered into the Eighth Amendment which allowed the Company and its subsidiaries to obtain loans from BBVA USA (“BBVA”) pursuant to the PPP which was established under the CARES Act and administered by the U.S. Small Business Administration (“SBA”).

Between April 29 and May 7, 2020, the Company was able to obtain CARES Act relief financing under the PPP Loan program for each of its operating subsidiaries, in the aggregate amount of $19,927. These funds were the only source of financing available to our companies and businesses and have been and continue to be absolutely critical to our ability to maintain operations, including the employment of our temporary and full-time employees, in order to produce and meet our foreseeable liquidity requirements in the midst of this continuing worldwide Coronavirus Pandemic.

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On June 30, 2020, the Company completed a financial restructuring and eliminated $19,685 of its subordinated indebtedness and $27,695 of its convertible preferred stock as required pursuant to the terms of Seventh Amendment, dated as of April 28, 2020, to the Senior Credit Agreement, dated as of March 31, 2017. The Company entered into a Repurchase Agreement for Preferred Stock and Subordinated Notes (the “Repurchase Agreement”), dated as of June 30, 2020 with Ronald R. Smith (“Mr. Smith”), Thrivent Financial for Lutherans (“Thrivent”), Madison Capital Funding LLC (“Madison”), Maurice R. Harrison IV, Peter Langlois, Vincent Lombardo and Shane Parr (collectively with Smith, Thrivent and Madison, the “SNI Group Members” pursuant to which the SNI Group Members agreed to allow the Company to repurchase and settle all of the 9.5% Convertible Subordinated Notes (the “9.5% Notes”), Series B Convertible Preferred Stock, no par value (“Series B Preferred Stock”), 8% Convertible Subordinated Notes (“8% Notes”) and Series C 8% Cumulative Convertible Preferred Stock, no par value (“Series C Preferred Stock”) held by each of them. All of the outstanding 9.5% Notes and all of the outstanding Series B Preferred Stock were held by SNI Group Members.

Management believes that the Company can generate adequate liquidity to meet its obligations for at least the next twelve months and foreseeable future thereafter, assuming the negative economic effects of the COVID-19 pandemic do not worsen, and that economic recovery continues.

Off-Balance Sheet Arrangements

As of December 31, 2020, and during the three months then ended, and as of September 30, 2020, and 2019, and during the two fiscal years then ended, there were no transactions, agreements, or other contractual arrangements to which an unconsolidated entity was a party, under which the Company (a) had any direct or contingent obligation under a guarantee contract, derivative instrument or variable interest in the unconsolidated entity, or (b) had a retained or contingent interest in assets transferred to the unconsolidated entity.

Critical Accounting Policies and Estimates (Dollar amounts presented in thousands)

The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America and the rules of the United States Securities and Exchange Commission.

Management makes estimates and assumptions that can affect the amounts of assets and liabilities reported as of the date of the consolidated financial statements, as well as the amounts of reported revenues and expenses during the periods presented. Those estimates and assumptions typically involve expectations about events to occur subsequent to the balance sheet date, and it is possible that actual results could ultimately differ from the estimates. If differences were to occur in a subsequent period, the Company would recognize those differences when they became known.

Significant accounting and disclosure matters requiring the use of estimates and assumptions include, but may not be limited to, revenue recognition, accounts receivable allowances, determining fair values of financial assets and liabilities, deferred income tax valuation allowances, accounting for asset impairments, and accounting for derivative liabilities and beneficial conversion features. Management believes that its estimates and assumptions are reasonable, based on information that is available at the time they are made.

The following accounting policies are considered by management to be “critical” because of the judgments and uncertainties involved, and because different amounts would be reported under different conditions or using different assumptions.

Revenue Recognition

Revenues from contracts with customers are generated through the following services: direct hire placement services, temporary professional services staffing, and temporary light industrial staffing. Revenues are recognized when promised services are performed for customers, and in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. Our revenues are recorded net of variable consideration such as sales adjustments or allowances.

Direct hire placement service revenues from contracts with customers are recognized when employment candidates accept offers of employment, less a provision for estimated credits or refunds to customers as the result of applicants not remaining employed for the entirety of the Company’s guarantee period (referred to as “falloffs”). The company’s guarantee periods for permanently placed employees generally range from 60 to 90 days from the date of hire. Fees associated with candidate placement are generally calculated as a percentage of the new employee’s annual compensation. No fees for permanent placement services are charged to employment candidates.

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Temporary staffing service revenues from contracts with customers are recognized in amounts for which the Company has a right to invoice, as the services are rendered by the Company’s temporary employees. The Company records temporary staffing revenue on a gross basis as a principal versus on a net basis as an agent in the presentation of revenues and expenses. The Company has concluded that gross reporting is appropriate because the Company controls the specified service before that service is performed for a customer. The Company has the risk of identifying and hiring qualified employees, has the discretion to select the employees and establish their price, and bears the risk for services that are not fully paid for by customers.

Falloffs and refunds during the period are reflected in the consolidated statements of operations as a reduction of placement service revenues. Expected future falloffs and refunds are reflected in the consolidated balance sheet as a reduction of accounts receivable.

See Note 15 to our audited consolidated financial statements included elsewhere in this prospectus for disaggregated revenues by segment.

Payment terms in our contracts vary by the type and location of our customer and the services offered. The terms between invoicing and when payments are due are not significant.

Accounts Receivable

The Company extends credit to its various customers based on evaluation of the customer’s financial condition and ability to pay the Company in accordance with the payment terms. An allowance for doubtful accounts is recorded, as a charge to bad debt expense, where collection is considered to be doubtful due to credit issues. An allowance for placement fall-offs is recorded, as a reduction of revenues, for estimated losses due to applicants not remaining employed for the Company’s guarantee period. These allowances together reflect management’s estimate of the potential losses inherent in the accounts receivable balances, based on historical loss statistics and known factors impacting its customers. Management believes that the nature of the contract service business, wherein client companies are generally dependent on our contract employees in the same manner as permanent employees for their production cycles and the conduct of their respective businesses contributes to a relatively small accounts receivable allowance.

Fair Value Measurement

The Company follows the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820, “Fair Value Measurement”, which defines fair value, establishes a framework for measuring fair value and enhances fair value measurement disclosure. Under these provisions, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.

The standard establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is described below:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2: Observable prices that are based on inputs not quoted on active markets but corroborated by market data.

Level 3: Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

Income Taxes

We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, we determine deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

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We recognize deferred tax assets to the extent that we believe that these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

We record uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

We recognize and group interest and penalties, if any, with income tax expense in the accompanying consolidated statement of operations. As of December 31, 2020 and September 30, 2020, no material accrued interest or penalties are included on the related tax liability line in the consolidated balance sheet.

Goodwill

The Company evaluates its goodwill for possible impairment as prescribed by ASU 2017-04, Intangibles — Goodwill and Other (Topic 350), Simplifying the Test for Goodwill Impairment at least annually and when one or more triggering events or circumstances indicate that the goodwill might be impaired. Under this guidance, annual or interim goodwill impairment testing is performed by comparing the estimated fair value of a reporting unit with its carrying amount. An impairment charge is recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value, not to exceed the carrying value of goodwill.

The Company performed annual goodwill impairment testing effective as of September 30, 2020, and allocates its goodwill among two reporting units, its Professional Staffing Services segment and its Commercial segment for purposes of evaluation for impairments. In determining the fair value of our two reporting units, we use one or a combination of commonly accepted valuation methodologies: 1) the income approach, which is based on the present value of discounted cash flows projected for the reporting unit or, in certain instances, capitalization of earnings, and 2) the market approach, which estimates a fair value based on an appropriate revenue and/or earnings multiple(s) derived from comparable companies. These valuation techniques on assumptions and other factors, such as the estimated future cash flows of our reporting units, the discount rate used to determine the present value of our cash flows and the market multiples of comparable companies utilized. In applying our methods, we also use averages or medians to select assumptions derived from comparable companies or market data, and in the application of the income and/or market approaches if we determine that this will provide a more appropriate estimated fair value or range of fair value estimates of the reporting units. Changes to input assumptions and other factors used or considered in the analysis could result in materially different evaluations of goodwill impairment.

As a result of the evaluation performed, the carrying value of its net assets exceeded the estimated fair value of the Company’s Professional Staffing Services segment as of September 30, 2020, while the estimated fair value of the Commercial segment exceeded its net carrying value. The outcome of this goodwill impairment test resulted in a non-cash charge for the impairment of goodwill of $8,850, which was recorded in the consolidated financial statements for fiscal 2020. For purposes of performing this goodwill impairment assessment, management applied the valuation techniques and assumptions to its Professional and Commercial segments as reporting units discussed above and also considered recent trends in the Company’s stock price, implied control or acquisition premiums, earnings and other possible factors and their effects on estimated fair value of the Company’s reporting units.

Management also considered the Company’s market capitalization, as recently reported on the NYSE American exchange, in conducting its assessment, which has been lower than its consolidated net book value (consolidated shareholders’ equity). Management believes that the continuing declines in global economic and labor market conditions and other disruptions caused by the COVID-19 pandemic that have negatively impacted the Company’s business and operating results also are a contributing factor to the Company’s recent stock prices, market capitalization, and potentially, the value of its goodwill resulting, in part, in the non-cash impairment charge recognized during fiscal 2020. Management believes and expects that these conditions, including those impacting the Company, are improving and will continue to improve. However, there can be no assurance that the Company’s goodwill or other long-lived assets will not become impaired in the future.

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The Company considered and reviewed the recoverability of its goodwill during the three-month periods ended December 31, 2020 and 2019 and determined that no impairment charge was necessary. In reaching its conclusion, management determined that no triggering events or other circumstances have occurred or changed since the Company’s most recent annual evaluation as of September 30, 2020, that indicate the carrying values of the Company’s reporting segments are higher than their respective fair values. Management also considered the Company’s market capitalization as recently reported on the NYSE American exchange and determined that when adjusted for the assumption of a reasonable control premium over exchange pricing, it exceeded the Company’s consolidated net book value (consolidated stockholders’ equity) during the three-month periods ended December 31, 2020 and 2019.

The Company adopted ASU 2017-04 in 2019. Due to a previous sustained decline in the market capitalization of our common stock during the third quarter of 2019, we also performed a goodwill impairment test in accordance with the provisions of ASU 2017-04, and recognized a non-cash charge for the impairment of goodwill of $4,300 in fiscal 2019.

Intangible Assets

Separately identifiable intangible assets held in the form of customer lists, non-compete agreements, customer relationships, management agreements and trade names were recorded at their estimated fair value at the date of acquisition and are amortized over their estimated useful lives ranging from two to ten years using both accelerated and straight-line methods.

Impairment of Long-lived Assets (other than Goodwill)

The Company recognizes an impairment of long-lived assets used in operations, other than goodwill, when events or circumstances indicate that these assets might be impaired and the estimated undiscounted cash flows to be generated by those assets over their remaining lives are less than the carrying amount of those items. In the event the net carrying value of the Company’s long-lived assets are determined not to be recoverable, they are reduced to fair value, which is typically calculated using one or a combination of the relief from royalty method, the multiple of excess cash flow method, and/or other applicable adaptations of the discounted cash flow method. For purposes of testing the long-lived assets other than goodwill, long-lived assets are grouped and considered with other assets and liabilities within the Professional Staffing Services and Industrial Staffing Services segments. The Company did not record any impairments to its long-lived assets other than goodwill during the quarters ended December 31, 2020 and 2019, or during its fiscal years ended September 30, 2020 and 2019.

Beneficial Conversion Feature

The Company evaluates embedded conversion features within a convertible instrument under ASC 815 Derivatives and Hedging to determine whether the embedded conversion feature(s) should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in earnings. If the conversion feature does not require treatment under ASC 815, the instrument is evaluated under ASC 470-20 Debt with Conversion and Other Options for consideration of any beneficial feature.

The Company records a beneficial conversion feature (“BCF”) when the convertible instrument is issued with conversion features at fixed or adjustable rates that are below market value when issued. The BCF for convertible instruments is recognized and measured by allocating a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. The intrinsic value is generally calculated at the commitment date as the difference between the conversion price and the fair value of the common stock or other securities into which the security is convertible, multiplied by the number of shares into which the security is convertible. If certain other securities are issued with the convertible security, the proceeds are allocated among the different components. The portion of the proceeds allocated to the convertible security is divided by the contractual number of the conversion shares to determine the effective conversion price, which is used to measure the BCF. The effective conversion price is used to compute the intrinsic value. The value of the BCF is limited to the basis that is initially allocated to the convertible security.

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The BCF for the convertible instrument is recorded as a reduction, or discount, to the carrying amount of the convertible instrument equal to the fair value of the conversion feature. The discount is then amortized as interest or deemed dividends over the period from the date of the convertible instrument’s issuance to the earliest redemption date, provided that the convertible instrument is not currently redeemable but probable of becoming redeemable in the future.

Stock-Based Compensation

The Company accounts for stock-based awards to employees in accordance with FASB ASC 718, “Compensation-Stock Compensation”, which requires compensation expense related to share-based transactions, including employee stock options, to be measured and recognized in the consolidated financial statements based on a determination of the fair value of the stock options. The grant date fair value is determined using the Black-Scholes-Merton (“Black-Scholes”) pricing model. For all employee stock options, we recognize expense on an accelerated basis over the employee’s requisite service period (generally the vesting period of the equity grant). The Company’s option pricing model requires the input of highly subjective assumptions, including the expected stock price volatility, expected term, and forfeiture rate. Any changes in these highly subjective assumptions significantly impact stock-based compensation expense.

Options awarded to purchase shares of common stock issued to non-employees in exchange for services are accounted for as variable awards in accordance with FASB ASC 718, “Compensation-Stock Compensation”. Such options are valued using the Black-Scholes option pricing model.

Segment Data

The Company provides the following distinctive services: (a) direct hire placement services, (b) temporary professional services staffing in the fields of IT, engineering, medical, and accounting, and (c) temporary light industrial staffing. These distinct services can be divided into two reportable segments, industrial staffing services and professional staffing services. Selling, general and administrative expenses are not completely separately allocated among light industrial services and professional staffing services.

Operating results are regularly reviewed by the chief operating decision maker to make decisions about resources to be allocated to the segment and to assess its performance. Other factors, including type of business, type of employee, length of employment and revenue recognition are considered in determining these operating segments.

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Recent Accounting Pronouncements (Dollar amounts presented in thousands)

Recently Adopted Accounting Pronouncements

Lease Accounting. In February 2016, the FASB issued Accounting Standard Update (“ASU”) 2016-02, Leases (“ASC 842”), which introduces the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous ASC 840 guidance. The original guidance required application on a modified retrospective basis with the earliest period presented. In August 2018, the FASB issued ASU 2018-11, Targeted Improvements to ASC 842, which includes an option to not restate comparative periods in transition and elect to use the effective date of ASC 842, Leases, as the date of initial application of transition. We adopted this guidance as of October 1, 2019 and elected the transition method provided under ASU 2018-11. This standard has a material effect on our consolidated balance sheets with the recognition of new right of use assets and lease liabilities for all operating leases, except for those leases where we elected the short-term lease recognition exemption, as these leases have a non-cancelable lease term of approximately one year or less. Adoption of the new standard did not have a material effect on the Company’s consolidated results of operations. As of the transition date, the ROU asset and total lease liability (current and long-term) were $5,900 and $6,341, respectively.

The Company elected the package of practical expedients available under the transition provisions of the new lease standard, including (i) not reassessing whether expired or existing contracts contain leases, (ii) lease classification, and (iii) not revaluing initial direct costs for existing leases. Also, the Company elected the practical expedient which allows aggregation of non-lease components with the related lease components when evaluating accounting treatment. Lastly, the Company applied the modified retrospective adoption method, utilizing the simplified transition option available in the ASC 842, which allows entities to continue to apply the legacy guidance in ASC 840, including its disclosure requirements, in the comparative periods presented in the year of adoption. See Note 5 for further discussion of leases.

Stock Compensation. In June 2018, the FASB issued ASU 2018-07, Compensation-Stock Compensation (“ASC 718”), which simplifies the accounting for nonemployee share-based payment transactions. The amendments specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The update is effective for annual reporting periods beginning after December 15, 2018, including interim periods within those reporting periods, with early adoption permitted (but no sooner than the adoption of Topic 606). The Company adopted the new guidance as of October 1, 2019. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

Current Expected Credit Losses Model. In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (“ASC 326”), authoritative guidance amending how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The guidance requires the application of a current expected credit loss model, which is a new impairment model based on expected losses. The new guidance is effective for interim and annual reporting periods beginning after December 15, 2022. The Company has not yet determined the impact of the new guidance on its consolidated financial statements and related disclosures.

No other recent accounting pronouncements were issued by FASB.

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OUR BUSINESS

We are a provider of human resources solutions which primarily include the provision of temporary and permanent personnel in the professional and industrial services sectors to customers located throughout the United Sates. We, through our operating subsidiaries, deliver our services from a network of three virtual locations and 27 branch office locations located in or near several major U.S. cities, including, but not limited to, Atlanta, Dallas, Denver and Miami. We specialize primarily in the placement of IT, engineering, accounting and finance, health care, including scribes who specialize in EMR services for emergency departments, specialty physician practices and clinics, and office support professionals for direct hire and contract staffing. We also provide temporary light industrial (blue collar) staffing services for commercial clients.

Our material operating subsidiaries include Access Data Consulting Corporation, Agile Resources, Inc., BMCH, Inc., Paladin Consulting, Inc., Scribe Solutions, Inc., SNI Companies, Inc., Triad Logistics, Inc., and Triad Personnel Services, Inc. In addition, we and our operating subsidiaries own and operate under other trade names, including Accounting Now, Ashley Ellis, Staffing Now®, SNI Banking, SNI Certes®, SNI Energy®, SNI Financial®, SNI Technology®, GEE Group (Columbus), General Employment, Omni One and Triad Staffing.

Services Provided

We provide our services to a broad range of customers from small and medium-sized businesses to the Fortune 1000. Our services include the provision of highly specialized contract or permanently placed professionals in several verticals, including IT, engineering, accounting and finance, office support and healthcare, including scribes who specialize in EMR services for emergency departments, specialty physician practices and clinics. We provide office support professionals for direct hire and contract staffing services. We also provide temporary staffing services in the light industrial (blue collar) areas.

Our contract and placement services are principally provided under two operating divisions or segments: Professional Staffing Services and Industrial Staffing Services.

Our operating subsidiaries and end markets served under each of its operating divisions are as follows:

Professional Division

•	Access Data Consulting provides hard-to-find IT talent to customers on a direct hire or contract basis and human resources consulting services and solutions in the higher-end IT vertical including project management support to businesses regionally (Western and Southwestern U.S.) and, to a lesser extent, throughout the rest of the U.S.

•	Agile Resources delivers unique CIO advisory services, IT project support and human resources solutions regionally (Southeastern U.S.) and, to a lesser extent, nationally in the areas of application architecture and delivery, enterprise operations, digital, information lifecycle management and project management all with flexible delivery options including contract staffing and direct hire.

•	Ashley Ellis works with C-suite and senior executives to offer full cycle engineering and IT contract staffing services, with a focus on business intelligence, application development and network infrastructure, to clients in the Southeastern U.S. region and, to a lesser extent, throughout the rest of the U.S.

•	GEE Group (Columbus) primarily provides direct hire placement and contract staffing services in the accounting and engineering verticals, with an emphasis on placing personnel with specialized skills in the mechanical, manufacturing and equipment maintenance areas to clients throughout the Midwestern U.S.

•	Omni One specializes in technical and professional direct-hire and contract staffing solutions in the manufacturing and engineering verticals for clients primarily located in the Midwestern U.S.

•

Paladin Consulting primarily provides highly skilled IT professionals on a contract or direct hire basis directly to customers or through RPO, MSP and VMS arrangements and other non-IT staffing solutions to customers nationwide including government contractors who require that the provider of staffing services have required security clearance; such security certification is maintained by Paladin Consulting.

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•	Scribe Solutions provides hospital and free-standing emergency rooms and physician practices in the Southeastern U.S. with highly trained medical scribes for personal assistant work in connection with EMR.

•	SNI Companies provides human resource solutions, including direct hire and contract staffing, project support and retained search services specializing primarily in the accounting, finance, banking, IT and office support verticals to customers located in major U.S. metropolitan markets, such as Dallas/Fort Worth, Denver, Miami, Tampa, Jacksonville, Boston, Hartford and surrounding areas. SNI Companies’ brands include Accounting Now, Staffing Now®, SNI Banking, SNI Certes®, SNI Energy®, SNI Financial®, and SNI Technology®.

Industrial Division

•

Triad Staffing provides light industrial contract labor services for all phases of manufacturing and electronic assembly, warehousing, picking, packing and shipping and custodial and general labor operations throughout Ohio.

Our Strategy

Our business strategy is multi-dimensional and encompasses both organic growth and growth through strategic acquisitions. The main tenants of our strategy are to:

Grow Organically By:

•	Providing innovative solutions for clients delivered through an enhanced and expanded menu of professional services offerings while increasing the penetration of clients in our existing markets for our IT, finance and accounting, healthcare, engineering and office support verticals;

•	Entering other fast growing markets following existing customers who are expanding their operations and cross-selling services by leveraging strategic customer relationships capitalizing on the Company’s national managed services agreements MSA, MSP and VMS relationships;

•	Expanding our geographic footprint into key markets through both virtual and bricks and mortar de novo office openings;

•	Adding recruiting and sales talent to our existing delivery network to obtain new customers and increase the number of placements made to increase revenue;

•	Increasing scalability and expanding operating margin through continued realization of economies of scale through the on-going process of streamlining back office operations, leveraging regional and national recruiting centers, improving upon per desk production averages and through the elimination of duplicative costs of acquired companies; and

•	Capitalizing on hiring opportunities created by the economic downturn through providing on-demand labor to fill the personnel voids of businesses following corporate America’s reaction to the COVID-19 pandemic with shutdowns, layoffs and displacements of professionals, office support staff and blue collar workers. As the economy recovers and companies return to sustained growth, demand for our services is anticipated to accelerate, with a particular focus on IT, E-Commerce and Logistics.

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Growth Through Strategic Acquisitions:

We have historically grown significantly through acquisitions of complementary businesses. We intend to continue to expand our business through strategic acquisitions, subject to our business plans and management’s ability to identify, acquire and develop suitable acquisition or investment targets in both new and existing service categories. Along with our significant business growth to date, we have built a robust platform with the appropriate infrastructure and scalability, which we believe is necessary to assimilate acquisitions.

We continue to explore opportunities for potential acquisitions in the fragmented staffing industry. Our acquisition strategy includes, but is not limited to, targeting companies or transactions that we believe may have one or more of the following characteristics:

•	A focus on IT specialties and other verticals, including cyber security, government and targets in the professional services sectors;

•	A well-managed business with experienced operators and with high gross and EBITDA margins, as well as consistent revenue growth;

•	Limited enterprise risk and successful due diligence; and

•	Pricing commensurate with profitability and growth, must be accretive to earnings and consideration generally consisting of a combination of cash, seller and bank financing and stock.

Marketing

We market our staffing services using our corporate and trade names in our respective vertical markets. As of March 1, 2021, we operated three virtual locations and 27 branch office locations in downtown or suburban areas of major U.S. cities in eleven states, including one located in each of Connecticut, Georgia, Minnesota, New Jersey, and Virginia, three offices in Colorado, two offices in Illinois and Massachusetts, four offices in Texas, seven offices each in Ohio and Florida.

We market our staffing services to prospective clients primarily through the use of the internet, specialty brands and corporate websites, digital direct mail campaigns, publishing annual electronic and widely distributed salary guides, advertising in tech, HR and accounting publications, attendance and booth displays at specialty trade shows, participation and membership in chambers of commerce, the SIM, Women in Technology and other business organizations, support for our employees’’ philanthropic activities, telephone marketing by our sales consultants and business development managers using our CRM tools to identify prospects, and through the mailing of tailored employment bulletins which list highly-skilled candidates available for placement and contract employees available for assignment.

Competition

The staffing industry is highly fragmented with a multitude of competitors. There are relatively few barriers to entry by firms offering direct hire placement and staff augmentation services although significant amounts of working capital typically are required to fund the payroll of temporary workers for businesses providing contract staffing services. New entrants to the staffing industry are constantly introduced to the marketplace. Our competitors include sole-proprietorship operations, local and regional firms as well as national organizations. In the U.S., large national firms have annual revenue of approximately $100 million and up to $10 billion. Regional firms yearly revenue ranges from $10 million or more. The largest portion of the marketplace is the bottom layer of this competitive landscape consisting of small, individual-sized or family-run operations. With low barriers to entry, sole proprietorships and smaller entities routinely enter the staffing industry. Many competitors are larger corporations with substantially greater resources than ours; however, as described below, we believe we are able to compete successfully in the verticals and end markets in which it operates.

Our professional and industrial staffing services compete effectively by providing highly qualified candidates who are well matched for the position, developing and maintaining outstanding client relationships on a local level, responding quickly to client requests, and by establishing offices in convenient locations. As part of our services, we provide professional reference checking, scrutiny of candidates’ work experience and optional custom background checks. In general, we believe that pricing is secondary to quality of service as a competitive factor. During slow hiring periods, however, competition can put pressure on our pricing and we believe we are able to effectively compete on price in such situations.

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Our Competitive Strengths

We believe that we are able to compete effectively in the staffing industry because we have:

•	Deep experience and vertical specialization and expertise in niche markets;

•	Invested in robust sales programs and marketing tools and technology and CRM software to successfully target and reach out to potential new customers;

•	Long-tenured division leaders, business development managers and vertical specialists (e.g., certified public accountants for accounting, tax and financial placements) with deep and relevant staffing industry experience;

•

Strong and proven capability to deliver outstanding results upon short notice on large-scale projects leveraging our wide office network and experienced project team leaders, including experience with MSP and VMS programs;

•	Set in place the strategy and procedures for both temporary and permanent virtual working and invested in technology to facilitate communication, recruiting, onboarding and management of the business virtually;

•	Vertical specific state-of-the-art databases, applicant tracking systems (“ATS”) and other technology tools that facilitate swift, expert matching of candidates to job requirements providing highly-qualified multiple choices to customers;

•	Localized decision-making and a lack of a multi-layered bureaucracy which provides for a more rapid response to customized client requests and a streamlined approval process in place for speedy recruitment of personnel; and

•	Hands-on training with specialized modules for newly hired recruiters and account management personnel.

Recruiting

The success of our services is highly dependent on our ability to recruit and retain qualified candidates. Prospective employment candidates are generally recruited through job postings and contact made electronically using various internet tools as well as telephone contact by our employment consultants. For internet postings, we maintain our corporate web page at www.geegroup.com and our specialty brand web pages in addition to extensive use of internet job posting bulletin board services. We also maintain database records of applicants’ skills through our ATS to assist in matching applicant skills with job openings and contract assignments. We generally screen, interview and, in many cases background check, all applicants who are presented to our clients.

Industry Overview

The staffing industry is divided into three major segments: temporary staffing services, professional employer organizations (“PEOs”) and placement agencies. Temporary staffing services provide workers for limited periods, often to substitute for absent permanent workers or to help during periods of peak demand. These workers, who are often employees of the temporary staffing agency, will generally fill clerical, technical, or industrial positions. PEOs, sometimes referred to as employee leasing agencies, contract to provide workers to customers for specific functions, often related to human resource management. In many cases, a customer’s employees are hired by a PEO and then contracted back to the customer. Placement agencies, sometimes referred to as executive recruiters or headhunters, find workers to fill permanent positions at customer companies. These agencies may specialize in placing senior managers, mid-level managers, technical workers, or clerical and other support workers.

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Our business is mainly that of a temporary staffing company within the broader staffing industry, however, we also offer and provide permanent placement services in our Professional Staffing Services segment.

Staffing companies identify potential candidates through online advertising and referrals, and interview, test and counsel workers before sending them to the customer for approval. Pre-employment screening can include skills assessment and reference checking, as well as drug tests and criminal background checks. The personnel staffing industry has been radically changed by the internet. Many employers list available positions with one or several internet personnel sites, such as those offered by firms like Monster or CareerBuilder, and on their own websites. Personnel agencies operate their own sites and often still work as intermediaries by helping employers accurately describe job openings and by screening candidates who submit applications.

Major end-use customers include businesses from virtually all industries. Marketing involves direct sales presentations, referrals from existing clients and advertising. Agencies compete both for customers and workers. Depending on market supply and demand at any given time, agencies may allocate more resources either to finding potential employers or potential workers. Permanent placement agencies work either on a retained or on a contingency basis. Clients may retain an agency for a specific job search or on contract for a specific period. Temporary staffing services charge customers a fixed price per hour or a standard markup on prevailing hourly rates.

For many staffing companies, including ours, demand is lower late in the fourth calendar quarter and early in the first calendar quarter, partly because of holidays, and higher during the rest of the year. Staffing companies may have high receivables from customers. Temporary staffing agencies and PEOs must manage a high cash flow because they funnel payroll payments from employers. Cash flow imbalances also occur because agencies must pay workers even if they have not been paid by clients.

The revenue of staffing companies depends on the number of jobs they fill, which in turn can depend upon the economic environment. During economic slowdowns, many client companies may slow down or stop hiring altogether. Internet employment sites expand a Company’s ability to find workers without the help of traditional agencies. Staffing companies often work as intermediaries, helping employers accurately describe job openings and screen candidates. Increasing the use of sophisticated, automated job description and candidate screening tools could make many traditional functions of personnel agencies obsolete. Free social networking sites such as LinkedIn and Facebook are also becoming a common way for recruiters and employees to connect without the assistance of a staffing agency.

To avoid large placement agency fees, big companies may use in-house personnel staff, current employee referrals, or human resources consulting companies to find and hire new personnel. Because placement agencies typically charge a fee based on a percentage of the first year’s salary of a new worker, companies with many jobs to fill have a financial incentive to avoid use of agencies.

Many staffing companies are small and may depend heavily on a big customers for a large portion of revenue. Large customer concentration may lead to increased revenue, but also expose agencies to higher risks. When major accounts experience financial hardships, and have less need for temporary employment services, agencies stand to lose large portions of revenue.

The loss of a staff member who handles a large volume of business may result in a large loss of revenue for a staffing company. Individual staff members, rather than the staffing company itself, often develop strong relationships with customers. Non-compete agreements are commonly used by staffing companies, however, staff members who move to another staffing company are often able to work around terms and conditions of their non-compete agreements and move customers with them.

Some of the best opportunities for temporary employment are in industries traditionally active in seasonal cycles, such as manufacturing, construction, wholesale and retail. However, seasonal demand for workers also creates cash flow fluctuations throughout the year.

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Staffing companies are subject to regulations promulgated by the U.S. Department of Labor and the Equal Employment Opportunity Commission, and often by state authorities. Many federal anti-discrimination rules regulate the type of information that employment firms can request from candidates or provide to customers about candidates. In addition, the relationship between the agency and its temporary employees, or its employee candidates may not always be clear, resulting in legal and regulatory uncertainty.

Trends in the Staffing Business

Start-up costs for a staffing company can be relatively low. Individual offices can be profitable and consolidation is driven by opportunities for large or growing agencies to develop national relationships with big customers or build resources and scale for future growth. Some agencies expand by starting new offices in promising markets, others prefer to buy existing independent offices with proven staff and an existing customer roster, while still others focus on both.

At some companies, temporary workers have become such a large part of the workforce that staffing company employees sometimes work at the customer’s site to recruit, train, and manage temporary employees. Our Company has a number of onsite relationships with its customers. Staffing companies try to match the best qualified employees for the customer’s needs, but often provide additional training specific to that company, such as instruction in the use of proprietary software.

Some personnel consulting firms and human resource departments use psychological tests to evaluate potential job candidates. In addition to more comprehensive background checks, headhunters often check the credit history of prospective employees.

We believe the trends of outsourcing entire departments and dependence on temporary and leased workers will continue to expand creating opportunities for staffing companies. Taking advantage of their in house expertise in assessing worker capabilities, some staffing companies manage their clients’ entire human resource functions. Human resources outsourcing (“HRO”) may include management of personnel and payroll administration, tax filings, and benefit administration services. HRO may also include recruitment process outsourcing (“RPO”), whereby an agency manages all recruitment activities for a client.

New online technology is improving staffing efficiency. For example, some online applications coordinate workflow for staffing agencies, their clients and temporary workers, and allow agencies and customers to share work order requests, submit and track candidates, approve timesheets and expenses, and run reports. Interaction between candidates and potential employers is increasingly being handled online.

Initially viewed as rivals, some Internet job-search companies and traditional employment agencies are now collaborating. While some Internet sites do not allow agencies to use their services to post jobs or look through resumes, others find that agencies are their biggest customers, earning the sites a large percentage of their revenue. Some staffing companies contract to help client employers find workers online.

Most recently, the onset of the COVID-19 pandemic has caused staffing companies to significantly rethink and alter their operations and, in some cases, even their fundamental business models. Staffing companies already have played a prominent if not leading role in recent new workplace trends, including flexible scheduling and remote work arrangements, as two significant examples. A natural result of the shutdowns, quarantines, social distancing and other COVID-19 guidelines is reinforcement of these types of newer workplace trends. Therefore, we expect that even as the threat of COVID-19 lessens, these workplace trends are likely to continue on and occupy a permanent place going forward.

Competition

The staffing industry is highly fragmented with a multitude of competitors. There are relatively few barriers to entry by firms offering direct hire placement and staff augmentation services although significant amounts of working capital typically are required to fund the payroll of temporary workers for businesses providing contract staffing services. New entrants to the staffing industry are constantly introduced to the marketplace. Our competitors include sole-proprietorship operations, local and regional firms as well as national organizations. In the U.S., large national firms have annual revenue of approximately $100 million up to $10 billion. Regional firms yearly revenue ranges from $10 million or more. The largest portion of the marketplace is the bottom layer of this competitive landscape consisting of small, individual-sized or family-run operations. With low barriers to entry, sole proprietorships and smaller entities routinely enter the staffing industry. Many competitors are larger corporations with substantially greater resources than ours; however, the Company is able to compete successfully in the verticals and end markets in which it operates.

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Our professional and industrial staffing services compete by providing highly qualified candidates who are well matched for the position, developing and maintaining outstanding client relationships on a local level, responding quickly to client requests, and by establishing offices in convenient locations. As part of our services, we provide professional reference checking, scrutiny of candidates’ work experience and optional custom background checks. In general, we believe that pricing is secondary to quality of service as a competitive factor. During slow hiring periods, however, competition can put pressure on our pricing and the Company believes it is able to effectively compete on price in such situations.

Our Employees

As of December 31, 2020, the Company had approximately 258 regular employees and the number of contract service employees varied week to week during the year ended December 31, 2020, from a minimum of approximately 1,565 to a maximum of 2,631.

Our Corporate Information

We were incorporated in the State of Illinois in 1962 and are the successor to employment offices doing business since 1893. Our principal executive offices are located at 7751 Belfort Parkway, Suite 150, Jacksonville, Florida 32256, and our telephone number at that location is (630) 954-0400. Our Internet website address is www.GEEgroup.com. The inclusion of our website address in this prospectus does not include or incorporate by reference into this prospectus or the registration statement to which it forms a part any information on, or accessible through, our website.

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DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our common stock does not purport to be complete and is subject to and qualified in its entirety by reference to our Amended and Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws, as amended (“Bylaws”), copies of which are on file with the SEC as exhibits to reports that were previously filed with the SEC and are incorporated by reference herein. See “Where You Can Find More Information” and “Information Incorporated by Reference”.”

General

Our authorized capital stock consists of 200,000,000 shares of common stock, no par value, and 20,000,000 shares of preferred stock, no par value. As of March 29, 2021, we had 17,667,123 shares of common stock outstanding, and 1,304,572 shares of common stock issuable upon the exercise of stock options and warrants outstanding at a weighted average exercise price of $2.75 per share, 1,450,000 shares of restricted stock units issuable upon vesting and of which 600,000 shares are expected to vest on June 15, 2021, and an aggregate of 3,334,000 additional shares of common stock reserved for issuance under our 2013 Amended and Restated Incentive Stock Plan. In addition, 4,978,123 shares of our common stock may become issuable to our senior lenders under the terms of our Senior Credit Agreement on or before June 30, 2021. As of March 29, 2021, there were no shares of preferred stock outstanding.

The following summary of the rights of our common stock is not complete and is qualified in its entirety by reference to our Amended and Restated Articles of Incorporation, as amended, and Bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

Voting Rights

Holders of our common stock are entitled to one vote for each share held of record on all matters to be voted on by the shareholders. Holders of our common stock are not entitled to cumulate their votes.

Dividends and Liquidation

Subject to limitations under applicable law and preferences that may apply to any outstanding shares of our preferred stock, holders of the common stock are entitled to receive dividends when, as and if declared by the Board out of funds legally available therefor. In the event of the Company’s liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for any preferred stock having preference over the common stock. Holders of shares of common stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock.

Rights and Preferences

The common stock has no preemptive, conversion or other rights to subscribe for additional securities. There are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Fully Paid and Nonassessable

All outstanding shares of our common stock are, and all shares of common stock to be outstanding upon completion of the offering will be, validly issued, fully paid and nonassessable.

Amended and Restated of Incorporation and Bylaws Provisions

See “Certain Provisions of Illinois Law and of the Company’s Amended and Restated of Incorporation, as amended, and Bylaws” for a description of provisions of our Amended and Restated Articles of Incorporation, as amended, and Bylaws which may have the effect of delaying changes in our control or management.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer and Trust. Its address is 1 State Street, New York, NY 10004, Telephone No. 212-509-4000.

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Certain Provisions of Illinois Law and our Amended and Restated Articles of Incorporation, as Amended, and our Bylaws

Illinois Takeover Statute

We are subject to Section 11.75 of the IBCA, an anti-takeover statute. In general, Section 11.75 of the IBCA prohibits a publicly held Illinois corporation from engaging in a “business combination” with an “interested shareholder” for a period of three years following the time the person became an interested shareholder, unless the business combination or the acquisition of shares that resulted in a shareholder becoming an interested shareholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested shareholder. Generally, an “interested shareholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested shareholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for our stock.

The IBCA also permits the board of directors to consider the interests of constituencies of the corporation in addition to shareholders, including employees, suppliers, customers and the community, in response to unsolicited offers.

Amended and Restated Articles of Incorporation, as amended, and Bylaws Provisions

Provisions of our Amended and Restated Articles of Incorporation, as amended, and Bylaws may have the effect of making it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of our company by means of a tender offer, a proxy contest or otherwise. These provisions may also make the removal of incumbent officers and directors more difficult. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with us. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions may make it more difficult for shareholders to take specific corporate actions and could have the effect of delaying or preventing a change in our control. In particular, our Amended and Restated Articles of Incorporation, as amended, and our Amended and Restated Bylaws provide for the following:

Special Meetings of Shareholders. Special meetings of our shareholders may be called only by the chairman of the board of directors, our president, a majority of the members of the board of directors, or by one or more shareholders holding shares in the aggregate entitled to cast not less than 20% of the votes at the special meeting.

Issuance of Undesignated Preferred Stock. Our board of directors is authorized to issue, without further action by the shareholders, up to 20,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the board of directors. We currently have (i) 160,000 shares designated as Series A Convertible Preferred Stock, (ii) 5,950,000 shares of preferred stock designated as Series B Convertible Preferred Stock and (iii) 3,000,000 shares of preferred stock designated as Series C 8% Cumulative Convertible Preferred Stock As of the date of this prospectus, we did not have any shares of preferred stock outstanding. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

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UNDERWRITING

ThinkEquity, a division of Fordham Financial Management, Inc., is serving as representative of the several underwriters for this offering (the “Representative”). We have entered into an underwriting agreement, dated ________, 2021 (the “underwriting agreement”), with the Representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase, at the public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Underwriter	Number of Shares
ThinkEquity, a division of Fordham Financial Management, Inc.

Total

The underwriters are committed to purchase all shares offered by us. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, the underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares offered by us in this prospectus supplement and accompanying prospectus are subject to various representations and warranties and other customary conditions specified in the underwriting agreement, such as receipt by the Representative of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares of common stock subject to prior sale, when, as and if issued to and accepted by it, subject to other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have granted the underwriters an option to buy up to an aggregate of additional shares of common stock. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase up to an aggregate of additional shares of common stock (equal to 15% of the total number of shares of common stock sold in this offering) at the public offering price per share, less underwriting discounts and commissions, solely to cover over-allotments, if any. If the underwriters exercise this option in whole or in part, then the underwriters will be severally committed, subject to the conditions described in the underwriting agreement, to purchase the additional shares of common stock in proportion to their respective commitments set forth in the prior table.

Discounts, Commissions and Reimbursement

The underwriters have advised us that they propose to offer the shares of common stock to the public at the public offering price per share set forth on the cover page of this prospectus supplement. The underwriters may offer shares to securities dealers at that price less a concession of not more than $ per share of which up to $ per share may be reallowed to other dealers. After the initial offering to the public, the public offering price and other selling terms may be changed by the underwriters.

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The following table summarizes the public offering price, underwriting commissions and proceeds before expenses to us. The underwriting commissions are 7.5% of the public offering price.

Total
	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discounts and commissions (7.5%)	$	$	$
Proceeds, before expenses, to us	$	$	$

We have paid an expense deposit of $25,000 (the “Advance”) to the Representative, which will be applied against the actual out-of-pocket accountable expenses that will be paid by us to the underwriters in connection with this offering and will be reimbursed to us to the extent not incurred.

We have also agreed to reimburse the Representative for the full amount of its actual accountable expenses incurred in connection with the offering up to a maximum of $225,000 for all such expenses (which expenses will include, but will not be limited to, all reasonable fees and disbursements of the Representative’s counsel, travel, lodging and other “road show” expenses, mailing, printing and reproduction expenses, and any expenses incurred by the Representative in conducting its due diligence, including background checks of our officers and directors), less the Advance previously paid to Representative.

We estimate the expenses of this offering payable by us, not including underwriting discounts, commissions and underwriters’ expense reimbursement, will be approximately $755,000.

Right of First Refusal

In the event of gross proceeds from this offering of at least $30 million, we have granted the Representative, for a period of six (6) months following the closing date of this offering, an irrevocable right of first refusal to act as sole investment banker, sole book-runner and/or sole placement agent, at the Representative’s sole discretion, for each and every future public offering, including all equity linked financings, during such six (6) month period for the Company, or any successor to or any subsidiary of the Company, on terms customary to the Representative. The Representative shall have the sole right to determine whether or not any other broker dealer shall have the right to participate in any such offering and the economic terms of any such participation

Lock-Up Agreements

Subject to certain customary exceptions, (i) each of our directors and Section 16(b) officers and (ii) we and any 5% or greater holder (with the exception of institutional and mutual fund holders) of our outstanding shares of common stock, have agreed for a period of six months and three months, respectively, after the date of the underwriting agreement, without the prior written consent of the representative, not to directly or indirectly:

●

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock;

●

in the case of us, file or cause the filing of any registration statement under the Securities Act with respect to any shares of common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock;

●

in the case of our directors and officers, make any demand for or exercise any right with respect to the registration of any shares of common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock;

●	in the case of us, complete any offering of debt securities of the Company, other than entering into a line of credit, term loan arrangement or other debt instrument with a traditional bank; or

●

enter into any swap or other agreement or arrangement that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock, whether any transaction described in any of the foregoing bullet points is to be settled by delivery of our common stock or other capital stock, other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing.

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In addition, we have agreed with the Representative that for a period of six months from the effective date of the registration statement, we will not directly or indirectly in any “at-the-market”, continuous equity or variable rate transaction, offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company, without the prior written consent of the Representative.

Indemnification

We have agreed to indemnify the several underwriters against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.

Determination of Offering Price

The public offering price of the securities we are offering was negotiated between us and the Representative based on the trading price of our common stock prior to the offering, among other things. Other factors considered in determining the public offering price of the shares include the history and prospects of the Company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Listing

Our common stock is listed on the NYSE American under the symbol “JOB”.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. For instance, in December 2020, unrelated to this offering, the Representative received compensation in the amount of $5,000 in connection with an investor presentation that it arranged for the Company.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the Representative may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. The underwriter may elect to stabilize the price of our common stock by bidding for, and purchasing, common stock in the open market.

The Representative may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing a security in this offering because the underwriter repurchases that security in stabilizing or short covering transactions.

Finally, the Representative may bid for, and purchase, shares of our common stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriter is not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the NYSE American, in the over-the-counter market, or otherwise.

In connection with this offering, the Representative and selling group members, if any, or their affiliates may engage in passive market making transactions in our common stock immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

69

•	a passive market maker may not effect transactions or display bids for our common stock in excess of the highest independent bid price by persons who are not passive market makers;

•	net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our common stock during a specified two-month prior period or 200 shares of common stock, whichever is greater, and must be discontinued when that limit is reached; and

•	passive market making bids must be identified as such.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Offer Restrictions Outside The United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC, or the Prospectus Directive, as implemented in Member States of the European Economic Area, or a Relevant Member State, from the requirement to produce a prospectus for offers of securities.

70

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

•	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

•

to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of our company or any underwriter for any such offer; or

•

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers, or AMF. The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005, or the Prospectus Regulations. The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority, or the ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with this offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

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Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societa e la Borsa), or CONSOB, pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998, or Decree No. 58, other than:

•

to Italian qualified investors, or Qualified Investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999, or Regulation no. 1197l, as amended; and

•	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•

made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No.58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended, or the FIEL, pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

72

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority.

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by us.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended, or FSMA) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to us.

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In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005, or FPO, (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby has been passed upon for us by Loeb & Loeb LLP, New York, New York. Sullivan & Worcester LLP, New York, New York, is acting as counsel to the underwriters.

EXPERTS

The audited consolidated financial statements as of September 30, 2020 and 2019 and for each of the two years ended September 30, 2020 included in the Registration Statement have been so included in reliance on the report of Friedman LLP, an independent registered public accounting firm, appearing in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, which includes amendments and exhibits, under the Securities Act and the rules and regulations under the Securities Act for the registration of common stock being offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information that is in the registration statement and its exhibits and schedules. Certain portions of the registration statement have been omitted as allowed by the rules and regulations of the SEC. Statements in this prospectus that summarize documents are not necessarily complete, and in each case you should refer to the copy of the document filed as an exhibit to the registration statement.

You may read and copy all or any portion of the registration statement at the SEC’s website at http://www.sec.gov. We also maintain a website at www.GEEGroup.com. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus or the registration statement of which this prospectus is a part. We have included our website in this prospectus solely as an inactive textual reference, and you should not consider the contents of our website in making an investment decision with respect to our common stock. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

We are subject to information and periodic reporting requirements of the Exchange Act and we file annual, quarterly and current reports, proxy statements, and other information with the SEC.

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INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede some of this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, including filings made after the date of the initial registration statement, until we sell all of the shares covered by this prospectus or the sale of shares by us pursuant to this prospectus is terminated. In no event, however, will any of the information that we furnish to, pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than file with, the SEC be incorporated by reference or otherwise be included herein, unless such information is expressly incorporated herein by a reference in such furnished Current Report on Form 8-K or other furnished document. The documents we incorporate by reference are:

•	Our Annual Report on Form 10-K, for the year ended September 30, 2020, filed with the SEC on December 29, 2020;

•	Our Quarterly Report on Form 10-Q filed with the SEC on February 16, 2021;

•	Our Current Report on Form 8-K filed with the SEC on March 26, 2021;

•	Our definitive proxy statement on Schedule 14A filed with the SEC on August 12, 2020; and

•

The description of our common stock set forth in our Registration Statement on Form 8-A filed with the SEC on February 21, 1990, including any amendments or reports filed for the purpose of updating such description.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Upon written or oral request, we will provide without charge to each person to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: GEE Group Inc., 7751 Belfort Parkway, Suite 150, Jacksonville, Florida 32256, telephone: (630) 954-0400.

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GEE GROUP INC.

F-1

GEE GROUP INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(In Thousands)

	December 31, 2020	September 30, 2020

ASSETS
CURRENT ASSETS:
Cash	$14,119	$14,074
Accounts receivable, less allowances ($435 and $2,072, respectively)	18,620	16,047
Prepaid expenses and other current assets	854	1,393
Total current assets	33,593	31,514
Property and equipment, net	850	906
Goodwill	63,443	63,443
Intangible assets, net	17,799	18,843
Right-of-use assets	4,285	4,623
Other long-term assets	501	684
TOTAL ASSETS	$120,471	$120,013

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,920	$2,051
Accrued compensation	4,908	5,506
Current Paycheck Protection Program Loans	5,608	2,243
Current operating lease liabilities	1,576	1,615
Other current liabilities	8,096	6,748
Total current liabilities	22,108	18,163
Deferred taxes	215	430
Paycheck Protection Program loans and accrued interest	14,460	17,779
Revolving credit facility	11,828	11,828
Term loan, net of discount	38,744	37,752
Noncurrent operating lease liabilities	3,544	3,927
Other long-term liabilities	2,198	2,756
Total long-term liabilities	70,989	74,472

Commitments and contingencies

MEZZANINE EQUITY
Preferred stock; no par value; authorized - 20,000 shares -
Preferred series A stock; authorized -160 shares; issued and outstanding - none	-	-
Preferred series B stock; authorized - 5,950 shares; issued and outstanding - none	-	-
Preferred series C stock; authorized - 3,000 shares; issued and outstanding - none	-	-
Total mezzanine equity	-	-
SHAREHOLDERS' EQUITY

Common stock, no-par value; authorized - 200,000 shares; issued and outstanding - 17,667 shares at December 31, 2020 and September 30, 2020	-	-
Additional paid in capital	58,342	58,031
Accumulated deficit	(30,968)	(30,653)
Total shareholders' equity	27,374	27,378
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$120,471	$120,013

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

F-2

GEE GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(In Thousands)

	Three Months Ended
	December 31,
	2020	2019
NET REVENUES:
Contract staffing services	$31,248	$33,078
Direct hire placement services	3,395	4,479
NET REVENUES	34,643	37,557

Cost of contract services	22,063	24,962
GROSS PROFIT	12,580	12,595

Selling, general and administrative expenses (including noncash stock-based compensation expense of $311 and $597, respectively)	9,487	11,291
Depreciation expense	73	79
Amortization of intangible assets	1,044	1,398
INCOME (LOSS) FROM OPERATIONS	1,976	(173)
Interest expense	(2,686)	(3,219)
LOSS BEFORE INCOME TAX PROVISION	(710)	(3,392)
Provision for income tax expense (benefit)	(395)	171
NET LOSS	(315)	(3,563)
NET LOSS ATTRIBUTABLE TO COMMON
STOCKHOLDERS	$(315)	$(3,563)

BASIC AND DILUTED LOSS PER SHARE	$(0.02)	$(0.27)
WEIGHTED AVERAGE NUMBER OF SHARES - BASIC AND DILUTED	17,667	13,067

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

F-3

GEE GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (unaudited)

(In Thousands)

	Common	Additional		Total
	Stock	Paid	Accumulated	Shareholders'
	Shares	In Capital	Deficit	Equity
Balance, September 30, 2020	17,667	$58,031	$(30,653)	$27,378
Share-based compensation	-	311	-	311
Net loss	-	-	(315)	(315)
Balance, December 31, 2020	17,667	$58,342	$(30,968)	$27,374

	Common	Additional		Total
	Stock	Paid	Accumulated	Shareholders'
	Shares	In Capital	Deficit	Equity
Balance, September 30, 2019	12,538	$49,990	$(40,781)	$9,209
Share-based compensation	-	597	-	597
Issuance of stock for interest	552	402	-	402
Net loss	-	-	(3,563)	(3,563)
Balance, December 31, 2019	13,090	$50,989	$(44,344)	$6,645

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

F-4

GEE GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(In Thousands)

	Three Months Ended
	December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(315)	$(3,563)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	1,117	1,477
Non-cash lease expense	338	430
Stock Compensation expense	311	597
Recovery for doubtful accounts	(397)	(273)
Deferred income taxes	(215)	58
Amortization of debt discount	445	279
Interest expense paid with common and preferred stock	-	444
Paid in kind interest on term loan	547	-
Change in acquisition deposit for working capital guarantee	-	(400)
Changes in operating assets and liabilities:
Accounts receivable	(2,176)	888
Accounts payable	(131)	(807)
Accrued compensation	(598)	(834)
Accrued Interest	46	-
Change in other assets, net of change in other liabilities	1,075	254
Cash provided by (used in) operating activities	47	(1,450)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(2)	(58)
Net cash used in investing activities	(2)	(58)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment on term loan	-	(500)
Net proceeds from revolving credit	-	92
Net cash used in financing activities	-	(408)

Net change in cash	45	(1,916)

Cash at beginning of period	14,074	4,055

Cash at end of period	$14,119	$2,139

SUPPLEMENTAL CASH FLOW INFORMATION:

Cash paid for interest	$1,647	$2,497
Cash paid for taxes	21	45
Non-cash investing and financing activities
Right-of-use assets, net of deferred rent	-	5,900
Operating lease liability	-	6,341
Acquisition of equipment with finance lease	14	-

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

F-5

GEE GROUP INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(Amounts in thousands except per share data, unless otherwise stated)

1. Description of Business

GEE Group Inc. was incorporated in the State of Illinois in 1962 and is the successor to employment offices doing business since 1893. GEE Group Inc. and its wholly material operating subsidiaries, Access Data Consulting Corporation, Agile Resources, Inc., BMCH, Inc., Paladin Consulting, Inc., Scribe Solutions, Inc., SNI Companies Inc., Triad Logistics, Inc., and Triad Personnel Services, Inc. (collectively referred to as the “Company”, “us”, “our”, or “we”) are providers of permanent and temporary professional and industrial staffing and placement services in and near several major U.S cities. We specialize in the placement of information technology, accounting, finance, office, engineering, and medical professionals for direct hire and contract staffing for our clients and provide temporary staffing services for our commercial clients.

2. Significant Accounting Policies and Estimates

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Article 8 of Regulation S-X. Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States of America for complete consolidated financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Operating results for the three-month period ended December 31, 2020 are not necessarily indicative of the results that may be expected for the year ending September 30, 2021. The unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2020 as filed on December 29, 2020.

Liquidity

The primary sources of liquidity for the Company are revenues earned and collected from its clients for the placement of contractors and permanent employment candidates and borrowings available under the Senior Credit Agreement. Uses of liquidity include primarily the costs and expenses necessary to fund operations, including payment of compensation to the Company’s contract and permanent employees, payment of operating costs and expenses, payment of taxes, payment of interest and principal under its debt agreements, and capital expenditures.

The Company experienced net losses for the first three months of its current fiscal year, and for its most recent fiscal years ended September 30, 2020 and 2019, which also negatively impacted the Company’s ability to generate liquidity. During much of this period, the Company significantly restructured its operations, made significant cost reductions, including closing and consolidating unprofitable locations and eliminating underperforming personnel, implemented strategic management changes, and intensified focus on stabilizing the business and restoring profitable growth.

In approximately mid-March 2020, the Company began to experience the severe negative effects of the economic disruptions resulting from the Coronavirus Pandemic (“COVID-19”). These have included abrupt reductions in demand for the Company’s primary sources of revenue, its temporary and direct hire placements, lost productivity due to business closings both by clients and at the Company’s own operating locations, and the significant disruptive impacts to many other aspects of normal operations. These effects continue to be felt, with the most severe impacts being felt in the commercial (light industrial) segment and the finance, accounting and office clerical (“FAO”) end markets within the professional segment.

On June 30, 2020, the Company completed a financial restructuring and eliminated approximately $19,685 of its subordinated indebtedness and approximately $27,695 of its convertible preferred stock as required pursuant to the terms of Seventh Amendment, dated as of April 28, 2020, to the Revolving Credit, Term Loan and Security Agreement, dated as of March 31, 2017. The Company entered into a Repurchase Agreement for Preferred Stock and Subordinated Notes (the “Repurchase Agreement”), dated as of June 30, 2020 with Ronald R. Smith (“Mr. Smith”), Thrivent Financial for Lutherans (“Thrivent”), Madison Capital Funding LLC (“Madison”), Maurice R. Harrison IV (“Mr. Harrison”), Peter Langlois (“Mr. Langlois”), Vincent Lombardo (“Mr. Lombardo”) and Shane Parr (Mr. Parr, and collectively with Mr. Smith, Thrivent, Madison, Mr. Harrison, Mr. Langlois, and Mr. Lombardo), the “SNI Group Members” pursuant to which the SNI Group Members agreed to allow the Company to repurchase and settle all of the 9.5% Convertible Subordinated Notes (the “9.5% Notes”), Series B Convertible Preferred Stock, no par value (“Series B Preferred Stock”), 8% Convertible Subordinated Notes (“8% Notes”) and Series C 8% Cumulative Convertible Preferred Stock, no par value (“Series C Preferred Stock”) held by each of them as set forth below. All of the outstanding 9.5% Notes and all of the outstanding Series B Preferred Stock were held by SNI Group Members.

F-6

GEE GROUP INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(Amounts in thousands except per share data, unless otherwise stated)

As of December 31, 2020, the Company had cash of approximately $14,119, which was an increase of approximately $45 from approximately $14,074 at September 30, 2020. Working capital at December 31, 2020 was approximately $11,485, as compared to working capital of approximately $13,351 for September 30, 2020.

Management believes that the Company can generate adequate liquidity to meet its obligations for the foreseeable future and for at least the next twelve months assuming the negative economic effects of COVID-19 do not worsen, and that economic recovery occurs.

Paycheck Protection Program Loan

Between April 29 and May 7, 2020, the Company and eight of its operating subsidiaries obtained loans in the aggregate amount of $19,927 from BBVA USA (“BBVA”), as lender, pursuant to the Payroll Protection Plan (the “PPP Loans”), which was established under the Coronavirus Aid, Relief, and Economic Security Act (“the CARES Act”) and administered by the U.S. Small Business Administration (“SBA”). These funds were the only source of financing available to our companies and businesses and have been and continue to be critical to our ability to maintain operations, including the employment of our temporary and full-time employees, in order to provide our services and meet our foreseeable liquidity requirements in the midst of this continuing worldwide Coronavirus Pandemic. The Company accounted for the PPP Loans as a debt (See Note 8) in accordance with Accounting Standards Codification (“ASC”) Topic 470 Debt. Accordingly, the PPP Loans are recognized as current and noncurrent debt in the Company’s accompanying unaudited condensed consolidated financial statements.

The Company and its operating subsidiaries intend to apply for forgiveness of their respective outstanding PPP Loans as their lender, BBVA USA, provides access through its electronic portal allowing the Company to submit its applications and related documentation. Management believes that the Company qualifies and is eligible for forgiveness of its loans based on existing available guidance; however, some relatively complex questions and matters of interpretation remain to be determined or decided upon by the SBA or possibly other governmental or legislative actions that cannot be fully predicted or even fully anticipated at this stage. Therefore, there can be no assurance that the Company or its operating subsidiaries will ultimately achieve forgiveness in whole or in part of its outstanding PPP Loans. Accordingly, the Company and its operating subsidiaries continue to account for their PPP Loans as outstanding debt in the accompanying condensed consolidated financial statements.

The Company, under the Coronavirus Aid, Relief, and Economic Security (CARES) Act, also was eligible to defer paying $3,770 of applicable payroll taxes as of December 31, 2020, which is included in long and short-term liabilities in the accompanying unaudited condensed consolidated financial statements. The deferred deposits of the employer’s share of Social Security tax must be paid to be considered timely (and avoid a failure to deposit penalty) by December 31, 2021, fifty (50) percent of the eligible deferred amount, and the remaining amount by December 31, 2022.

Principles of Consolidation

The unaudited condensed consolidated financial statements include the accounts and transactions of the Company and its wholly-owned subsidiaries. All significant inter-company accounts and transactions are eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Article 8 of Regulation S-X requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

F-7

GEE GROUP INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(Amounts in thousands except per share data, unless otherwise stated)

Revenue Recognition

Revenues from contracts with customers are generated from direct hire placement services, temporary professional services staffing, and temporary light industrial staffing. Revenues are recognized when promised services are performed for customers, and in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. Our revenues are recorded net of variable consideration such as sales adjustments or allowances.

Direct hire placement service revenues from contracts with customers are recognized when employment candidates accept offers of employment, less a provision for estimated credits or refunds to customers as the result of applicants not remaining employed for the entirety of the Company’s guarantee period (referred to as “falloffs”). The Company’s guarantee periods for permanently placed employees generally range from 60 to 90 days from the date of hire. Fees associated with candidate placement are generally calculated as a percentage of the new employee’s annual compensation. No fees for permanent placement services are charged to employment candidates.

Temporary staffing service revenues from contracts with customers are recognized in amounts the Company has a right to invoice as the services are rendered by the Company’s temporary employees. The Company records temporary staffing revenue on a gross basis as a principal versus on a net basis as an agent in the presentation of revenues and expenses. The Company has concluded that gross reporting is appropriate because the Company controls the specified service before that service is performed for a customer. The Company has the risk of identifying and hiring qualified employees (as opposed to client employees), has the discretion to select the employees and establish their price, and bears the risk for services that are not fully paid for by customers.

Falloffs and refunds during the period are reflected in the unaudited condensed consolidated statements of operations as a reduction of placement service revenues and were approximately $303 and $266 for the three-month periods ended December 31, 2020 and 2019, respectively. Expected future falloffs and refunds are reflected in the unaudited condensed consolidated balance sheet as a reduction of accounts receivable as described under Accounts Receivable, below.

See Note 15 for disaggregated revenues by segment.

Payment terms in our contracts vary by the type and location of our customer and the services offered. The terms between invoicing and when payments are due are not significant.

Cost of Contract Staffing Services

The cost of contract services includes the wages and the related payroll taxes, employee benefits and certain other employee-related costs of the Company’s contract service employees, while they work on contract assignments.

Cash and Cash Equivalents

Highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents. As of December 31, 2020 and September 30, 2020, there were no cash equivalents. The Company maintains deposits in financial institutions and, at times, balances may exceed federally insured limits. We have never experienced any losses related to these balances.

Accounts Receivable

The Company extends credit to its various customers based on evaluation of the customer’s financial condition and ability to pay the Company in accordance with the payment terms. An allowance for placement falloffs is recorded as a reduction of revenues for estimated losses due to applicants not remaining employed for the Company’s guarantee period. An allowance for doubtful accounts is recorded as a charge to bad debt expense where collection is considered to be doubtful due to credit issues. These allowances taken together reflect management’s estimate of the potential losses inherent in the accounts receivable balances based on historical loss statistics and known factors impacting our clients. Management believes that the nature of the contract services business, wherein client companies are generally dependent on our contract employees in the same manner as permanent employees for their production cycles and the conduct of their respective businesses contributes to a relatively small accounts receivable allowance.

F-8

GEE GROUP INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(Amounts in thousands except per share data, unless otherwise stated)

As of December 31, 2020, and September 30, 2020, the allowance for doubtful accounts was $435 and $2,072, respectively. The Company charges off uncollectible accounts once the invoices are deemed unlikely to be collectible. The allowance also includes permanent placement falloffs of $287 as of December 31, 2020 and September 30, 2020 each.

Property and Equipment

Property and equipment are recorded at cost. Depreciation expense is calculated on a straight-line basis over estimated useful lives of five years for computer equipment and two to ten years for office equipment, furniture and fixtures. The Company capitalizes computer software purchased or developed for internal use and amortizes it over an estimated useful life of five years. The carrying value of property and equipment is reviewed for impairment whenever events or changes in circumstances indicate that it may not be recoverable. If the carrying amount of an asset group is greater than its estimated future undiscounted cash flows, the carrying value is written down to the estimated fair value. There was no impairment of property and equipment for the three-month periods ended December 31, 2020 and 2019.

Leases

The Company determines if a contractual arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, current operating lease liabilities, and noncurrent operating lease liabilities on the Company’s unaudited condensed consolidated balance sheet. The Company evaluates and classifies leases as operating or finance leases for financial reporting purposes. The classification evaluation begins at the commencement date and the lease term used in the evaluation includes the non-cancellable period for which the Company has the right to use the underlying asset, together with renewal option periods when the exercise of the renewal option is reasonably certain and failure to exercise such option which result in an economic penalty. All the Company’s real estate leases are classified as operating leases. Also, the Company elected the practical expedient which allows aggregation of non-lease components with the related lease components when evaluating accounting treatment.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at the commencement date of the lease based on the present value of lease payments over the lease term. The lease payments included in the present value are fixed lease payments. As most of the Company’s leases do not provide an implicit rate, the Company estimates its collateralized incremental borrowing rate, based on information available at the commencement date, in determining the present value of lease payments. The Company applies the portfolio approach in applying discount rates to its classes of leases. The operating lease ROU assets include any payments made before the commencement date. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The Company does not currently have subleases. The Company also does not currently have residual value guarantees or restrictive covenants in its leases.

Goodwill

The Company evaluates its goodwill for possible impairment as prescribed by ASU 2017-04, Intangibles — Goodwill and Other (Topic 350), Simplifying the Test for Goodwill Impairment at least annually and when one or more triggering events or circumstances indicate that the goodwill might be impaired. Under this guidance, annual or interim goodwill impairment testing is performed by comparing the estimated fair value of a reporting unit with its carrying amount. An impairment charge is recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value, not to exceed the carrying value of goodwill. In testing for impairments, management applies one or more valuation techniques to estimate the fair values of the reporting units, individual assets or groups of individual assets, as required under the circumstances. These valuation techniques rely on assumptions and other factors, such as the estimated future cash flows, the discount rates used to determine the present value of associated cash flows, and the market comparable assumptions.

F-9

GEE GROUP INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(Amounts in thousands except per share data, unless otherwise stated)

The Company allocates its goodwill among two reporting units, its Professional segment and its Commercial segment for purposes of evaluation for impairments. In determining the fair value of our two reporting units, we use one or a combination of commonly accepted valuation methodologies: 1) the income approach, which is based on the present value of discounted cash flows projected for the reporting unit or, in certain instances, capitalization of earnings, and 2) the market approach, which estimates a fair value based on an appropriate revenue and/or earnings multiple(s) derived from comparable companies. In applying our methods, we also use averages or medians to select assumptions derived from comparable companies or market data, and in the application of the income and/or market approaches if we determine that this will provide a more appropriate estimated fair value or range of fair value estimates of the reporting units. Changes to input assumptions and other factors used or considered in the analysis could result in materially different evaluations of goodwill impairment.

The Company considered and reviewed the recoverability of its goodwill during the three-month period ended December 31, 2020 and 2019 and determined that no impairment charge was necessary. In reaching its conclusion, management determined that no triggering events or other circumstances have occurred or changed since the Company’s most recent annual evaluation as of September 30, 2020, that indicate the carrying values of the Company’s reporting segments are lower than their respective fair values. Management also considered the Company’s market capitalization as recently reported on the NYSE American exchange and determined that when adjusted for the assumption of a reasonable control premium over exchange pricing, exceeded its consolidated net book value (consolidated stockholders’ equity) during the three-month period ended December 31, 2020 and 2019.

Fair Value Measurement

The Company follows the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820, “Fair Value Measurement”, which defines fair value, establishes a framework for measuring fair value and enhances fair value measurement disclosure. Under these provisions, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.

The standard establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances when observable inputs are not available. The hierarchy is described below:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3: Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

The fair value of the Company’s current assets and current liabilities approximate their carrying values due to their short-term nature. The fair value disclosures of the Company’s long-term liabilities approximate their respective fair values based on current yield for debt instruments with similar terms. Fair value measurements utilized in evaluating the Company’s goodwill and other intangible assets for impairments are measured at fair value on a non-recurring basis using principally Level 3 inputs.

F-10

GEE GROUP INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(Amounts in thousands except per share data, unless otherwise stated)

Earnings and Loss per Share

Basic earnings and loss per share are computed by dividing net income or loss attributable to common stockholders by the weighted average common shares outstanding for the period. Diluted earnings per share is computed giving effect to all potentially dilutive common shares. Potentially dilutive common shares may consist of incremental shares issuable upon the vesting of restricted shares granted but unissued, exercise of stock options and warrants and the conversion of notes payable and preferred stock to common stock. The dilutive effect of outstanding warrants and options is reflected in earnings per share by use of the treasury stock method. The dilutive effect of preferred stock is reflected in earnings per share by use of the if-converted method.

Common stock equivalents representing approximately 2,791 and 14,001 shares are excluded from the Company’s loss per share calculations for the three-month periods ended December 31, 2020 and 2019, respectively, because their effects are anti-dilutive.

Advertising Expenses

The Company expenses the costs of print and internet media advertising and promotions as incurred and reports these costs in selling, general and administrative expenses. For the three-month periods ended December 31, 2020 and 2019, advertising expense totaled $421 and $484, respectively.

Intangible Assets

Separately identifiable intangible assets held in the form of customer lists, non-compete agreements, customer relationships, management agreements and trade names were recorded at their estimated fair value at the date of acquisition and are amortized over their estimated useful lives ranging from two to ten years using both accelerated and straight-line methods.

Impairment of Long-lived Assets (other than Goodwill)

The Company recognizes an impairment of long-lived assets used in operations, other than goodwill, when events or circumstances indicate that the asset might be impaired and the estimated undiscounted cash flows to be generated by those assets over their remaining lives are less than the carrying amount of those items. The net carrying value of assets not recoverable is reduced to fair value, which is typically calculated using the discounted cash flow method. The Company did not recognize and record any impairments of long-lived assets used in operations during the three-month periods ended December 31, 2020 and 2019.

Stock-Based Compensation

The Company accounts for stock-based awards to employees in accordance with FASB ASC 718, “Compensation-Stock Compensation”, which requires compensation expense related to share-based transactions, including employee stock options, to be measured and recognized in the financial statements based on a determination of the fair value of the stock options. The grant date fair value is determined using the Black-Scholes-Merton (“Black-Scholes”) pricing model. For all employee stock options, we recognize expense on an accelerated basis over the employee’s requisite service period (generally the vesting period of the equity grant). The Company’s option pricing model requires the input of highly subjective assumptions, including the expected stock price volatility, expected term, and forfeiture rate. Any changes in these highly subjective assumptions significantly impact our stock-based compensation expense.

Options awarded to purchase shares of common stock issued to non-employees in exchange for services are accounted for as variable awards in accordance with FASB ASC 718, “Compensation-Stock Compensation”. Such options are valued using the Black-Scholes option pricing model.

See Note 11 for the assumptions used to calculate the fair value of stock-based employee and non-employee compensation. Upon the exercise of options, it is the Company’s policy to issue new shares rather than utilizing treasury shares.

F-11

GEE GROUP INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(Amounts in thousands except per share data, unless otherwise stated)

Income Taxes

We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, we determine deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

We recognize deferred tax assets to the extent that we believe that these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

We record uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is more than fifty (50) percent likely to be realized upon ultimate settlement with the related tax authority.

We recognize interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying consolidated statement of operations. As of December 31, 2020, no accrued interest or penalties are included on the related tax liability line in the consolidated balance sheet.

Segment Data

The Company provides direct hire placement services and temporary professional contract staffing services in the fields of information technology, finance, accounting and office (“FA&O”), engineering, and medical within its Professional Services segment, and temporary contract light industrial staffing within its Industrial Services segment. The Company’s revenues, cost of services and a substantial portion of its operating costs and expenses can be divided into these two reportable segments. Selling, general and administrative (“SG&A”) expenses, including substantially all corporate expenses, are not entirely allocated among Industrial and Professional Staffing Services. Operating results are regularly reviewed by the chief operating decision makers at each segment who make decisions about resources to be allocated to the segment and to assess its performance. Other factors, including type of business, type of employee, length of employment and revenue recognition are considered in determining the Company’s operating segments.

Reclassifications

Certain amounts in the prior period presentation have been reclassified to conform with the current presentation.

3. New Accounting Pronouncements

Recently Issued Accounting Pronouncements Not Yet Adopted

Current Expected Credit Losses Model. In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (“ASC 326”), authoritative guidance amending how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The guidance requires the application of a current expected credit loss model, which is a new impairment model based on expected losses. The new guidance is effective for interim and annual reporting periods beginning after December 15, 2022. The Company has not yet determined the impact of the new guidance on its consolidated financial statements and related disclosures.

No other recent accounting pronouncements were issued by FASB and the SEC that are believed by management to have a material impact on the Company’s present or future financial statements.

F-12

GEE GROUP INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(Amounts in thousands except per share data, unless otherwise stated)

4. Property and Equipment

Property and equipment, net consisted of the following:

	December 31, 2020	September 30, 2020

Computer software	$1,535	$1,535
Office equipment, furniture, fixtures and leasehold improvements	3,612	3,595
Total property and equipment, at cost	5,147	5,130
Accumulated depreciation and amortization	(4,297)	(4,224)
Property and equipment, net	$850	$906

Depreciation expense for three-month periods ended December 31, 2020 and 2019 was $73 and $79, respectively.

5. Leases

The Company leases space for all its branch offices, which are generally located either in downtown or suburban business centers, and for its corporate headquarters. Branch offices are generally leased over periods ranging from three to five years. The corporate office lease expires in 2021. The Company’s leases generally provide for payment of basic rent plus a share of building real estate taxes, maintenance costs and utilities.

Operating lease expenses was $561 and $660 for the three-month periods ended December 31, 2020 and 2019, respectively.

Supplemental cash flow information related to leases consisted of the following:

	Three Months Ended December 31,
	2020	2019
Cash paid for operating lease liabilities	$493	555

Supplemental balance sheet information related to leases consisted of the following:

December 31, 2020
Weighted average remaining lease term for operating leases	2.5 years
Weighted average discount rate for operating leases	6.0%

The table below reconciles the undiscounted future minimum lease payments under non-cancelable lease agreements having initial terms in excess of one year to the total operating lease liabilities recognized on the unaudited condensed consolidated balance sheet as of December 31, 2020, including certain closed offices are as follows:

Remainder of Fiscal 2021	$1,378
Fiscal 2022	1,686
Fiscal 2023	1,159
Fiscal 2024	898
Fiscal 2025	434
Thereafter	108
Less: Imputed interest	(543)
Present value of operating lease liabilities (a)	$5,120

(a)    Includes current portion of $1,576 for operating leases.

F-13

GEE GROUP INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(Amounts in thousands except per share data, unless otherwise stated)

6. Intangible Assets

The following tables set forth the costs, accumulated amortization and net book value of the Company’s separately identifiable intangible assets as of December 31, 2020 and September 30, 2020 and estimated future amortization expense.

	December 31, 2020			September 30, 2020
	Cost	Accumulated Amortization	Net Book Value	Cost	Accumulated Amortization	Net Book Value
Customer relationships	$29,070	$13,865	$15,205	$29,070	$13,188	$15,882
Trade names	8,329	5,735	2,594	8,329	5,379	2,950
Non-Compete agreements	4,331	4,331	-	4,331	4,320	11
Total	$41,730	$23,931	$17,799	$41,730	$22,887	$18,843

Estimated Amortization Expense
Remaining Fiscal 2021	$3,044
Fiscal 2022	3,469
Fiscal 2023	2,879
Fiscal 2024	2,879
Fiscal 2025	2,741
Thereafter	2,787
$17,799

The trade names are amortized on a straight – line basis over their respective estimated useful lives of between five and ten years. Intangible assets that represent customer relationships are amortized on the basis of estimated future undiscounted cash flows or using the straight – line basis over estimated remaining useful lives of five to ten years. Non-compete agreements are amortized based on a straight-line basis over the term of the respective non-compete agreements, which are typically five years in duration.

The amortization expense for intangible assets was $1,044 and $1,398 for three-month periods ended December 31, 2020 and 2019, respectively.

7. Revolving Credit Facility and Term Loan

Revolving Credit, Term Loan and Security Agreement

The Company and its subsidiaries, as borrowers, are parties to a Revolving Credit, Term Loan and Security Agreement (the “Credit Agreement”) with certain investment funds managed by MGG Investment Group LP (“MGG”). The Revolving Credit Facility and Term Loan under the Credit Agreement, as amended, mature on June 30, 2023.

Revolving Credit Facility

As of December 31, 2020, the Company had $11,828 in outstanding borrowings under the Revolving Credit Facility, which was at an interest rate of approximately 11%.

Outstanding balances and corresponding amounts available to be borrowed or required to be repaid under the Revolving Credit Facility are determined using an agreed upon borrowing base calculation, which allows the Company to borrow amounts of up to 85% of its eligible outstanding accounts receivable, excluding specified past due balances and which amounts are further reduced for certain reserves and set asides under the Credit Agreement. As of December 31, 2020, the Company had $2,412 then currently available for borrowing under the terms of the Revolving Credit Facility.

F-14

GEE GROUP INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(Amounts in thousands except per share data, unless otherwise stated)

In addition to the Company’s accounts receivable, the Revolving Credit Facility is secured by all the Company’s property and assets, whether real or personal, tangible or intangible, and whether now owned or hereafter acquired, or in which it now has or at any time in the future may acquire any right, title or interests.

The Revolving Credit Facility and Term Loan are subject to acceleration upon the occurrence of an Event of Default under the Credit Agreement or termination of the Credit Agreement and provided that any and all unpaid principal, accrued and unpaid interest and all unpaid fees and expenses shall be due and payable in full on maturity as of June 30, 2023.

Term Loan

The Company had outstanding balances under its Term Loan, as follows:

	December 31, 2020	September 30, 2020

Term loan	$43,193	$42,646
Unamortized debt discount	(4,449)	(4,894)
Term loan, net of discount	38,744	37,752
Short term portion of term loan, net of discounts	-	-
Long term portion of term loan, net of discounts	$38,744	$37,752

As of December 31, 2020, the Company had $43,193 in outstanding borrowings under the Term Loan Facility that was at an interest of approximately 11%, plus additional interest at an annual rate 5% in the form of PIK (noncash, paid-in-kind), which accrues and is added to the balance of the Term Loan on a monthly basis. The Revolving Credit Facility and Term Loan cash interest are payable monthly. Term Loan principal payments are required to be resumed and paid quarterly beginning with the quarter ending June 30, 2021, and so Term Loan principal maturities by fiscal years are as follows: fiscal 2021- $889, fiscal 2022 – $1,778, and fiscal 2023 - $40,526.

The Company also has been required to make prepayments on the Term Loan in amounts equal to the Specified Excess Cash Flow Amount (as defined in the agreement) for the immediately preceding fiscal year, commencing with the fiscal year ending September 30, 2019 (refer to Seventh Amendment to Credit Agreement, below, which includes certain modifications to this prepayment requirement). To date, the Company has not been required to make any prepayments on the Term Loan.

The Revolving Credit Facility and Term Loan are subject to acceleration upon the occurrence of an Event of Default under the Credit Agreement or termination of the Credit Agreement and provided that any and all unpaid principal, accrued and unpaid interest and all unpaid fees and expenses shall be due and payable in full on maturity as of June 30, 2023.

The Credit Agreement includes financial and other restrictive covenants. Financial covenants include minimum fixed charge coverage ratios, minimum EBITDA, as defined under the Credit Agreement to include certain adjustments, and maximum senior leverage ratios. The Company measures and certifies these covenants quarterly. The financial covenants are measured on a trailing four quarter basis as of the end of each quarter. The Company met its financial covenants for the trailing four quarters ended December 31, 2020.

The Credit Agreement also permits capital expenditures up to a certain level and contains customary default and acceleration provisions. The Credit Agreement also restricts, above certain levels, acquisitions, incurrence of additional indebtedness, and payment of dividends.

Seventh Amendment to Credit Agreement

On April 28, 2020, the Company and its subsidiaries entered into Seventh Amendment, dated as of April 28, 2020 (the “Seventh Amendment”), to the Revolving Credit, Term Loan and Security Agreement, dated as of March 31, 2017 (as amended, amended and restated, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). The Seventh Amendment represents the most significant loan modification of the Company’s Credit Agreement since inception. The Company and its senior lenders previously entered into the Sixth Amendment on February 12, 2020, while negotiating and in contemplation of the larger loan modification contained in Seventh Amendment.

F-15

GEE GROUP INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(Amounts in thousands except per share data, unless otherwise stated)

The Seventh Amendment extended the maturity of the Credit Agreement from June 30, 2021 to June 30, 2023, lowered cash interest approximately 500 basis points (5%) per annum, postponed quarterly principal payments to recommence beginning June 30, 2021, and reduced the amounts of quarterly principal payments from the current $500 per quarter to $446. The Company has agreed to pay 5% PIK (non-cash, paid-in-kind) interest on the Term Loan only, which is accrued and added to the balance of the Term Loan, and to pay a restructuring fee of $3,478 and an exit fee of $1,500, which became fully earned upon the effective date, but are payable upon the occurrence of a triggering event. The triggering events include a change in control, refinancing, maturity, or other termination of the senior loans, and in the case of the restructuring fee, an acquisition by the Company also is considered a triggering event. In addition, the Company has agreed that for each six-month period commencing with the period ending on March 31, 2021 and for each fiscal year commencing with the fiscal year ending on September 30, 2021, it shall utilize its “Specified Excess Cash Flow Amount” (as defined in the Credit Agreement) to repay amounts outstanding under the Credit Agreement.

On June 30, 2020, the Company completed a financial restructuring and eliminated $19,685 of its subordinated indebtedness and $27,695 of its convertible preferred stock as required pursuant to the terms of Seventh Amendment, dated as of April 28, 2020, to the Revolving Credit, Term Loan and Security Agreement, dated as of March 31, 2017. The Company entered into a Repurchase Agreement for Preferred Stock and Subordinated Notes (the “Repurchase Agreement”), dated as of June 30, 2020 with Ronald R. Smith (“Mr. Smith”), Thrivent Financial for Lutherans (“Thrivent”), Madison Capital Funding LLC (“Madison”), Maurice R. Harrison IV, Peter Langlois, Vincent Lombardo and Shane Parr (collectively with Smith, Thrivent and Madison, the “SNI Group Members” pursuant to which the SNI Group Members agreed to allow the Company to repurchase and settle all of the 9.5% Convertible Subordinated Notes (the “9.5% Notes”), Series B Convertible Preferred Stock, no par value (“Series B Preferred Stock”), 8% Convertible Subordinated Notes (“8% Notes”) and Series C 8% Cumulative Convertible Preferred Stock, no par value (“Series C Preferred Stock”) held by each of them. All of the outstanding 9.5% Notes and all of the outstanding Series B Preferred Stock were held by SNI Group Members.

On June 30, 2020, the Company completed the transactions contemplated above, as planned, except that the Company was able to settle a significant portion of outstanding subordinated debt and preferred stock for cash and at very attractive terms, thereby eliminating the need to issue substantially more of its common stock and avoiding significant dilution to existing shareholders. (Refer to Ninth Amendment to Credit Agreement, below.)

Eighth Amendment to Credit Agreement and CARES Act Payroll Protection Program Loans

Between April 29 and May 7, 2020, the Company and its subsidiaries entered into nine (9) unsecured promissory notes payable under CARES Act Payroll Protection Program (“PPP”) and received net funds totaling $19,927 in order to obtain needed relief funds for allowable expenses under the CARES Act PPP. On May 5, 2020, the Company also entered into Eighth Amendment, dated as of May 5, 2020 (the “Eighth Amendment”) to the Credit Agreement. The Eighth Amendment to the Credit Agreement serves as the conforming amendment under the Credit Agreement to enable the Company and its subsidiaries to enter into the PPP Loans and additional permitted indebtedness in compliance with the Credit Agreement.

Ninth Amendment to Credit Agreement

On June 30, 2020, the Company and its subsidiaries entered into Ninth Amendment, dated as of June 30, 2020 (the “Ninth Amendment”), to the Revolving Credit, Term Loan and Security Agreement, dated as of March 31, 2017 (as amended, amended and restated, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Under the Ninth Amendment, the Company’s senior lender agreed to modify the earlier conversion condition of the Seventh Amendment and allow the Company to settle a significant portion of the subordinated debt and preferred stock with up to $5,100 in cash, instead of by converting all of it into the Company’s common stock. In exchange, the Company agreed to settle the exit and restructuring fees agreed to in the Seventh Amendment totaling $4,978 as of September 30, 2020, in cash or in shares of the Company’s common stock, except under the Ninth Amendment, the determination of cash or stock would be at the Senior Lender’s discretion and no longer at the Company’s discretion as provided in the earlier Seventh Amendment.

F-16

GEE GROUP INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(Amounts in thousands except per share data, unless otherwise stated)

The Company and its subsidiaries entered a letter amendment, dated as of December 22, 2020, to the Revolving Credit, Term Loan and Security Agreement, dated as of March 31, 2017 (as amended, amended and restated, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Under the December 2020 letter amendment, the Company’s senior lender formally agreed to extend the settlement date for the exit and restructuring fees from September 30, 2020 to on or before June 30, 2021.

8. CARES Act Payroll Protection Program Loans

Between April 29 and May 7, 2020, the Company obtained for each of its operating subsidiaries a loan from BBVA USA (“BBVA”) pursuant to the Payroll Protection Plan (the “PPP”) which was established under the Coronavirus Aid, Relief, and Economic Security Act (“the CARES Act”) and administered by the U.S. Small Business Administration (“SBA”). The PPP Loans were necessary to support ongoing operations due to current economic hardship, uncertainty, and the significant negative effects on the business operations and activity levels of the applicants attributable to COVID-19 including the impact of “lock-downs”, “quarantines” and “shut-downs”. The PPP Loans were used primarily to restore employee pay-cuts, recall furloughed or laid-off employees, support the payroll costs for existing employees, hire new employees, and for other allowable purposes including interest costs on certain business mortgage obligations, rent and utilities. Each of the Company’s subsidiary executed a separate promissory note evidencing unsecured loans under the PPP. The following promissory notes were executed by the Company and its subsidiaries: GEE Group, Inc., for $1,992 (the “GEE Group Note”), Scribe Solutions, Inc. for $277 (the “Scribe Note”), Agile Resources, Inc. is for $1,206 (the “Agile Note”), Access Data Consulting Corporation for $1,456 (the “Access Note”), Paladin Consulting, Inc. for $1,925 (the “Paladin Note”), SNI Companies, Inc. for $10,000 (the “SNI Note”), Triad Personnel Services, Inc. for $404 (the “Triad Personnel Note”), Triad Logistics, Inc. for $78 (the “Triad Logistics Note”), and BMCH, Inc. for $2,589 (the “BMCH Note”). The GEE Group Note, the Scribe Note, the Agile Note, the Access Note, the Paladin Note, the SNI Note, the Triad Personnel Note, the Triad Logistics Note, and the BMCH Note are referred to together as the “PPP Notes” and each individually as a “PPP Note”. The loans evidenced by the PPP Notes (the “PPP Loans”) are being made through BBVA as the lender.

The Company and its operating subsidiaries intend to apply for forgiveness of their respective outstanding PPP Loans as their lender, BBVA USA, provides access through its electronic portal allowing the Company to submit its applications and related documentation. Management believes that the Company qualifies and is eligible for forgiveness of its loans based on existing available guidance; however, some relatively complex questions and matters of interpretation remain to be determined or decided upon by the SBA or possibly other governmental or legislative actions that cannot be fully predicted or even fully anticipated at this stage. Therefore, there can be no assurance that the Company or its operating subsidiaries will ultimately achieve forgiveness in whole or in part of its outstanding PPP Loans. Accordingly, the Company and its operating subsidiaries continue to account for their PPP Loans as outstanding debt in the accompanying condensed consolidated financial statements.

The PPP Loans have two-year terms and bear interest at a rate of 1.00% per annum. Scheduled principal and accrued interest payments are due and payable in monthly instalments, resulting in aggregate principal payments per annum for the current and future fiscal years as follows: fiscal 2021- $2,243, and fiscal 2022 – $17,825. Monthly principal and interest payments under the PPP Loans are to be deferred to either (1) the date that SBA remits the borrower’s loan forgiveness amount to the lender or (2) if the borrower does not apply for loan forgiveness, 10 months after the end of the borrower’s loan forgiveness covered period. Therefore, the scheduled principal and accrued interest payments presented here may be expected to change. The PPP Loans may be prepaid at any time prior to maturity with no prepayment penalties.

9. Accrued Compensation

Accrued Compensation is comprised of accrued wages, the related payroll taxes, employee benefits of the Company’s employees, including those working on contract assignments, commissions earned and not yet paid and estimated commissions and bonuses payable.

F-17

GEE GROUP INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(Amounts in thousands except per share data, unless otherwise stated)

10. Subordinated Debt – Convertible and Non-Convertible

The Company had outstanding balances under its Convertible and Non-Convertible Subordinated Debt agreements, as follows:

10% Convertible Subordinated Note

The Company had a Subordinated Note payable to JAX Legacy – Investment 1, LLC (“JAX Legacy”), pursuant to a Subscription Agreement dated October 2, 2015, in the aggregate principal amount of $4,185. On April 3, 2017, the Company and JAX Legacy amended and restated the Subordinated Note in its entirety in the form of a 10% Convertible Subordinated Note (the “10% Note”). The 10% Note matured on October 3, 2021 (the “Maturity Date”). The Company issued shares of common stock related to JAX Legacy for the interest on the subordinated note of approximately 149 for the three-month period ended December 31, 2019. The stock was valued at approximately $105 for three-month period ended December 31, 2019.

On June 30, 2020, the Company and Jax Legacy, the sole holder of the Company’s 10% Note entered into a Note Conversion Agreement (the “Note Conversion Agreement”) whereby Jax Legacy agreed to immediately convert the $4,185 aggregate principal amount of the 10% Note to 718 shares of Common Stock at the $5.83 per share conversion rate stated in the 10% Notes. The conversion of the 10% Note was executed on June 30, 2020 and the Company issued 718 shares of Common Stock to Jax Legacy on that date.

Subordinated Promissory Note

On January 20, 2017, the Company entered into Addendum No. 1 (the “Addendum”) to the Stock Purchase Agreement dated as of January 1, 2016 (the “Paladin Agreement”) by and among the Company and Enoch S. Timothy and Dorothy Timothy (collectively, the “Sellers”).

On February 8, 2020, the Company and its subsidiaries, as Borrowers, entered into a first amendment (the “First Amendment”) to the Subordinated Note, dated as of January 20, 2017 (the “Subordinated Note”). Under the First Amendment, the Company and its lender agreed to amend Subordinated Note to change maturity date to January 20, 2022.

On June 30, 2020, the Company and Enoch S. Timothy and Dorothy Timothy entered into a Note Settlement Agreement (the “Note Settlement Agreement”). Timothy agreed to accept an aggregate amount of $89 in cash consideration for the purchase by the Company of the $1,000 aggregate principal amount of the Subordinated Note dated January 20, 2017. The Subordinated Note was settled at a conversion rate of $5.83 per share (the agreed conversion price at which the Subordinated Note would be convertible to Common Stock) and purchased at $0.52 per share (the closing price on the NYSE American for the Common Stock on June 16, 2020). The Timothy note settlement amount was paid to Timothy on June 30, 2020.

9.5% Convertible Subordinated Notes

On April 3, 2017, the Company issued and paid to certain SNIH Stockholders as part of the acquisition of SNIH an aggregate of $12,500 in the form of 9.5% Convertible Subordinated Notes (the “9.5% Notes”). The maturity date was October 3, 2021 (the “Maturity Date”). The Company issued 403 shares of common stock to the SNI Sellers related to interest of $297 on the 9.5% Notes for the three-month period ended December 31, 2019.

On June 30, 2020, the holders of the 9.5% Notes agreed to accept an aggregate amount of $1,115 in cash in consideration for the purchase by the Company of the entire $12,500 aggregate principal amount of the 9.5% Notes. The 9.5% Notes were settled at a conversion rate of $5.83 (the price at which the 9.5% Notes were converted into shares of the Company’s common stock and purchased by the Company at $0.52 (the closing price on the NYSE American for the Common Stock on June 16, 2020). The payment was made to the note holders on June 30, 2020.

F-18

GEE GROUP INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(Amounts in thousands except per share data, unless otherwise stated)

8% Convertible Subordinated Notes to Related Parties

On May 15, 2019, the Company issued and sold to members of its executive management and Board of Directors (the “Investors”) $2,000 in aggregate principal amount of its 8% Notes. The maturity date of the 8% Notes was on October 3, 2021 (the “Maturity Date”). The 8% Notes were convertible into shares of the Company’s Series C 8% Cumulative Convertible Preferred Stock (“Series C Preferred Stock”) at a conversion price equal to $1.00 per share (subject to adjustment as provided in the 8% Notes upon any stock dividend, stock combination or stock split or upon the consummation of certain fundamental transactions) (the “Conversion Price”).

The Company issued approximately 42 shares of Series C Preferred Stock to Investors related to interest of $42 on the 8% Notes for the three-month period ended December 31, 2019, respectively.

Pursuant to the Repurchase Agreement, Mr. Ron Smith (a former member of the Company’s board of directors) agreed to accept an aggregate amount of $520 in cash (the “Smith Note Payment Amount”) in consideration for the purchase by the Company of the $1,000 aggregate principal amount of 8% Notes (the “Smith Note Amount”) held by him. The Smith Note Payment Amount was calculated based on the following formula: The Smith Note Amount, divided by $1.00 (the price at which the Smith Notes are convertible to Common Stock), times $0.52 (the closing price on the NYSE American for the Common Stock on June 16, 2020). The Smith Note Payment Amount was paid to Mr. Smith on June 30, 2020.

On June 30, 2020, the holders of the remaining $1,000 aggregate principal amount of the 8% Notes converted such 8% Notes to an aggregate of 1,000 shares of Series C Preferred Stock which were immediately and simultaneously converted into 1,000 shares of Common Stock at the $1.00 per share conversion price stated in the 8% Notes and in the Series C Preferred Stock. These holders also converted an aggregate of 93 additional shares of Series C Preferred Stock issued or issuable to them into a total of 93 shares of Common Stock at the $1.00 per share conversion price stated in the Series C Preferred Stock. The issuance of the 1,093 shares of Common Stock to these former holders of 8% Notes and Series C Preferred Stock was completed on June 30, 2020. These shares, along with those of the SNI Sellers that previously held the 9.5% Notes, also were included in the registration statement on SEC Form S-3 filed by the Company on July 31, 2020.

11. Equity

On June 30, 2020, the Company issued 1,718 shares of common stock, in aggregate, for debt conversions of $1,000 aggregate principal amount of the 8% Notes, related shares of Series C Preferred Stock, and of $4,185 aggregate principal amount of the 10% Note. The Company also issued 93 shares of common stock for Series C Preferred Stock discussed above (Note 10).

Restricted Stock

The Company did not grant restricted stock during the three-month periods ended December 31, 2020 and 2019. Stock-based compensation expense attributable to restricted stock was $176 and $757 during the three-month periods ended December 31, 2020 and 2019, respectively. As of December 31, 2020, there was approximately $641 of unrecognized compensation expense related to restricted stock outstanding.

A summary of restricted stock activity is presented as follows:
	Number of Shares	Weighted Average Fair Value ($)
Non-vested restricted stock outstanding as of September 30, 2020	1,450	1.32
Granted	-	-
Issued	-	-
Non-vested restricted stock outstanding as of December 31, 2020	1,450	1.32

F-19

GEE GROUP INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(Amounts in thousands except per share data, unless otherwise stated)

Warrants

No warrants were granted or exercised during the three-month periods ended December 31, 2020 and 2019.

	Number of Shares	Weighted Average Exercise Price Per Share ($)	Weighted Average Remaining Contractual Life	Total Intrinsic Value of Warrants ($)
Warrants outstanding as of September 30, 2020	77	2.00	4.50	-
Granted	-	-	-	-
Expired	-	-	-	-
Warrants outstanding as of December 31, 2020	77	2.00	4.25	-

Warrants exercisable as of September 30, 2020	77	2.00	4.50	-
Warrants exercisable as of December 31, 2020	77	2.00	4.25	-

Stock Options

As of December 31, 2020, there were stock options outstanding under the Company’s Amended and Restated 2013 Incentive Stock Plan. During fiscal 2020, 2013 Incentive Stock Plan was amended to increase available balance by 1,000 stock options. Compensation Committee of the Board of Directors authorized to grant either incentive or non-statutory stock options to employees. Vesting periods are established by the Compensation Committee at the time of grant. All stock options outstanding as of December 31, 2020 and September 30, 2020 were non-statutory stock options, had exercise prices equal to the market price on the date of grant, and had expiration dates ten years from the date of grant.

Stock-based compensation expense attributable to stock options and warrants was $135 and $(160) for the three-month periods ended December 31, 2020 and 2019, respectively. As of December 31, 2020, there was approximately $534 of unrecognized compensation expense related to unvested stock options outstanding, and the weighted average vesting period for those options was 3.96 years.

A summary of stock option activity is as follows:

	Number of Shares	Weighted Average Exercise Price per share ($)	Weighted Average Remaining Contractual Life (Years)	Total Intrinsic Value of Options ($)

Options outstanding as of September 30, 2020	1,254	2.85	7.34	-
Granted	30	1.10	4.00	-
Forfeited/Expired	(20)	1.26	-	-
Options outstanding as of December 31, 2020	1,264	2.83	7.14	-

Exercisable as of September 30, 2020	749	3.43	6.78	-
Exercisable as of December 31, 2020	850	3.27	6.67	-

F-20

GEE GROUP INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(Amounts in thousands except per share data, unless otherwise stated)

12. Mezzanine Equity

Series A Convertible Preferred Stock

On April 3, 2017, the Company filed a Statement of Resolution Establishing its Series A Preferred Stock with the State of Illinois. (the Resolution Establishing Series”). Pursuant to the Resolution Establishing Series, the Company designated 160 shares of its authorized preferred stock as Series A Preferred Stock. There are no shares issued and outstanding under this designation.

Series B Convertible Preferred Stock

On April 3, 2017, the Company issued an aggregate of approximately 5,900 shares of no-par value, Series B Convertible Preferred Stock to certain of the SNIH Stockholders as part of the SNIH acquisition. The no par value, Series B Convertible Preferred Stock had a liquidation preference equal to $4.86 per share and ranked senior to all “Junior Securities” (including the Company’s Common Stock) with respect to any distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

Except as set forth in the Resolution Establishing Series or as may be required by Illinois law, the holders of the no par value, Series B Convertible Preferred Stock had no voting rights.

On June 30, 2020, and pursuant to the Repurchase Agreement, the holders of the Series B Preferred Stock agreed to accept an aggregate amount of $2,894 in cash (the “Series B Preferred Stock Purchase Price”) in consideration for the purchase by the Company of all 5,566 then outstanding shares of Series B Preferred Stock (the “Series B Preferred Stock Amount”) held by them. The Series B Preferred Stock Purchase Price was paid to the SNI Group Members on June 30, 2020. A net gain attributable to common stockholders of $24,475 was recognized on the redemption of Series B Preferred Stock and Smith Series C Preferred Stock, discussed below, for the three-month period ended June 30, 2020.

Series C Convertible Preferred Stock

On May 17, 2019, the Company filed a Statement of Resolution Establishing its Series C Preferred Stock with the State of Illinois. (the Resolution Establishing Series”). Pursuant to the Resolution Establishing Series, the Company designated 3,000 shares of its authorized preferred stock as “Series C 8% Cumulative Convertible Preferred Stock”, without par value. The Series C Preferred Stock had a Liquidation Value equal to $1.00 per share and ranked pari passu with the Company’s Series B Convertible Preferred Stock (“Series B Preferred Stock”) and senior to all “Junior Securities” (including the Company’s Common Stock) with respect to any distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary. Holders of shares of Series C Preferred Stock were entitled to receive an annual non-cash (“PIK”) dividend of 8% of the Liquidation Value per share. Such dividends were payable quarterly in the form of additional shares of Series C Preferred Stock. Each share of Series C Preferred Stock was convertible at the option of the holder thereof into one share of Common Stock at an initial conversion price equal to $1.00 per share, each as subject to adjustment in the event of stock splits, stock combinations, capital reorganizations, reclassifications, consolidations, mergers or sales, as set forth in the Resolution Establishing Series. Except as set forth in the Resolution Establishing Series or as may be required by Illinois law, the holders of the Series C Preferred Stock had no voting rights.

The Company issued 42 shares of Series C Preferred Stock to Investors related to interest of $42 on the 8% Notes during three-month period ending December 31, 2019.

Pursuant to the Repurchase Agreement, Mr. Smith also agreed to accept an aggregate amount equal to $37 in cash (the “Smith Series C Preferred Stock Purchase Price”) in consideration for the purchase by the Company of the 72 shares of Series C Preferred Stock (the “Series C Preferred Stock Amount”) held by him. The Smith Preferred Stock Purchase Price was calculated based on the following formula: the Smith Series C Preferred Stock Amount, divided by $1.00, times $0.52 (the closing price on the NYSE American for the Common Stock on June 16, 2020). The Smith Series C Preferred Stock Purchase Price was paid to Mr. Smith on June 30, 2020.

The remaining holders of Series C Preferred Stock converted an aggregate of 93 shares of Series C Preferred Stock into a total of 93 shares of Common Stock at the $1.00 per share conversion price stated in the Series C Preferred Stock. The conversion was completed on June 30, 2020.

F-21

GEE GROUP INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(Amounts in thousands except per share data, unless otherwise stated)

13. Income Tax

The following table presents the provision for income taxes and our effective tax rate for the three-month periods ended December 31, 2020 and 2019:

	Three Months Ended, December 31,
	2020	2019
Provision for Income Taxes	(395)	171
Effective Tax Rate	58%	-4%

The effective income tax rate on operations is based upon the estimated income for the year, and adjustments, if any, in the applicable quarterly periods for the potential tax consequences, benefits, resolutions of tax audits or other tax contingencies.

Our effective tax rate for the three months ended December 31, 2020 is higher than the statutory tax rate primarily due to statutory changes regarding the Payroll Protection Program (PPP). In the three months ended December 31, 2020, the statutory changes regarding the deductibility of PPP loan expenses resulted in the recognition of a $352 discrete item. Our effective tax rate for the three months ended December 31, 2019 was lower than the statutory tax rate primarily due to an increase in the deferred tax liability related to indefinite lived assets. Other than the deferred tax liability relating to indefinite lived asset, the Company is maintaining a valuation allowance against the remaining net DTA position.

14. Commitments and Contingencies

Litigation and Claims

The Company and its subsidiaries are involved in various litigation that arises in the ordinary course of business. There are no pending significant legal proceedings to which the Company is a party for which management believes the ultimate outcome would have a material adverse effect on the Company’s financial position.

15. Segment Data

The Company provides direct hire placement services and temporary professional contract staffing services in the fields of information technology, finance, accounting and office (“FA&O”), engineering, and medical within its Professional Services segment, and temporary contract light industrial staffing within its Industrial Services segment. The Company’s revenues, cost of services and a substantial portion of its operating costs and expenses can be divided into these two reportable segments.

Selling, general and administrative (“SG&A”) expenses, including substantially all corporate expenses, are not entirely allocated among Industrial and Professional Staffing Services. Unallocated corporate expenses primarily include, certain executive compensation expenses and salaries, certain administrative salaries, corporate legal expenses, stock compensation expenses, consulting expenses, audit fees, corporate rent and facility costs, board fees, acquisition, integration and restructuring expenses, and interest expense.

F-22

GEE GROUP INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(Amounts in thousands except per share data, unless otherwise stated)

	Three Months Ended
	December 31,
	2020	2019
Industrial Staffing Services
Industrial services revenue	$5,111	$5,655
Industrial services gross margin (1)	45.5%	15.6%
Operating income	$2,207	$281
Depreciation & amortization	$29	$69

Professional Staffing Services
Permanent placement revenue	$3,395	$4,479
Placement services gross margin	100%	100%
Professional services revenue	$26,137	$27,423
Professional services gross margin	26.2%	26.4%
Operating income	$1,380	$1,562
Depreciation and amortization	$1,088	$1,408

Unallocated Expenses
Corporate administrative expenses	$1,218	$1,329
Corporate facility expenses	82	90
Stock Compensation expense	311	597
Total unallocated expenses	$1,611	$2,016

Consolidated
Total revenue	$34,643	$37,557
Operating income (loss)	1,976	(173)
Depreciation and amortization	$1,117	$1,477

(1)	Three months ended December 31, 2020 include $1,537 of annual premium refunds from the Ohio Bureau of Workers Compensation. The Industrial Services gross margin normalized for the effects of these items were approximately 15.4% for the three months ended December 31, 2020.

F-23

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of GEE Group, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of GEE Group, Inc. (the “Company”) as of September 30, 2020 and 2019, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the two-year period ended September 30, 2020, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended September 30, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Friedman LLP

We have served as the Company’s auditor since 2012

Marlton, New Jersey

December 29, 2020

F-24

GEE GROUP INC. CONSOLIDATED BALANCE SHEETS

(in thousands)
	September 30, 2020	September 30, 2019
ASSETS
CURRENT ASSETS:
Cash	$14,074	$4,055
Accounts receivable, less allowances ($2,072 and $515, respectively)	16,047	20,826
Prepaid expenses and other current assets	1,393	2,221
Total current assets	31,514	27,102
Property and equipment, net	906	852
Goodwill	63,443	72,293
Intangible assets, net	18,843	23,881
Right-of-use assets	4,623	-
Other long-term assets	684	353
TOTAL ASSETS	$120,013	$124,481

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,051	$3,733
Acquisition deposit for working capital guarantee	-	783
Accrued compensation	5,506	5,212
Short-term portion of term loan, net of discount	-	4,668
Subordinated debt	-	1,000
Current Paycheck Protection Program Loans and accrued interest	2,243	-
Current operating lease liabilities	1,615	-
Other current liabilities	6,748	3,172
Total current liabilities	18,163	18,568
Deferred taxes	430	300
Paycheck Protection Program loans and accrued interest	17,779	-
Revolving credit facility	11,828	14,215
Term loan, net of discount	37,752	36,029
Subordinated convertible debt (includes $0 and $1,269, net of discount, respectively, due to related parties)	-	17,954
Noncurrent operating lease liabilities	3,927	-
Other long-term liabilities	2,756	595
Total long-term liabilities	74,472	69,093

Commitments and contingencies

MEZZANINE EQUITY
Preferred stock; no par value; authorized - 20,000 shares -
Preferred series A stock; authorized -160 shares; issued and outstanding - none	-	-
Preferred series B stock; authorized - 5,950 shares; issued and outstanding - 0 and 5,566 shares at September 30, 2020 and September 30, 2019, respectively; liquidation value of the preferred series B stock is approximately $0 and $27,050 at September 30, 2020 and September 30, 2019, respectively	-	27,551
Preferred series C stock; authorized - 3,000 shares; issued and outstanding - 0 and 60 shares at September 30, 2020 and September 30, 2019, respectively; liquidation value of the preferred series C stock is approximately $0 and $60 at September 30, 2020 and September 30, 2019, respectively	-	60
Total mezzanine equity	-	27,611
SHAREHOLDERS' EQUITY
Common stock, no-par value; authorized - 200,000 shares; issued and outstanding - 17,667 shares at September 30, 2020 and 12,538 shares at September 30, 2019, respectively	-	-
Additional paid in capital	58,031	49,990
Accumulated deficit	(30,653)	(40,781)
Total shareholders' equity	27,378	9,209
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$120,013	$124,481

The accompanying notes are an integral part of these consolidated financial statements.

F-25

GEE GROUP INC. CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended September 30,
(in thousands except per share data)	2020	2019
NET REVENUES:
Contract staffing services	$114,526	$133,143
Direct hire placement services	15,309	18,531
NET REVENUES	129,835	151,674

Cost of contract services	85,131	99,653
GROSS PROFIT	44,704	52,021

Selling, general and administrative expenses (including noncash
stock-based compensation expense of $1,559 and $2,186 respectively)	44,401	46,739
Depreciation expense	248	349
Amortization of intangible assets	5,038	5,586
Goodwill impairment charge	8,850	4,300
LOSS FROM OPERATIONS	(13,833)	(4,953)
Gain on extinguishment of debt	12,316	-
Interest expense	(12,233)	(12,440)
LOSS BEFORE INCOME TAX PROVISION	(13,750)	(17,393)
Provision for income tax	(597)	(370)
NET LOSS	(14,347)	(17,763)
Gain on redeemed preferred stock	24,475	-
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$10,128	$(17,763)

BASIC EARNINGS (LOSS) PER SHARE	$0.67	$(1.50)
DILUTED EARNINGS (LOSS) PER SHARE	$(1.14)	$(1.50)
WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	15,214	11,840
DILUTED	21,570	11,840

The accompanying notes are an integral part of these consolidated financial statements.

F-26

GEE GROUP INC. CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common	Additional		Total
	Stock	Paid	Accumulated	Shareholders'
(in thousands)	Shares	In Capital	Deficit	Equity

Balance, September 30, 2018	10,783	$44,120	$(23,018)	$21,102
Share-based compensation	-	2,186	-	2,186
Issuance of stock for interest	1,505	1,605	-	1,605
Conversion of preferred Series B to common stock	250	1,238	-	1,238
Beneficial conversion features on subordinated debt	-	841	-	841
Net loss	-	-	(17,763)	(17,763)
Balance, September 30, 2019	12,538	$49,990	$(40,781)	$9,209

Share-based compensation	23	1,559	-	1,559
Issuance of stock for restricted stock	500	-	-	-
Issuance of stock for interest	2,795	1,204	-	1,204
Issuance of stock for debt conversion	1,718	5,185	-	5,185
Issuance of stock for preferred stock conversion	93	93	-	93
Net loss	-	-	(14,347)	(14,347)
Gain on redemption of preferred stock	-	-	24,475	24,475
Balance, September 30, 2020	17,667	$58,031	$(30,653)	$27,378

The accompanying notes are an integral part of these consolidated financial statements.

F-27

GEE GROUP INC. CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended September 30,
(in thousands)	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(14,347)	$(17,763)
Adjustments to reconcile net loss to cash used in operating activities:
Gain on extingishment of debt	(12,316)	-
Depreciation and amortization	5,286	5,935
Goodwill impairment charge	8,850	4,300
Non-cash lease expense	1,623	-
Stock compensation expense	1,559	2,186
Provision for doubtful accounts	1,557	213
Deferred income taxes	130	154
Amortization of debt discount	1,779	909
Interest expense paid with common and preferred stock	1,288	1,666
Paid in kind interest on term loan	1,242	-
Change in acquisition deposit for working capital guarantee	(783)	(100)
Changes in operating assets and liabilities:
Accounts receivable	3,222	(284)
Accrued interest	95	-
Accounts payable	(2,156)	1,210
Accrued compensation	2,729	-
Change in other assets, net of change in other liabilities	(2,005)	1,180
Net cash used in operating activities	(2,247)	(394)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(119)	(209)
Net cash used in investing activities	(119)	(209)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment on term loan	(500)	(2,687)
Net proceeds from (payments on) subordinated debt	(1,724)	1,893
Payment on preferred stock redemption	(2,931)	-
Net proceeds from CARES Act Paycheck Protection Program Loans	19,927	-
Payments on capital lease	-	(51)
Net (payments on) proceeds from revolving credit	(2,387)	2,290
Net cash provided by financing activities	12,385	1,445

Net change in cash	10,019	842

Cash at beginning of year	4,055	3,213

Cash at end of year	$14,074	$4,055

SUPPLEMENTAL CASH FLOW INFORMATION:

Cash paid for interest	$7,785	$10,137
Cash paid for taxes	80	92
Non-cash investing and financing activities
Conversion of series B convertible preferred stock to common stock	-	1,238
Beneficial conversion features on subordinated debt	-	841
Acquisition of equipment with finance lease	184	102
Conversion of 8% subordinated notes to common stock by related parties	1,000	-
Conversion of 10% subordinated notes to common stock	4,185	-
Conversion of series C preferred stock to common by related parties	93	-
Redemption of series B preferred stock	24,441	-
Redemption of series C preferred stock	34	-
Accrued fees on term loan	4,978	-
Right-of-use assets, net of deferred rent	6,246	-
Operating lease liability	6,687	-

The accompanying notes are an integral part of these consolidated financial statements.

F-28

1. Description of Business

GEE Group Inc. (the “Company”, “us”, “our” or “we”) was incorporated in the State of Illinois in 1962 and is the successor to employment offices doing business since 1893. We are a provider of permanent and temporary professional and industrial staffing and placement services in and near several major U.S cities. We specialize in the placement of information technology, engineering, medical and accounting professionals for direct hire and contract staffing for our clients and provide temporary staffing services for our commercial clients.

The Company’s fiscal year begins on October 1 and ends on September 30 of each year. Fiscal 2020 and fiscal 2019 refer to the fiscal years ended September 30, 2020 and 2019, respectively.

2. Significant Accounting Policies and Estimates

Basis of Presentation

The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America and the rules of the United States Securities and Exchange Commission.

Liquidity

The primary sources of liquidity for the Company are revenues earned and collected from its clients for the placement of contractors and permanent employment candidates and borrowings available under the Senior Credit Agreement. Uses of liquidity include primarily the costs and expenses necessary to fund operations, including payment of compensation to the Company’s contract and permanent employees, payment of operating costs and expenses, payment of taxes, payment of interest and principal under its debt agreements, and capital expenditures.

The Company experienced net losses in fiscal 2020 and 2019, which also negatively impacted the Company’s ability to generate liquidity. During much of this period, the Company significantly restructured its operations, made significant cost reductions, including closing and consolidating unprofitable locations and eliminating underperforming personnel, implemented strategic management changes, and intensified focus on stabilizing the business and restoring profitable growth. As a result, management believes the Company had begun to see its operations and business stabilize.

In approximately mid-March 2020, the Company began to experience the severe negative effects of the economic disruptions resulting from the Coronavirus Pandemic (“COVID-19”). These have included abrupt reductions in demand for the Company’s primary sources of revenue, its temporary and direct hire placements, lost productivity due to business closings both by clients and at the Company’s own operating locations, and the significant disruptive impacts to many other aspects of normal operations. These effects have continued to be felt across all businesses, with the most severe impacts being felt in the commercial (light industrial) and finance, accounting and office clerical (FAO) end markets within the professional segment.

On June 30, 2020, the Company completed a financial restructuring and eliminated approximately $19,685 of its subordinated indebtedness and approximately $27,695 of its convertible preferred stock as required pursuant to the terms of Seventh Amendment, dated as of April 28, 2020, to the Revolving Credit, Term Loan and Security Agreement, dated as of March 31, 2017. The Company entered into a Repurchase Agreement for Preferred Stock and Subordinated Notes (the “Repurchase Agreement”), dated as of June 30, 2020 with Ronald R. Smith (“Mr. Smith”), Thrivent Financial for Lutherans (“Thrivent”), Madison Capital Funding LLC (“Madison”), Maurice R. Harrison IV (“Mr. Harrison”), Peter Langlois (“Mr. Langlois”), Vincent Lombardo (“Mr. Lombardo”) and Shane Parr (Mr. Parr, and collectively with Mr. Smith, Thrivent, Madison, Mr. Harrison, Mr. Langlois, and Mr. Lombardo), the “SNI Group Members” pursuant to which the SNI Group Members agreed to allow the Company to repurchase and settle all of the 9.5% Convertible Subordinated Notes (the “9.5% Notes”), Series B Convertible Preferred Stock, no par value (“Series B Preferred Stock”), 8% Convertible Subordinated Notes (“8% Notes”) and Series C 8% Cumulative Convertible Preferred Stock, no par value (“Series C Preferred Stock”) held by each of them as set forth below. All of the outstanding 9.5% Notes and all of the outstanding Series B Preferred Stock were held by SNI Group Members.

F-29

Management believes that the Company can generate adequate liquidity to meet its obligations for the foreseeable future assuming the negative economic effects of COVID-19 do not worsen, and that economic recovery continues.

As of September 30, 2020, the Company had cash of $14,074, which was an increase of $10,019 from $4,055 as of September 30, 2019. Net working capital as of September 30, 2020 was $13,351, as compared to net working capital of $8,534 for September 30, 2019.

Paycheck Protection Program Loan

Between April 29 and May 7, 2020, the Company obtained loans in the aggregate amount of $19,927 for its operating subsidiaries from BBVA USA (“BBVA”), as lender, pursuant to the Payroll Protection Plan (the “PPP”), which was established under the Coronavirus Aid, Relief, and Economic Security Act (“the CARES Act”) and administered by the U.S. Small Business Administration (“SBA”). These funds were the only source of financing available to our companies and businesses and have been and continue to be critical to our ability to maintain operations, including the employment of our temporary and full-time employees, in order to produce and meet our foreseeable liquidity requirements in the midst of this continuing worldwide Coronavirus Pandemic. The Company accounted for the PPP Loans as a debt (See Note 9) in accordance with Accounting Standards Codification (“ASC”) Topic 470 Debt. Accordingly, the PPP Loans were recognized as current and noncurrent debt in the Company’s consolidated financial statements.

The Company, under the Coronavirus Aid, Relief, and Economic Security (CARES) Act, deferred paying $2,435 of applicable payroll taxes as of September 30, 2020, which is included in long-term liability in the consolidated financial statements. The deferred deposits of the employer’s share of Social Security tax must be paid to be considered timely (and avoid a failure to deposit penalty) by December 31, 2021, 50 percent of the eligible deferred amount, and the remaining amount by December 31, 2022.

Principles of Consolidation

The consolidated financial statements include the accounts and transactions of the Company and its wholly-owned subsidiaries. All significant inter-company accounts and transactions are eliminated in consolidation.

Use of Estimates

Management makes estimates and assumptions that can affect the amounts of assets and liabilities reported as of the date of the consolidated financial statements, as well as the amounts of reported revenues and expenses during the periods presented. Those estimates and assumptions typically involve expectations about events to occur subsequent to the balance sheet date, and it is possible that actual results could ultimately differ from the estimates.

Revenue Recognition

Revenues from contracts with customers are generated from direct hire placement services, temporary professional services staffing, and temporary light industrial staffing. Revenues are recognized when promised services are performed for customers, and in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. Our revenues are recorded net of variable consideration such as sales adjustments or allowances.

Direct hire placement service revenues from contracts with customers are recognized when employment candidates accept offers of employment, less a provision for estimated credits or refunds to customers as the result of applicants not remaining employed for the entirety of the Company’s guarantee period (referred to as “falloffs”). The Company’s guarantee periods for permanently placed employees generally range from 60 to 90 days from the date of hire. Fees associated with candidate placement are generally calculated as a percentage of the new employee’s annual compensation. No fees for permanent placement services are charged to employment candidates.

Temporary staffing service revenues from contracts with customers are recognized in amounts the Company has the right to invoice as the services are rendered by the Company’s temporary employees. The Company records temporary staffing revenue on a gross basis as a principal versus on a net basis as an agent in the presentation of revenues and expenses. The Company has concluded that gross reporting is appropriate because the Company controls the specified service before that service is performed for a customer. The Company has the risk of identifying and hiring qualified employees as Company employees (as opposed to client employees), has the discretion to select the employees and establish their price, and bears the risk for services that are not fully paid for by customers.

F-30

Falloffs and refunds during the period are reflected in the statements of operations as a reduction of placement service revenues and were approximately $1,375 in fiscal 2020 and $2,243 in fiscal 2019. Expected future falloffs and refunds are estimated and reflected in the consolidated balance sheet as a reduction of accounts receivable as described under Accounts Receivable, below.

See Note 15 for disaggregated revenues by segment.

Payment terms in our contracts vary by the type and location of our customer and the services offered. The terms between invoicing and when payments are due are not significant.

Cost of Contract Staffing Services

The cost of contract services includes the wages and the related payroll taxes, employee benefits and certain other employee-related costs of the Company’s contract service employees while they work on contract assignments.

Cash and Cash Equivalents

Highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents. As of September 30, 2020, and September 30, 2019, there were no cash equivalents. Cash deposit accounts are maintained at financial institutions and, at times, balances may exceed federally insured limits guaranteed by the Federal Deposit Insurance Corporation. We have never experienced any losses related to these balances.

Accounts Receivable

The Company extends credit to its various customers based on evaluation of the customer’s financial condition and ability to pay the Company in accordance with the payment terms. An allowance for doubtful accounts is recorded as a charge to bad debt expense where collection is considered to be doubtful due to credit issues. An allowance for placement fall-offs also is recorded as a reduction of revenues for estimated losses due to applicants not remaining employed for the Company’s guarantee period. These allowances together reflect management’s estimate of the potential losses inherent in the accounts receivable balances, based on historical loss statistics and known factors impacting its customers. Management believes that the nature of the contract service business, wherein client companies are generally dependent on our contract employees in the same manner as permanent employees for their production cycles and the conduct of their respective businesses contributes to a relatively small accounts receivable allowance.

As of September 30, 2020, and September 30, 2019 allowance for doubtful accounts was $2,072 and $515, respectively. The Company charges off uncollectible accounts against the allowance once the invoices are deemed unlikely to be collectible. The allowance also includes permanent placement falloff reserves of $287 and $197 as of September 30, 2020 and September 30, 2019, respectively.

Property and Equipment

Property and equipment are recorded at cost. Depreciation expense is calculated on a straight-line basis over estimated useful lives of five years for computer equipment and two to ten years for office equipment, furniture and fixtures. The Company capitalizes computer software purchased or developed for internal use and amortizes it over an estimated useful life of five years. The carrying value of property and equipment is reviewed for impairment whenever events or changes in circumstances indicate that it may not be recoverable. If the carrying amount of an asset group is greater than its estimated future undiscounted cash flows, the carrying value is written down to the estimated fair value. There was no impairment of property and equipment for fiscal 2020 and fiscal 2019.

F-31

Leases

The Company determines if a contractual arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, current operating lease liabilities, and noncurrent operating lease liabilities on the Company’s consolidated balance sheet. The Company evaluates and classifies leases as operating or finance leases for financial reporting purposes. The classification evaluation begins at the commencement date and the lease term used in the evaluation includes the non-cancellable period for which the Company has the right to use the underlying asset, together with renewal option periods when the exercise of the renewal option is reasonably certain and failure to exercise such option which result in an economic penalty. All the Company’s real estate leases are classified as operating leases.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at the commencement date of the lease based on the present value of lease payments over the lease term. The lease payments included in the present value are fixed lease payments. As most of the Company’s leases do not provide an implicit rate, the Company estimates its collateralized incremental borrowing rate, based on information available at the commencement date, in determining the present value of lease payments. The Company applies the portfolio approach in applying discount rates to its classes of leases. The operating lease ROU assets include any payments made before the commencement date. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The Company does not currently have subleases. The Company does not currently have residual value guarantees or restrictive covenants in its leases.

Fair Value Measurement

The Company follows the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820, “Fair Value Measurement”, which defines fair value, establishes a framework for measuring fair value and enhances fair value measurement disclosure. Under these provisions, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.

The standard establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is described below:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3: Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

The fair value of the Company’s current assets and current liabilities approximate their carrying values due to their short-term nature. The carrying value of the Company’s long-term liabilities represents their fair value based on level 3 inputs. The Company’s goodwill and other intangible assets are measured at fair value on a non-recurring basis using level 3 inputs, as discussed in Note 6.

Earnings and Loss per Share

Basic earnings and loss per share are computed by dividing net income or loss attributable to common stockholders by the weighted average common shares outstanding for the period. Diluted earnings per share is computed giving effect to all potentially dilutive common shares. Potentially dilutive common shares may consist of incremental shares issuable upon the vesting of restricted shares granted but unissued, exercise of stock options and warrants and the conversion of notes payable and preferred stock to common stock. The dilutive effect of outstanding warrants and options is reflected in earnings per share by use of the treasury stock method. The dilutive effect of preferred stock is reflected in earnings per share by use of the if-converted method.

F-32

The weighted average dilutive incremental shares, or common stock equivalents, included in the calculations of dilutive shares were 6,356 for fiscal 2020. Common stock equivalents, which are excluded because their effect is anti-dilutive, were approximately 1,689 and 12,832 for the fiscal 2020 and 2019, respectively.

	September 30, 2020	September 30, 2019
Basic net income (loss) per share computation:
Net loss	$(14,347)	$(17,763)
Add: gain on redeemed preferred stock	24,475	-
Net income (loss) attributable to common stockholders	10,128	(17,763)
Weighted-average common shares outstanding	15,214	11,840
Basic net income (loss) per share	$0.67	$(1.50)

Diluted net income per share computation:
Net income (loss) attributable to common stockholders	10,128	(17,763)
Less: gain on redeemed preferred stock	(24,475)	-
Less: gain on extinguishment of convertible debt	(11,405)	-
Add: interest expense on convertible note	1,204	-
Diluted loss attributable to common stockholders	$(24,548)	$(17,763)
Weighted average common shares outstanding	15,214	11,840
Incremental shares attributable to the assumed conversion of preferred stock, convertible debt and exercise of outstanding stock options and warrants	6,356	-
Total adjusted weighted-average shares	21,570	11,840
Diluted net loss per share	$(1.14)	$(1.50)

For the fiscal 2019, in which net loss has been incurred, all potentially dilutive common shares are considered anti-dilutive and thus are excluded from the calculation.

Advertising Expenses

The Company expenses the costs of print and internet media advertising and promotions as incurred and reports these costs in selling, general and administrative expenses. Advertising expense totaled $1,913 and $2,322 for fiscal 2020 and fiscal 2019, respectively.

Goodwill

The Company evaluates its goodwill for possible impairment as prescribed by ASU 2017-04, Intangibles — Goodwill and Other (Topic 350), Simplifying the Test for Goodwill Impairment at least annually and when one or more triggering events or circumstances indicate that the goodwill might be impaired. Under this guidance, annual or interim goodwill impairment testing is performed by comparing the estimated fair value of a reporting unit with its carrying amount. An impairment charge is recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value, not to exceed the carrying value of goodwill.

The Company performed annual goodwill impairment testing effective as of September 30, 2020, and allocates its goodwill among two reporting units, its Professional segment and its Commercial segment for purposes of evaluation for impairments. In determining the fair value of our two reporting units, we use one or a combination of commonly accepted valuation methodologies: 1) the income approach, which is based on the present value of discounted cash flows projected for the reporting unit or, in certain instances, capitalization of earnings, and 2) the market approach, which estimates a fair value based on an appropriate revenue and/or earnings multiple(s) derived from comparable companies. These valuation techniques on assumptions and other factors, such as the estimated future cash flows of our reporting units, the discount rate used to determine the present value of our cash flows and the market multiples of comparable companies utilized. In applying our methods, we also use averages or medians to select assumptions derived from comparable companies or market data, and in the application of the income and/or market approaches if we determine that this will provide a more appropriate estimated fair value or range of fair value estimates of the reporting units. Changes to input assumptions and other factors used or considered in the analysis could result in materially different evaluations of goodwill impairment.

F-33

As a result of the evaluation performed, the carrying value of its net assets exceeded the estimated fair value of the Company’s Professional segment as of September 30, 2020, while the estimated fair value of the Commercial segment exceeded its net carrying value. The outcome of this goodwill impairment test resulted in a non-cash charge for the impairment of goodwill of $8,850, which was recorded in the consolidated financial statements for fiscal 2020. For purposes of performing this goodwill impairment assessment, management applied the valuation techniques and assumptions to its Professional and Commercial segments as reporting units discussed above and also considered recent trends in the Company’s stock price, implied control or acquisition premiums, and other possible factors and their effects on estimated fair value of the Company’s reporting units.

Management also considered the Company’s market capitalization, as recently reported on the NYSE American exchange, in conducting its assessment, which has been lower than its consolidated net book value (consolidated stockholders’ equity). Management believes that the continuing declines in global economic and labor market conditions and other disruptions caused by the COVID-19 pandemic that have negatively impacted the Company’s business and operating results also are a contributing factor to the Company’s recent stock prices, market capitalization, and potentially, the value of its goodwill resulting, in part, in the non-cash impairment charge recognized during fiscal 2020. Management believes and expects that these conditions, including those impacting the Company, are improving and will continue to improve. However, there can be no assurance that the Company’s goodwill or other long-lived assets will not become impaired in the future.

The Company adopted ASU 2017-04 in 2019. Due to a previous sustained decline in the market capitalization of our common stock during the third quarter of 2019, we also performed a goodwill impairment test in accordance with the provisions of ASU 2017-04, and recognized a non-cash charge for the impairment of goodwill of $4,300 in fiscal 2019.

Intangible Assets

Separately identifiable intangible assets held in the form of customer lists, non-compete agreements, customer relationships, management agreements and trade names were recorded at their estimated fair value at the date of acquisition and are amortized over their estimated useful lives ranging from two to ten years using both accelerated and straight-line methods.

Impairment of Long-lived Assets (other than Goodwill)

The Company recognizes an impairment of long-lived assets used in operations, other than goodwill, when events or circumstances indicate that these assets might be impaired and the estimated undiscounted cash flows to be generated by those assets over their remaining lives are less than the carrying amount of those items. In the event the net carrying value of the Company’s long-lived assets are determined not to be recoverable, they are reduced to fair value, which is typically calculated using one or a combination of the relief from royalty method, the multiple of excess cash flow method, and/or other applicable adaptations of the discounted cash flow method. For purposes of testing the long-lived assets other than goodwill, long-lived assets are grouped and considered with other assets and liabilities within the Professional and Commercial segments. The Company did not record any impairments to its long-lived assets during fiscal 2020 and 2019.

Beneficial Conversion Feature

The Company evaluates embedded conversion features within a convertible instrument under ASC 815 Derivatives and Hedging to determine whether the embedded conversion feature(s) should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in earnings. If the conversion feature does not require treatment under ASC 815, the instrument is evaluated under ASC 470-20 Debt with Conversion and Other Options for consideration of any beneficial feature.

The Company records a beneficial conversion feature (“BCF”) when the convertible instrument is issued with conversion features at fixed or adjustable rates that are below market value when issued. The BCF for convertible instruments is recognized and measured by allocating a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. The intrinsic value is generally calculated at the commitment date as the difference between the conversion price and the fair value of the common stock or other securities into which the security is convertible, multiplied by the number of shares into which the security is convertible. If certain other securities are issued with the convertible security, the proceeds are allocated among the different components. The portion of the proceeds allocated to the convertible security is divided by the contractual number of the conversion shares to determine the effective conversion price, which is used to measure the BCF. The effective conversion price is used to compute the intrinsic value. The value of the BCF is limited to the basis that is initially allocated to the convertible security.

F-34

The BCF for the convertible instrument is recorded as a reduction, or discount, to the carrying amount of the convertible instrument equal to the fair value of the conversion feature. The discount is then amortized as interest or deemed dividends over the period from the date of the convertible instrument’s issuance to the earliest redemption date, provided that the convertible instrument is not currently redeemable but probable of becoming redeemable in the future. As a result of the settlement and conversion of the Company’s subordinated debt and preferred stock as of June 30, 2020, the Company charged off the remaining unamortized BCF associated with these instruments to interest expense and a gain was recognized from extinguishment of its convertible subordinated debt.

Stock-Based Compensation

The Company accounts for stock-based awards to employees in accordance with FASB ASC 718, “Compensation-Stock Compensation”, which requires compensation expense related to share-based transactions, including employee stock options, to be measured and recognized in the financial statements based on a determination of the fair value of the stock options. The grant date fair value is determined using the Black-Scholes-Merton (“Black-Scholes”) pricing model. For all employee stock options, we recognize expense on an accelerated basis over the employee’s requisite service period (generally the vesting period of the equity grant). The Company’s option pricing model requires the input of highly subjective assumptions, including the expected stock price volatility, expected term, and forfeiture rate. Any changes in these highly subjective assumptions significantly impact stock-based compensation expense.

Options awarded to purchase shares of common stock issued to non-employees in exchange for services are accounted for as variable awards in accordance with FASB ASC 718, “Compensation-Stock Compensation”. Such options are valued using the Black-Scholes option pricing model.

See Note 11 for the assumptions used to calculate the fair value of stock-based employee and non-employee compensation. Upon the exercise of options, it is the Company’s policy to issue new shares rather than utilizing treasury shares.

Income Taxes

We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, we determine deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

We recognize deferred tax assets to the extent that we believe that these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

We record uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

We recognize and group interest and penalties, if any, with income tax expense in the accompanying consolidated statement of operations. As of September 30, 2020, and September 30, 2019, no material accrued interest or penalties are included on the related tax liability line in the consolidated balance sheet.

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Reclassification

Certain reclassifications have been made to the financial statements as of and for the years ended September 30, 2020 to conform to the current year presentation with no effect on total expenses or net loss.

Segment Data

The Company provides the following distinctive services: (a) direct hire placement services, and (b) temporary professional contract services staffing in the fields of information technology, engineering, medical, and accounting, and (c) temporary contract light industrial staffing. The Company’s services can be divided into two reportable segments, Industrial Staffing Services and Professional Staffing Services. Selling, general and administrative expenses are not entirely allocated among the Industrial and Professional Staffing Services segments. Operating results are regularly reviewed by the chief operating decision maker to make decisions about resources to be allocated to the segment and to assess its performance. Other factors, including type of business, type of employees, length of employment and revenue recognition are considered in determining the Company’s operating segments.

3. Recent Accounting Pronouncements

Recently Adopted Accounting Pronouncements

Lease Accounting. In February 2016, the FASB issued ASU 2016-02, Leases (“ASC 842”), which introduces the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous ASC 840 guidance. The original guidance required application on a modified retrospective basis with the earliest period presented. In August 2018, the FASB issued ASU 2018-11, Targeted Improvements to ASC 842, which includes an option to not restate comparative periods in transition and elect to use the effective date of ASC 842, Leases, as the date of initial application of transition. We adopted this guidance as of October 1, 2019 and elected the transition method provided under ASU 2018-11. This standard has a material effect on our consolidated balance sheets with the recognition of new right of use assets and lease liabilities for all operating leases, except for those leases where we elected the short-term lease recognition exemption, as these leases have a non-cancelable lease term of approximately one year or less. Adoption of the new standard did not have a material effect on the Company’s results of operations. As of the transition date, the ROU asset and total lease liability (current and long-term) were $5,900 and $6,341, respectively.

The Company elected the package of practical expedients available under the transition provisions of the new lease standard, including (i) not reassessing whether expired or existing contracts contain leases, (ii) lease classification, and (iii) not revaluing initial direct costs for existing leases. Also, the Company elected the practical expedient which allows aggregation of non-lease components with the related lease components when evaluating accounting treatment. Lastly, the Company applied the modified retrospective adoption method, utilizing the simplified transition option available in the ASC 842, which allows entities to continue to apply the legacy guidance in ASC 840, including its disclosure requirements, in the comparative periods presented in the year of adoption. See Note 5 for further discussion of leases.

Stock Compensation. In June 2018, the FASB issued ASU 2018-07, Compensation-Stock Compensation (“ASC 718”), which simplifies the accounting for nonemployee share-based payment transactions. The amendments specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The update is effective for annual reporting periods beginning after December 15, 2018, including interim periods within those reporting periods, with early adoption permitted (but no sooner than the adoption of Topic 606). The Company adopted the new guidance as of October 1, 2019. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

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Recently Issued Accounting Pronouncements Not Yet Adopted

Current Expected Credit Losses Model. In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (“ASC 326”), authoritative guidance amending how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The guidance requires the application of a current expected credit loss model, which is a new impairment model based on expected losses. The new guidance is effective for interim and annual reporting periods beginning after December 15, 2022. The Company has not yet determined the impact of the new guidance on its consolidated financial statements and related disclosures.

No other recent accounting pronouncements were issued by FASB and the SEC that are believed by management to have a material impact on the Company’s present or future financial statements.

4. Property and Equipment

Property and equipment, net consisted of the following:

	September 30, 2020	September 30, 2019

Computer software	$1,535	$1,497
Office equipment, furniture, fixtures and leasehold improvements	3,595	3,599
Total property and equipment, at cost	5,130	5,096
Accumulated depreciation and amortization	(4,224)	(4,244)
Property and equipment, net	$906	$852

Depreciation expense for fiscal 2020 and 2019 was $248 and $349, respectively.

5. Leases

The Company leases space for all its branch offices, which are generally located either in downtown or suburban business centers, and for its corporate headquarters. Branch offices are generally leased over periods ranging from three to five years. The corporate office lease expires in 2021. The leases generally provide for payment of basic rent plus a share of building real estate taxes, maintenance costs and utilities.

Operating lease expenses were $2,433 and $2,872 for fiscal 2020 and 2019, respectively.

Supplemental cash flow information related to leases consisted of the following:

Fiscal 2020
Cash paid for operating lease liabilities	$1,946
Right-of-use assets obtained in exchange for new operating lease liabilities	$733

Supplemental balance sheet information related to leases consisted of the following:

Fiscal 2020
Weighted average remaining lease term for operating leases	2.4 years
Weighted average discount rate for operating leases	6.0%

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The table below reconciles the undiscounted future minimum lease payments under non-cancelable lease agreements having initial terms in excess of one year to the total operating lease liabilities recognized on the consolidated balance sheet as of September 30, 2020, including certain closed offices are as follows:

Fiscal 2021	$1,848
Fiscal 2022	1,686
Fiscal 2023	1,159
Fiscal 2024	898
Fiscal 2025	434
Thereafter	108
Less: Imputed interest	(591)
Present value of operating lease liabilities (a)	$5,542

(a)Includes current portion of $1,615 for operating leases.

Disclosures related to periods prior to adoption of ASU 2016-02

The Company adopted ASU 2016-02 using a modified retrospective adoption method at October 1, 2019 as noted in Note 3. As of September 30, 2019, future minimum lease payments due under non-cancelable lease agreements having initial terms in excess of one year, including certain closed offices are as follows:

Fiscal 2020	$1,990
Fiscal 2021	1,597
Fiscal 2022	1,485
Fiscal 2023	1,007
Fiscal 2024	779
Thereafter	427
Total	$7,285

6. Goodwill and Intangible Assets

Goodwill

Goodwill asset for fiscal 2020 and fiscal 2019 was $63,443 and $72,293, respectively. As a result of the evaluation performed, the carrying value of its net assets exceeded the estimated fair value of the Company’s Professional segment as of September 30, 2020, while the estimated fair value of the Commercial segment exceeded its net carrying value. The outcome of this goodwill impairment test resulted in a non-cash charge for the impairment of goodwill of $8,850, which was recorded in the consolidated financial statements for fiscal 2020. For purposes of performing this goodwill impairment assessment, management mainly considered recent trends in the Company’s stock price, estimated control or acquisition premium, earnings and other possible factors and their effects on estimated fair value of the Company’s reporting units.

Due to a previous sustained decline in the market capitalization of our common stock during the third quarter of 2019, we also performed a goodwill impairment test in accordance with the provisions of ASU 2017-04, and recognized a non-cash charge for the impairment of goodwill of $4,300 in fiscal 2019.

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Intangible Assets

The following tables set forth the costs, accumulated amortization and net book value of the Company’s separately identifiable intangible assets as of September 30, 2020 and September 30, 2019 and estimated future amortization expense.

	September 30, 2020			September 30, 2019
	Cost	Accumulated Amortization	Net Book Value	Cost	Accumulated Amortization	Net Book Value
Customer relationships	$29,070	$13,188	$15,882	$29,070	$10,321	$18,749
Trade names	8,329	5,379	2,950	8,329	3,958	4,371
Non-Compete agreements	4,331	4,320	11	4,331	3,570	761
Total	$41,730	$22,887	$18,843	$41,730	$17,849	$23,881

Estimated Amortization Expense

Fiscal 2021	$4,088
Fiscal 2022	3,469
Fiscal 2023	2,879
Fiscal 2024	2,879
Fiscal 2025	2,741
Thereafter	2,787
$18,843

The trade names are amortized on a straight – line basis over the estimated useful life of between five and ten years. Intangible assets that represent customer relationships are amortized on the basis of estimated future undiscounted cash flows or using the straight – line basis over estimated remaining useful lives of five to ten years. Non-compete agreements are amortized based on a straight-line basis over the term of the respective non-compete agreements, which are typically five years in duration.

The amortization expense for intangible assets was $5,038 and $5,586 for fiscal 2020 and 2019, respectively.

7. Accrued Compensation

Accrued Compensation is comprised of accrued wages, the related payroll taxes, employee benefits of the Company’s employees, including those working on contract assignments, commissions earned and not yet paid and estimated commissions and bonuses payable.

8. Revolving Credit Facility and Term Loan

Revolving Credit, Term Loan and Security Agreement

The Company and its subsidiaries, as borrowers, are parties to a Revolving Credit, Term Loan and Security Agreement (the “Credit Agreement”) with certain investment funds managed by MGG Investment Group LP (“MGG”). The Revolving Credit Facility and Term Loan under the Credit Agreement, as amended, mature on June 30, 2023.

Revolving Credit Facility

As of September 30, 2020, the Company had $11,828 in outstanding borrowings under the Revolving Credit Facility, which accrued interest at an annual effective rate of approximately 11%.

Outstanding balances and corresponding amounts available to be borrowed or required to be repaid under the Revolving Credit Facility are determined using an agreed upon borrowing base calculation, which allows the Company to borrow amounts of up to 85% of its eligible outstanding accounts receivable, excluding specified past due balances and which amounts are further reduced for certain reserves and set asides under the Credit Agreement. As of September 30, 2020, the Company had $1,592 then currently available for borrowing under the terms of the Revolving Credit Facility.

In addition to the Company’s accounts receivable, the Revolving Credit Facility is secured by all the Company’s property and assets, whether real or personal, tangible or intangible, and whether now owned or hereafter acquired, or in which it now has or at any time in the future may acquire any right, title or interests.

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Term Loan

The Company had outstanding balances under its Term Loan, as follows:

	September 30, 2020	September 30, 2019

Term loan	$42,646	$41,905
Unamortized debt discount	(4,894)	(1,208)
Term loan, net of discount	37,752	40,697
Short term portion of term loan, net of discounts	-	4,668
Long term portion of term loan, net of discounts	$37,752	$36,029

The Term Loan is payable as follows, subject to acceleration upon the occurrence of an Event of Default under the Credit Agreement or termination of the Credit Agreement and provided that any and all unpaid principal, accrued and unpaid interest and all unpaid fees and expenses shall be due and payable in full on maturity as of June 30, 2023. Principal and accrued interest payments are required as follows: fiscal 2021- $889, fiscal 2022 – $1,778, and fiscal 2023 - $39,979.

The Company also has been required to make prepayments on the Term Loan in amounts equal to the Specified Excess Cash Flow Amount (as defined in the agreement) for the immediately preceding fiscal year, commencing with the fiscal year ending September 30, 2019 (refer to Seventh Amendment to Credit Agreement, below, which includes certain modifications to this prepayment requirement). To date, the Company has not been required to make any prepayments on the Term Loan.

As of September 30, 2020, the Company had $42,646 in outstanding borrowings under the Term Loan Facility that was at an interest of approximately 11%, plus additional interest at an annual rate 5% in the form of PIK (noncash, paid-in-kind), which accrues and is added to the balance of the Term Loan on a monthly basis.

The Credit Agreement includes financial and other restrictive covenants. Financial covenants include minimum fixed charge coverage ratios, minimum EBITDA, as defined under the Credit Agreement to include certain adjustments, and maximum senior leverage ratios. The Company measures and certifies these covenants quarterly. The financial covenants are measured on a trailing four quarter basis as of the end of each quarter. The Company met its financial covenants for the trailing four quarters ended September 30, 2020.

The Credit Agreement also permits capital expenditures up to a certain level and contains customary default and acceleration provisions. The Credit Agreement also restricts, above certain levels, acquisitions, incurrence of additional indebtedness, and payment of dividends.

Seventh Amendment to Credit Agreement

On April 28, 2020, the Company and its subsidiaries entered into Seventh Amendment, dated as of April 28, 2020 (the “Seventh Amendment”), to the Revolving Credit, Term Loan and Security Agreement, dated as of March 31, 2017 (as amended, amended and restated, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). The Seventh Amendment represents the most significant loan modification of the Company’s Credit Agreement since inception. The Company and its senior lenders previously entered into the Sixth Amendment on February 12, 2020, while negotiating and in contemplation of the larger loan modification contained in Seventh Amendment.

The Seventh Amendment extends the maturity of the Credit Agreement from June 30, 2021 to June 30, 2023, lowered cash interest approximately 500 basis points (5%) per annum, postponed quarterly principal payments to recommence beginning June 30, 2021, and reduced the amounts of quarterly principal payments from the current $500 per quarter to $446. The Company has agreed to pay 5% PIK (non-cash, paid-in-kind) interest on the Term Loan only, which is accrued and added to the balance of the Term Loan, and to pay a restructuring fee of $3,478 and an exit fee of $1,500, which became fully earned upon the effective date, but are payable upon the occurrence of a triggering event. The triggering events include a change in control, refinancing, maturity, or other termination of the senior loans, and in the case of the restructuring fee, an acquisition by the Company also is considered a triggering event. In addition, the Company has agreed that for each six-month period commencing with the period ending on March 31, 2021 and for each fiscal year commencing with the fiscal year ending on September 30, 2021, it shall utilize its “Specified Excess Cash Flow Amount” (as defined in the Credit Agreement) to repay amounts outstanding under the Credit Agreement.

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Under the Seventh Amendment, the Company also agreed to the condition that it will pursue, negotiate, and execute conversions of all of the Company’s outstanding subordinated debt and preferred stock into shares of the Company’s common stock. In the event the Company was able to meet the conversion conditions of the agreement, it would have then had the option to settle the restructuring fee, exit fee, and accumulated PIK balance, each when due, in cash or in shares of the Company’s common stock. In the case of the latter, the amount or number of shares distributable to the Senior Lenders would be determined using the most favorable conversion rate at which the holders of the Company’s subordinated indebtedness or preferred stock converted their securities to shares of common stock of the Company in their conversion transactions.

On June 30, 2020, the Company completed the transactions contemplated above, as planned, except that the Company was able to settle a significant portion of outstanding subordinated debt and preferred stock for cash and at very attractive terms, thereby eliminating the need to issue substantially more of its common stock and avoiding significant dilution to existing shareholders. (Refer to Ninth Amendment to Credit Agreement, below.)

Eighth Amendment to Credit Agreement and CARES Act Payroll Protection Program Loans

On May 5, 2020, the Company and its subsidiaries entered into nine (9) unsecured promissory notes payable under CARES Act Payroll Protection Program (“PPP”) and received net funds totaling $19,927 in order to obtain needed relief funds for allowable expenses under the CARES Act PPP. On May 5, 2020, the Company also entered into Eighth Amendment, dated as of May 5, 2020 (the “Eighth Amendment”) to the Credit Agreement. The Eighth Amendment to the Credit Agreement serves as the conforming amendment under the Credit Agreement to enable the Company and its subsidiaries to enter into the PPP Loans and additional permitted indebtedness in compliance with the Credit Agreement.

Ninth Amendment to Credit Agreement

On June 30, 2020, the Company and its subsidiaries entered into Ninth Amendment, dated as of June 30, 2020 (the “Ninth Amendment”), to the Revolving Credit, Term Loan and Security Agreement, dated as of March 31, 2017 (as amended, amended and restated, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Under the Ninth Amendment, the Company’s senior lender agreed to modify the earlier conversion condition of the Seventh Amendment and allow the Company to settle a significant portion of the subordinated debt and preferred stock with up to $5,100 in cash, instead of by converting all of it into the Company’s common stock. In exchange, the Company agreed to settle the exit and restructuring fees agreed to in the Seventh Amendment totaling $4,978, which were accrued as of September 30, 2020, in cash or in shares of the Company’s common stock, except under the Ninth Amendment, the determination of cash or stock would be at the Senior Lender’s discretion and no longer at the Company’s discretion as provided in the earlier Seventh Amendment.

On December 22, 2020, the Company and its subsidiaries entered into a letter amendment, dated as of December 22, 2020, to the Revolving Credit, Term Loan and Security Agreement, dated as of March 31, 2017 (as amended, amended and restated, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Under the letter amendment, the Company’s senior lender agreed to modify settlement date for the exit and restructuring fees, which are now due to be settled on or before June 30, 2021.

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9. CARES Act Payroll Protection Program Loans

Between April 29 and May 7, 2020, the Company obtained for each of its operating subsidiaries a loan from BBVA USA (“BBVA”) pursuant to the Payroll Protection Plan (the “PPP”) which was established under the Coronavirus Aid, Relief, and Economic Security Act (“the CARES Act”) and administered by the U.S. Small Business Administration (“SBA”). The PPP Loans were necessary to support ongoing operations due to current economic hardship, uncertainty, and the significant negative effects on the business operations and activity levels of the applicants attributable to COVID-19 including the impact of “lock-downs”, “quarantines” and “shut-downs”. The PPP Loans were used primarily to restore employee pay-cuts, recall furloughed or laid-off employees, support the payroll costs for existing employees, hire new employees, and for other allowable purposes including interest costs on certain mortgage and other obligations, rent and utilities. Each of the Company’s subsidiary executed a separate promissory note evidencing unsecured loans under the PPP. The following promissory notes were executed by the Company and its subsidiaries: GEE Group, Inc., for $1,992 (the “GEE Group Note”), Scribe Solutions, Inc. for $277 (the “Scribe Note”), Agile Resources, Inc. is for $1,206 (the “Agile Note”), Access Data Consulting Corporation for $1,456 (the “Access Note”), Paladin Consulting, Inc. for $1,925 (the “Paladin Note”), SNI Companies, Inc. for $10,000 (the “SNI Note”), Triad Personnel Services, Inc. for $404 (the “Triad Personnel Note”), Triad Logistics, Inc. for $78 (the “Triad Logistics Note”), and BMCH, Inc. for $2,589 (the “BMCH Note”). The GEE Group Note, the Scribe Note, the Agile Note, the Access Note, the Paladin Note, the SNI Note, the Triad Personnel Note, the Triad Logistics Note, and the BMCH Note are referred to together as the “PPP Notes” and each individually as a “PPP Note”. The loans evidenced by the PPP Notes (the “PPP Loans”) are being made through BBVA as the lender. Principal and accrued interest payments are due and payable as follows: fiscal 2021- $2,243, and fiscal 2022 – $17,779.

The PPP Loans have two-year terms and bear interest at a rate of 1.00% per annum. Monthly principal and interest payments under the PPP Loans are deferred to either (1) the date that SBA remits the borrower’s loan forgiveness amount to the lender or (2) if the borrower does not apply for loan forgiveness, 10 months after the end of the borrower’s loan forgiveness covered period. The PPP Loans may be prepaid at any time prior to maturity with no prepayment penalties.

10. Subordinated Debt – Convertible and Non - Convertible

The Company had outstanding balances under its Convertible and Non-Convertible Subordinated Debt agreements, as follows:

	September 30, 2020	September 30, 2019

10% Convertible Subordinated Note	$-	$4,185
Subordinated Promissary Note	-	1,000
9.5% Convertible Subordinated Note	-	12,500
8% Convertible Subordinated Notes, net of discount, due to related parties	-	1,269
Total subordinated debt, convertible and non-convertible	-	18,954
Short term portion of subordinated debt, convertible and non-convertible	-	(1,000)
Long term portion of subordinated debt, convertible and non-convertible	$-	$17,954

10% Convertible Subordinated Note

The Company had a Subordinated Note payable to JAX Legacy – Investment 1, LLC (“JAX Legacy”), pursuant to a Subscription Agreement dated October 2, 2015, in the amount of $4,185.

On April 3, 2017, the Company and JAX Legacy amended and restated the Subordinated Note in its entirety in the form of a 10% Convertible Subordinated Note (the “10% Note”) in the aggregate principal amount of $4,185. The maturity date was on October 3, 2021 (the “Maturity Date”). The 10% Note was convertible into shares of the Company’s Common Stock at a conversion price equal to $5.83 per share. All or any portion of the 10% Note was redeemable by the Company for cash at any time on or after April 3, 2018 that the average daily VWAP of the Company’s Common Stock reported on the principal trading market for the Common Stock exceeded the then applicable Conversion Price for a period of 20 trading days. The redemption price was an amount equal to 100% of the then outstanding principal amount of the 10% Note being redeemed, plus accrued and unpaid interest thereon.

During fiscal 2020 and 2019, the Company issued approximately 756 and 408 shares of common stock to Jax Legacy as payment-in-kind interest of approximately $314 and $419, respectively, on the 10% Note.

On June 30, 2020, the Company and Jax Legacy, the sole holder of the Company’s 10% Note entered into a Note Conversion Agreement (the “Note Conversion Agreement”) whereby Jax Legacy agreed to immediately convert the $4,185 aggregate principal amount of the 10% Note to 718 shares of Common Stock at the $5.83 per share conversion rate stated in the 10% Notes. The conversion of the 10% Note was executed on June 30, 2020 and the Company issued 718 shares of Common Stock to Jax Legacy on that date.

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Subordinated Promissory Note

On January 20, 2017, the Company entered into Addendum No. 1 (the “Addendum”) to the Stock Purchase Agreement dated as of January 1, 2016 (the “Paladin Agreement”) by and among the Company and Enoch S. Timothy and Dorothy Timothy (collectively, the “Sellers”). Pursuant to the terms of the Addendum, the Company and the Sellers agreed (a) that the conditions to the “Earnouts” (as defined in the Paladin Agreement) had been satisfied or waived and (b) that the amounts payable to the Sellers in connection with the Earnouts shall be amended and restructured as follows: (i) the Company paid $250 in cash to the Sellers prior to January 31, 2017 (the “Earnout Cash Payment”) and (ii) the Company issued to the Sellers a subordinated promissory note in the principal amount of $1,000 (the “Subordinated Note”). The Subordinated Note originally bore interest at the rate of 5.5% per annum. Interest on the Subordinated Note was payable monthly and principal could only be paid in stock until the term loan and Revolving Credit Facility was repaid.

On February 8, 2020, the Company and its subsidiaries, as Borrowers, entered into a first amendment (the “First Amendment”) to the Subordinated Note, dated as of January 20, 2017 (the “Subordinated Note”). Under the First Amendment, the Company and its lender agreed to amend Subordinated Note to change maturity date to January 20, 2022.

On June 30, 2020, the Company and Enoch S. Timothy and Dorothy Timothy entered into a Note Settlement Agreement (the “Note Settlement Agreement”). Timothy agreed to accept an aggregate amount of $89 in cash consideration for the purchase by the Company of the $1,000 aggregate principal amount of the Subordinated Note dated January 20, 2017. The Subordinated Note was settled at a conversion rate of $5.83 per share (the agreed conversion price at which the Subordinated Note would be convertible to Common Stock) and purchased at $0.52 per share (the closing price on the NYSE American for the Common Stock on June 16, 2020). The Timothy note settlement amount was paid to Timothy on June 30, 2020.

9.5% Convertible Subordinated Notes

On April 3, 2017, the Company issued and paid to certain SNIH Stockholders as part of the acquisition of SNIH an aggregate of $12,500 in the form of 9.5% Convertible Subordinated Notes (the “9.5% Notes”). The maturity date was October 3, 2021 (the “Maturity Date”). The 9.5% Notes were convertible into shares of the Company’s Common Stock at a conversion price equal to $5.83 per share. Interest on the 9.5% Notes accrued at the rate of 9.5% per annum and was payable quarterly in arrears on June 30, September 30, December 31 and March 31, beginning on June 30, 2017, on each conversion date with respect to the 9.5% Notes (as to that principal amount then being converted), and on the Maturity Date (each such date, an “Interest Payment Date”). At the option of the Company, interest was payable on an Interest Payment Date either in cash or in shares of Common Stock of the Company, which Common Stock was valued based on the terms of the agreement, subject to certain limitations defined in the loan agreement. Each of the 9.5% Notes was subordinated in payment to the obligations of the Company under its Credit Agreement pursuant to Subordination and Inter-creditor Agreements dated as of March 31, 2017 by and among the Company, the Credit Agreement lenders, and each of the holders of the 9.5% Notes.

During the fiscal 2020 and 2019 the Company issued approximately 2,039 shares and 1,096 shares of common stock to the SNI Sellers as payment-in-kind interest of approximately $890 and $1,188, respectively, on the 9.5% Notes.

On June 30, 2020, the holders of the 9.5% Notes agreed to accept an aggregate amount of $1,115 in cash in consideration for the purchase by the Company of the entire $12,500 aggregate principal amount of the 9.5% Notes. The 9.5% Notes were settled at a conversion rate of $5.83 (the price at which the 9.5% Notes were converted into shares of the Company’s common stock and purchased by the Company at $0.52 (the closing price on the NYSE American for the Common Stock on June 16, 2020). The payment was made to the note holders on June 30, 2020.

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Registration Rights Agreement

On June 30, 2020, the Company and the SNI Group Members entered into a Registration Rights Agreement dated as of June 30, 2020 (the “Registration Rights Agreement”). Pursuant to the terms of the Registration Rights Agreement, the Company has agreed to file on or prior to July 31, 2020, an initial registration statement with respect to the resale of shares of Common Stock currently owned by the SNI Group members that are “Registrable Securities” (as defined in the Registration Rights Agreement) on or prior to July 31, 2020. In addition, the Company has agreed that it shall, on one occasion, on or after September 30, 2020 and upon the written request of the holders of 51% or more of the Registrable Securities, file a registration statement with respect to the Registrable Securities held by such holders. The demanding holders may require, in connection with the registration, that such demand registration take the form of an underwritten public offering of such Registrable Securities. The Registration Rights Agreement also provides that for a period of three years after the closing date of the Restructuring, the holders of Registrable Securities shall have piggyback registration rights with respect to all registration statements filed by the Company (other than those on Form S-4 or Form S-8).

8% Convertible Subordinated Notes to Related Parties

On May 15, 2019, the Company issued and sold to members of its executive management and Board of Directors (the “Investors”) $2,000 in aggregate principal amount of its 8% Notes. The maturity date of the 8% Notes was on October 3, 2021 (the “Maturity Date”). The 8% Notes were converted into shares of the Company’s Series C 8% Cumulative Convertible Preferred Stock (“Series C Preferred Stock”) at a conversion price equal to $1.00 per share (subject to adjustment as provided in the 8% Notes upon any stock dividend, stock combination or stock split or upon the consummation of certain fundamental transactions) (the “Conversion Price”). Interest on the 8% Notes accrued at the rate of 8% per annum and was payable quarterly in non-cash payments-in-kind (“PIK”) in arrears on June 30, September 30, December 31, and March 31, beginning on June 30, 2019, on each conversion date with respect to the 8% Notes (as to that principal amount then being converted), and on the Maturity Date (each such date, an “Interest Payment Date”). Interest was payable on an Interest Payment Date in shares of Series C Preferred Stock of the Company, which Series C Preferred Stock was valued at its liquidation value. All or any portion of the 8% Notes was redeemable by the Company for cash at any time. The redemption price was an amount equal to 100% of the then outstanding principal amount of the 8% Notes being redeemed, plus accrued and unpaid PIK interest thereon. The Company could, at its option, prepay any portion of the principal amount of the 8% Notes without the prior consent of the holders thereof; provided, however, that any prepayments of the 8% Notes shall be made on a pro rata basis to all holders of 8% Notes based on the aggregate principal amount of 8% Notes held by such holders. The Company was required to prepay the 8% Notes together with accrued and unpaid PIK interest thereon upon the consummation by the Company of any “Change of Control”.

The Company issued 104 and 60 shares of Series C Preferred Stock to Investors related to interest of $104 and $60 on the 8% Notes for fiscal 2020 and fiscal 2019, respectively.

The BCF for the 8% Notes was recorded as a discount to their carrying value and was equal to the fair value of the conversion feature upon the date of issuance. The discount was being amortized as interest over the period from the date of issuance to maturity. The total BCF recorded was $841. During fiscal 2020 and 2019, the Company amortized approximately $731 and $110 of debt discount, respectively.

Pursuant to the Repurchase Agreement, Mr. Smith (a former member of the Company’s board of directors) agreed to accept an aggregate amount of $520 in cash (the “Smith Note Payment Amount”) in consideration for the purchase by the Company of the $1,000 aggregate principal amount of 8% Notes (the “Smith Note Amount”) held by him. The Smith Note Payment Amount was calculated based on the following formula: the Smith Note Amount, divided by $1.00 (the price at which the Smith Notes are convertible to Common Stock), times $0.52 (the closing price on the NYSE American for the Common Stock on June 16, 2020). The Smith Note Payment Amount was paid to Mr. Smith on June 30, 2020.

On June 30, 2020, the holders of the remaining $1,000 aggregate principal amount of the 8% Notes converted such 8% Notes to an aggregate of 1,000 shares of Series C Preferred Stock which were immediately and simultaneously converted into 1,000 shares of Common Stock at the $1.00 per share conversion price stated in the 8% Notes and in the Series C Preferred Stock. These holders also converted an aggregate of 93 additional shares of Series C Preferred Stock issued or issuable to them into a total of 93 shares of Common Stock at the $1.00 per share conversion price stated in the Series C Preferred Stock. The issuance of the 1,093 shares of Common Stock to these former holders of 8% Notes and Series C Preferred Stock was completed on June 30, 2020. These shares, along with those of the SNI Sellers that previously held the 9.5% Notes, also were included in the registration statement on SEC Form S-3 filed by the Company on July 31, 2020.

F-44

11. Equity

On June 30, 2020, the Company issued 1,718 shares of common stock for debt conversion of $1,000 aggregate principal amount of the 8% Notes, related shares of Series C Preferred Stock and 10% Note. The Company also issued 93 shares of common stock for Series C Preferred Stock discussed above (Note 10).

During fiscal 2019 the Company issued 250 shares of common stock for the conversion of approximately 250 shares of Series B Convertible Preferred Stock (See Note 12).

Restricted Stock

The Company granted 450 and 400 shares of restricted common stock in fiscal 2020 and 2019, respectively. The restricted shares are to be earned over a three-year period and cliff vest at the end of the third year from the date of grant. Stock-based compensation expense attributable to restricted stock was $1,150 and $819 in fiscal 2020 and fiscal 2019, respectively. As of September 30, 2020, there was $818 of unrecognized compensation expense related to restricted stock outstanding. On November 23, 2019, 500 shares of restricted common stock held by the Company’s former president became fully vested upon his passing. These shares were issued during fiscal 2020.

A summary of restricted stock activity is presented as follows:

	Number of Shares	Weighted Average Fair Value ($)
Non-vested restricted stock outstanding as of September 30, 2018	1,100	2.21
Granted	400	0.52
Issued	-	-
Non-vested restricted stock outstanding as of September 30, 2019	1,500	1.76
Granted	450	0.85
Issued	(500)	2.21
Non-vested restricted stock outstanding as of September 30, 2020	1,450	1.32

Warrants

No warrants were granted or exercised during fiscal 2020 or fiscal 2019.

A summary of warrant activity is presented as follows:

	Number of Shares	Weighted Average Exercise Price Per Share ($)	Weighted Average Remaining Contractual Life	Total Intrinsic Value of Warrants ($)
Warrants outstanding as of September 30, 2018	497	3.84	2.87	67
Granted	-	-	-	-
Expired	(58)	2.00	-	-
Warrants outstanding as of September 30, 2019	439	4.09	1.39	-
Granted	-	-	-	-
Expired	(362)	4.53	-	-
Warrants outstanding as of September 30, 2020	77	2.00	4.50	-

Warrants exercisable as of September 30, 2019	439	4.09	1.39	-
Warrants exercisable as of September 30, 2020	77	2.00	4.50	-

F-45

Stock Options

As of September 30, 2020, there were stock options outstanding under the Company’s Amended and Restated 2013 Incentive Stock Plan. During fiscal 2020, 2013 Incentive Stock Plan was amended to increase available balance by 1,000. The plan granted specified numbers of options to non-employee directors, and they authorized the Compensation Committee of the Board of Directors to grant either incentive or non-statutory stock options to employees. Vesting periods are established by the Compensation Committee at the time of grant. All stock options outstanding as of September 30, 2020 and September 30, 2019 were non-statutory stock options, had exercise prices equal to the market price on the date of grant, and had expiration dates ten years from the date of grant.

Stock-based compensation expense attributable to stock options and warrants was $409 and $1,367 in fiscal 2020 and fiscal 2019, respectively. As of September 30, 2020, there was approximately $652 of unrecognized compensation expense related to unvested stock options outstanding, and the weighted average vesting period for those options was 3.95 years.

A summary of stock option activity is as follows:
	Number of Shares	Weighted Average Exercise Price per share ($)	Weighted Average Remaining Contractual Life (Years)	Total Intrinsic Value of Options ($)
Options outstanding as of September 30, 2018	1,578	3.76	7.53	142
Granted	437	1.81	-	-
Forfeited	(281)	4.05	-	-
Options outstanding as of September 30, 2019	1,734	3.22	7.84	-
Granted	75	0.54	-	-
Forfeited	(555)	3.68	-	-
Options outstanding as of September 30, 2020	1,254	2.85	7.34	-

Exercisable as of September 30, 2019	720	4.24	6.50	-
Exercisable as of September 30, 2020	749	3.43	6.78	-

The fair value of stock options granted was made using the Black-Scholes option pricing model and the following assumptions:

	2020	2019
Weighted average fair value of options	$0.49	$1.65
Weighted average risk-free interest rate	0.71%	2.94%
Weighted average volatility factor	108%	104%
Weighted average expected life (years)	10	10

12. Mezzanine Equity

Series A Convertible Preferred Stock

On April 3, 2017, the Company filed a Statement of Resolution Establishing its Series A Preferred Stock with the State of Illinois. (the Resolution Establishing Series”). Pursuant to the Resolution Establishing Series, the Company designated 160 shares of its authorized preferred stock as Series A Preferred Stock. There are no shares issued and outstanding under this designation.

Series B Convertible Preferred Stock

On April 3, 2017, the Company issued an aggregate of approximately 5,900 shares of no-par value, Series B Convertible Preferred Stock to certain of the SNIH Stockholders as part of the SNIH acquisition. The no par value, Series B Convertible Preferred Stock has a liquidation preference equal to $4.86 per share and ranks senior to all “Junior Securities” (including the Company’s Common Stock) with respect to any distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

F-46

In the event that the Company declares or pays a dividend or distribution on its Common Stock, whether such dividend or distribution is payable in cash, securities or other property, including the purchase or redemption by the Company or any of its subsidiaries of shares of Common Stock for cash, securities or property, the Company is required to simultaneously declare and pay a dividend on the no par value, Series B Convertible Preferred Stock on a pro rata basis with the Common Stock determined on an as-converted basis assuming all shares had been converted as of immediately prior to the record date of the applicable dividend or distribution.

Except as set forth in the Resolution Establishing Series or as may be required by Illinois law, the holders of the no par value, Series B Convertible Preferred Stock have no voting rights. Pursuant to the Resolution Establishing Series, without the prior written consent of holders of not less than a majority of the then total outstanding Shares of no par value, Series B Convertible Preferred Stock, voting separately as a single class, the Company shall not create, or authorize the creation of, any additional class or series of capital stock of the Company (or any security convertible into or exercisable for any class or series of capital stock of the Company) that ranks pari passu with or superior to the no par value, Series B Convertible Preferred Stock in relative rights, preferences or privileges (including with respect to dividends, liquidation or voting).

Pursuant to a Repurchase Agreement dated June 30, 2020, the holders of the Series B Preferred Stock agreed to accept an aggregate amount of $2,894 in cash (the “Series B Preferred Stock Purchase Price”) in consideration for the purchase by the Company of all 5,566 currently outstanding shares of Series B Preferred Stock (the “Series B Preferred Stock Amount”) held by them. The Series B Preferred Stock Purchase Price was calculated based on the following formula: Series B Preferred Stock Amount, divided by $4.86 (the price at which the Series B Preferred Stock is convertible to Common Stock in the Statement of Resolution Establishing Series of the Series B Preferred Stock), times $0.52 (the closing price on the NYSE American for the Common Stock on June 16, 2020). The Series B Preferred Stock Purchase Price was paid to the SNI Group Members on June 30, 2020. A net gain attributable to common stockholders of $24,475 was recognized on the redemption of Series B Preferred Stock and Smith Series C Preferred Stock during fiscal 2020.

During fiscal 2019 the Company issued 250 shares of common stock for the conversion of 250 shares of Series B Convertible Preferred Stock.

Series C Convertible Preferred Stock

On May 17, 2019, the Company filed a Statement of Resolution Establishing its Series C Preferred Stock with the State of Illinois. (the Resolution Establishing Series”). Pursuant to the Resolution Establishing Series, the Company designated 3,000 shares of its authorized preferred stock as “Series C 8% Cumulative Convertible Preferred Stock”, without par value. The Series C Preferred Stock has a Liquidation Value equal to $1.00 per share and ranks pari passu with the Company’s Series B Convertible Preferred Stock (“Series B Preferred Stock”) and senior to all “Junior Securities” (including the Company’s Common Stock) with respect to any distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary. Holders of shares of Series C Preferred Stock are entitled to receive an annual non-cash (“PIK”) dividend of 8% of the Liquidation Value per share. Such dividend shall be payable quarterly on June 30, September 30, December 31 and March 31 of each year commencing on June 30, 2019, in preference to any dividend paid on or declared and set aside for the Series B Preferred Stock or any Junior Securities and shall be paid-in-kind in additional shares of Series C Preferred Stock. Except as set forth in the Resolution Establishing Series or as may be required by Illinois law, the holders of the Series C Preferred Stock have no voting rights.

Pursuant to the Resolution Establishing Series, without the prior written consent of holders of not less than a majority of the then total outstanding Shares of Series C Preferred Stock, voting separately as a single class, the Company shall not create, or authorize the creation of, any additional class or series of capital stock of the Company (or any security convertible into or exercisable for any class or series of capital stock of the Company) that ranks superior to the Series C Preferred Stock in relative rights, preferences or privileges (including with respect to dividends, liquidation or voting). Each share of Series C Preferred Stock shall be convertible at the option of the holder thereof into one share of Common Stock at an initial conversion price equal to $1.00 per share, each as subject to adjustment in the event of stock splits, stock combinations, capital reorganizations, reclassifications, consolidations, mergers or sales, as set forth in the Resolution Establishing Series.

F-47

The Company issued 104 and 60 shares of Series C Preferred Stock to Investors related to interest of $104 and $60 on the 8% Notes during fiscal 2020 and fiscal 2019, respectively.

Pursuant to a Repurchase Agreement dated June 30, 2020, Mr. Smith also agreed to accept an aggregate amount equal to $37 in cash (the “Smith Series C Preferred Stock Purchase Price”) in consideration for the purchase by the Company of the 72 shares of Series C Preferred Stock (the “Series C Preferred Stock Amount”) held by him. The Smith Preferred Stock Purchase Price was calculated based on the following formula: the Smith Series C Preferred Stock Amount, divided by $1.00, times $0.52 (the closing price on the NYSE American for the Common Stock on June 16, 2020). The Smith Series C Preferred Stock Purchase Price was paid to Mr. Smith on June 30, 2020.

The remaining holders of Series C Preferred Stock converted an aggregate of 93 shares of Series C Preferred Stock into a total of 93 shares of Common Stock at the $1.00 per share conversion price stated in the Series C Preferred Stock. The conversion was completed on June 30, 2020.

13. Income Taxes

The components of the provision for income taxes is as follows:
	Year Ended September 30,
	2020	2019
Current expense (benefit):
Federal	$-	$93
State	467	123
Total current expense (benefit):	$467	$216

Deferred expense (benefit):
Federal	$68	$172
State	62	(18)
Total deferred expense (benefit):	$130	$154

Total income tax expense (benefit):	$597	$370

A reconciliation of the Company s statutory income tax rate to the Company s effective income tax rate is as follows:

	Year Ended September 30,
	2020	2019
Income at US statutory rate	$(2,888)	$(3,653)
State taxes, net of federal benefit	930	(469)
Tax credits	(88)	(149)
Nondeductible Expenses	4,182	-
Stock compensation	186	132
Goodwill impairment	1,560	637
Valuation allowance	(3,466)	3,743
Other	181	129
	$597	$370

F-48

The net deferred income tax asset balance related to the following:
	Year Ended September 30,
	2020	2019
Net operating losses carryforwards	$2,856	$6,352
Stock options	1,564	1,333
Allowance for doubtful accounts	515	124
Accrued & prepaid expenses	339	582
Tax credit carryforwards	681	593
ROU liability	1,371	-
Interest	1,065	2,454
Other	7	5
Total deferred tax assets	$8,398	$11,443
Intangibles	$(4,479)	$(5,149)
ROU asset	(1,145)	-
Depreciation	(122)	(46)
Total deferred tax liability	$(5,746)	$(5,195)
Deferred tax asset	$2,652	$6,248
Valuation allowance	(3,082)	(6,548)
Net deferred tax liability	$(430)	$(300)

As of September 30, 2020, the Company had federal and state net operating loss carryforwards of approximately $11,500 and $13,300, respectively, which begin to expire in 2029 for federal and 2021 for state purposes. Of the $11,500 of federal net operating losses, $6,200 can be carried indefinitely. As of September 30, 2019, the Company had federal and state net operating loss carryforwards of approximately $25,100 and $22,800, respectively.

Future realization of the tax benefits of existing temporary differences and net operating loss carryforwards ultimately depends on the existence of sufficient taxable income within the carryforward period. As of September 30, 2020, and 2019, the Company performed an evaluation to determine whether a valuation allowance was needed. The Company considered all available evidence, both positive and negative, which included the results of operations for the current and preceding years. The Company also considered whether there was any currently available information about future years. Because long-term contracts are not a significant part of the Company’s business, future results cannot be reliably predicted by considering past trends or by extrapolating past results. Moreover, the Company’s earnings are influenced by national economic conditions and have been volatile in the past. Considering these factors, the Company determined that it was not possible to reasonably quantify future taxable income. The Company determined that it is more likely than not that all of the net deferred tax assets (deferred tax assets in excess of corresponding deferred tax liabilities) will not be realized. Accordingly, the Company maintained a valuation allowance as of September 30, 2020 and 2019.

With the passage of time, the Company will continue to generate additional deferred tax assets and liabilities related to amortization of acquired intangible assets for tax purposes. As goodwill, an indefinite-lived intangible asset, will not be amortized for financial reporting purposes under current accounting standards, any tax amortization related goodwill claimed by the Company in future years will give rise to an increasing deferred tax liability, which will only reverse at the time of a future impairment under current accounting rules or ultimate sale of the underlying intangible assets. Due to the uncertain timing of this reversal, the temporary difference cannot be considered as a source of future taxable income, but for the amount of indefinite federal NOL carryforwards available due to the U.S. Tax Reform Act as noted above, for purposes of determining a valuation allowance against the Company’s other net deferred tax assets. As a result, the Company’s net deferred tax position at September 30, 2020 and 2019, represents the tax impact of the cumulative tax amortization of goodwill, which is primarily attributable to historical tax deductible goodwill from SNI.

F-49

Under Internal Revenue Code 382, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change NOL carryforwards and other pre-change tax attributes to offset its post-change income may be limited. We have not completed a study to assess whether an “ownership change” has occurred or whether there have been multiple ownership changes since we became a “loss corporation” as defined in Section 382. Future changes in our stock ownership, which may be outside of our control, may trigger an “ownership change”. In addition, future equity offerings or acquisitions that have equity as a component of the purchase price could result in an “ownership change.” If an “ownership change” has occurred or does occur in the future, utilization of the NOL carryforwards or other tax attributes may be limited, which could potentially result in increased future tax liability to us.

The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations for both federal taxes and the many states in which we operate or do business in. ASC 740 states that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits.

We record tax positions as liabilities in accordance with ASC 740 and adjust these liabilities when our judgement changes as a result of the evaluation of new information not previously available. Because of the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the recognized tax benefit liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which new information is available. As of September 30, 2020, and 2019 we have not recorded any uncertain tax positions in our financial statements.

We recognize interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying consolidated statement of operations. As of September 30, 2020, and 2019, no accrued interest or penalties are included on the related tax liability line in the consolidated balance sheet.

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal and state jurisdictions, where applicable. There are currently no pending tax examinations. The Company’s tax years are still open under statute from September 30, 2017, to the present. Earlier years may be examined to the extent that the net operating loss carryforwards form those earlier years are used in future periods. The resolution of tax matters is not expected to have a material effect on the Company’s consolidated financial statements.

14. Commitment and Contingencies

Litigation and Claims

The Company and its subsidiaries are involved in various litigation that arises in the ordinary course of business. There are no pending significant legal proceedings to which the Company is a party for which management believes the ultimate outcome would have a material adverse effect on the Company’s financial position.

15. Segment Data

The Company provides the following distinctive services: (a) direct hire placement services, (b) temporary professional services staffing in the fields of information technology, accounting, finance and office, engineering, and medical, and (c) temporary light industrial staffing. These services can be divided into two reportable segments, Industrial Staffing Services and Professional Staffing Services. Some selling, general and administrative expenses are not fully allocated among light industrial services and professional staffing services.

F-50

Unallocated corporate expenses primarily include, certain executive compensation expenses and salaries, certain administrative salaries, corporate legal expenses, stock compensation expenses, consulting expenses, audit fees, corporate rent and facility costs, board fees, acquisition, integration and restructuring expenses, and interest expense.

	Year Ended September 30,
	2020	2019
Industrial Staffing Services
Industrial services revenue	$17,560	$21,710
Industrial services gross margin[1]	21.7%	20.8
Operating (loss) income	$(70)	$2,193
Depreciation and amortization	274	263
Accounts receivable – net	2,470	3,660
Intangible assets	17	246
Goodwill	1,084	1,084
Total assets	$5,060	$4,990

Professional Staffing Services
Permanent placement revenue	$15,309	$18,531
Placement services gross margin	100%	100
Professional services revenue	$96,966	$111,433
Professional services gross margin	26.4%	26.0
Operating income	$(3,480)	$3,338
Depreciation and amortization	5,012	5,672
Accounts receivable – net	13,577	17,166
Intangible assets	18,826	23,635
Goodwill	62,359	71,209
Total assets	$114,953	$119,491

Unallocated Expenses
Corporate administrative expenses[2]	$8,312	$7,964
Corporate facility expenses	377	332
Stock compensation expense	1,559	2,186
Board related expenses	35	2
Total unallocated expenses	$10,283	$10,484

Consolidated
Total revenue	$129,835	$151,674
Operating loss	(13,833)	(4,953)
Depreciation and amortization	5,286	5,935
Total accounts receivables – net	16,047	20,826
Intangible assets	18,843	23,881
Goodwill	63,443	72,293
Total assets	$120,013	$124,481

1 Includes $1,284 and $1,432 of annual premium refunds from the Ohio Bureau of Workers Compensation for the fiscal 2020 and 2019, respectively. The Industrial Services gross margins normalized for the effects of these items were approximately 14% for the fiscal 2020 and 2019, respectively.

2 Includes certain costs and expenses incurred related to restructuring activities, including corporate legal and general expenses associated with capital markets activities and not directly associated with core business operations. These costs were $4,277 and $4,281 for fiscal 2020 and 2019, respectively, and include mainly expenses associated with former closed and consolidated locations, personnel costs associated with eliminated positions, costs incurred related to acquisitions and associated legal and professional costs.

F-51

31,250,000 Shares of Common Stock

GEE Group Inc.

PROSPECTUS

ThinkEquity

a division of Fordham Financial Management, Inc.

, 2021

Until and including,  ________ , 2021 (25 days after the date of this prospectus), all dealers that buy, sell, or trade the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

76

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses, all of which will be borne by the registrant, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.

SEC registration fee	$6,273
FINRA fees	$9,125
Printing and engraving expenses	$10,000
Accounting fees and expenses	$40,000
Legal fees and expenses	$475,000
Transfer Agent fees and expenses	$5,000
Miscellaneous	$210,000
Total	$755,398

Item 14. Indemnification of Directors and Officers.

The Illinois Business Corporation Act of 1983, as amended (the “IBCA”), allows us to indemnify our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Under certain circumstances we may advance the expenses of such litigation upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by us as authorized in the IBCA.

 Pursuant to our Amended and Restated Articles of Incorporation and our Bylaws, as amended, we shall to the fullest extent to which it is empowered to do so by the IBCA, indemnify its directors and officers in connection with any actual or threatened action or proceeding arising out of their service to us or to another organization at our request and shall be paid expenses incurred in defending any such proceeding in advance of its final disposition to the fullest extent permitted by law. In addition, any and all persons who are not our directors or officers may be similarly indemnified in respect of such service to the extent authorized at any time by the board. The right to indemnification and advancement of expenses conferred by our Bylaws and Amended and Restated Articles of Incorporation shall be a contract right which may not be modified retroactively without the written consent of the director or officer and shall not be deemed exclusive of any other rights to indemnification or advancement of expenses such person may have or to which such person may be entitled.

We maintain a policy of directors’ and officers’ liability insurance for the purpose of indemnification.

The foregoing is only a general summary of certain aspects of Illinois law and our Restated Articles of Incorporation, as amended and Bylaws, as amended dealing with the indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those

II-1

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

See also the undertakings set out in response to Item 17.

Item 15. Recent Sales of Unregistered Securities.

The information below lists all of the securities sold by us during the past three years which were not registered under the Securities Act:

Between October 17, 2018 and June 30, 2020, the Company issued a total of 3,134,608 shares of its common stock as PIK interest to the former holders of its 9.5% Convertible Subordinated Notes.

Between October 17, 2018 and June 30, 2020, the Company issued a total of 1,164,427 shares of its common stock as PIK interest to the former holders of its 10% Convertible Subordinated Notes.

On May 15, 2019, the Company issued and sold to certain of its officers and directors, 2,000,000 shares of its 8% Convertible Subordinated Notes at a purchase price of $1.00 per share.

For each of the transactions referred to above, we relied upon an exemption from registration afforded by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, which exempt transactions by an issuer not involving any public offering.

II-2

Item 16. Exhibits and Consolidated Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

1.1	Form of Underwriting Agreement*

3.1	Amended and Restated Articles of Incorporation. Incorporated by reference to Exhibit 3(i) to the Company’s Form 8-K filed with the Commission on December 6, 2013

3.2	Amended and Restated By-Laws of GEE Group Inc. Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on August 3, 2020

3.3

Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company Reflecting the Reverse Stock Split. Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on October 9, 2015

3.4

Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company Reflecting the Capital Increase. Incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Commission on October 9, 2015

3.5

Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company. Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on July 14, 2016

3.6

Certificate of designation of series a convertible preferred stock of GEE Group Inc. Incorporated by reference to Exhibit 3.04 to the Company’s Annual Report on Form 10-K filed with the SEC on December 22, 2014

3.7	Statement of Resolution Establishing Series of Series B Convertible Preferred Stock. Incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed with the Commission on April 6, 2017

3.8

Statement of Resolution Establishing Series of Series C 8% Cumulative Convertible Preferred Stock. Incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed with the Commission on May 21, 2019

4.1	Form of Common Stock Certificate*

5.1	Opinion of Loeb & Loeb LLP*

10.1

Registration Rights Agreement dated June 30, 2020 by and among GEE Group Inc. and Ronald R. Smith, Thrivent Financial for Lutherans, Madison Capital Funding LLC, Maurice R. Harrison IV, Peter Langlois, Vincent Lombardo and Shane Parr. Incorporated by reference to Exhibit 10.4 to the Company’s Form 8-K filed with the Commission on July 7, 2020

10.2

Ninth Amendment dated as of June 30, 2020 to Revolving Credit, Term Loan and Security Agreement dated as of March 31, 2017 by and among GEE Group, Inc., the other Borrowers and Guarantors named therein, the lenders named therein and MGG Investment Group LP, as administrative agent, term loan agent and collateral agent for the lenders named therein. Incorporated by reference to Exhibit 10.5 to the Company’s Form 8-K filed with the Commission on July 7, 2020

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10.3

Eighth Amendment dated as of May 5, 2020 to Revolving Credit, Term Loan and Security Agreement dated as of March 31, 2017 by and among GEE Group, Inc., the other Borrowers and Guarantors named therein, the lenders named therein and MGG Investment Group LP, as administrative agent, term loan agent and collateral agent for the lenders named therein. Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the Commission on May 11, 2020

10.4	Promissory Note dated April 30, 2020 by GEE Group, Inc. in favor of BBVA USA, as lender. Incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed with the Commission on May 11, 2020

10.5

Promissory Note dated May 1, 2020 by Scribe Solutions, Inc. in favor of BBVA USA, as lender. Incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K filed with the Commission on May 11, 2020

10.6

Promissory Note dated April 29, 2020 by Agile Resources, Inc. in favor of BBVA USA, as lender. Incorporated by reference to Exhibit 10.4 to the Company’s Form 8-K filed with the Commission on May 11, 2020

10.7

Promissory Note dated May 1, 2020 by Access Data Consulting Corporation. in favor of BBVA USA, as lender.  Incorporated by reference to Exhibit 10.5 to the Company’s Form 8-K filed with the Commission on May 11, 2020

10.8

Promissory Note dated April 30, 2020 by Paladin Consulting, Inc. in favor of BBVA USA, as lender Incorporated by reference to Exhibit 10.6 to the Company’s Form 8-K filed with the Commission on May 11, 2020

10.9	Promissory Note dated May 4, 2020 by SNI Companies, Inc. in favor of BBVA USA, as lender. Incorporated by reference to Exhibit 10.7 to the Company’s Form 8-K filed with the Commission on May 11, 2020

10.10

Promissory Note dated May 1, 2020 by Triad Personnel Services, Inc. in favor of BBVA USA, as lender. Incorporated by reference to Exhibit 10.8 to the Company’s Form 8-K filed with the Commission on May 11, 2020

10.11

Promissory Note dated May 7, 2020 by Triad Logistics, Inc. in favor of BBVA USA, as lender. Incorporated by reference to Exhibit 10.9 to the Company’s Form 8-K filed with the Commission on May 11, 2020

10.12	Promissory Note dated May 4, 2020 by BMCH, Inc. in favor of BBVA USA, as lender. Incorporated by reference to Exhibit 10.10 to the Company’s Form 8-K filed with the Commission on May 11, 2020

10.13

Registration Rights Agreement dated as of April 28, 2020 by and between GEE Group, Inc. and MGG Investment Group LP. Incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed with the Commission on April 28, 2020

10.14

Registration Rights Agreement dated as of April 28, 2020 by and between GEE Group, Inc. and CM Finance SPV., Ltd. Incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K filed with the Commission on April 28, 2020

10.15

Seventh Amendment dated as of April 28, 2020 to Revolving Credit, Term Loan and Security Agreement dated as of March 31, 2017 by and among GEE Group, Inc., the other Borrowers and Guarantors named therein, the lenders named therein and MGG Investment Group LP, as administrative agent, term loan agent and collateral agent for the lenders named therein. Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the Commission on April 28, 2020

10.16

Sixth Amendment, dated as of February 12, 2020, to the Revolving Credit, Term Loan and Security Agreement, dated as of March 31, 2017, as amended, by and among GEE Group, Inc., the other borrower entities and guarantor entities named therein, and certain investment funds managed by MGG Investment Group LP. Incorporated by reference to Form 10-Q filed with the Commission on February 13, 2020

10.17

Fourth Amendment, dated as of December 27 2018, to the Revolving Credit, Term Loan and Security Agreement, dated as of March 31, 2017, as amended, by and among GEE Group, Inc., the other borrower entities and guarantor entities named therein, and certain investment funds managed by MGG Investment Group LP. Incorporated by reference to Exhibit 10.82 to the Company’s Annual Report on Form 10-K filed with the SEC on December 27, 2018

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10.18

Third Amendment, dated as of August 10, 2018, to the Revolving Credit, Term Loan and Security Agreement, dated as of March 31, 2017, as amended, by and among GEE Group, Inc., the other borrower entities and guarantor entities named therein, and certain investment funds managed by MGG Investment Group LP Incorporated by reference to Form 10-Q filed with the Commission on August 14, 2018

10.19

Second Amendment, dated as of November 14, 2017, to the Revolving Credit, Term Loan and Security Agreement, dated as of March 31, 2017, as amended, by and among GEE Group, Inc., the other borrower entities and guarantor entities named therein, and certain investment funds managed by MGG Investment Group LP. Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the Commission on November 17, 2017

10.20	Second Waiver to Revolving Credit, Term Loan and Security Agreement dated as of May 15, 2018 Incorporated by reference to Form 10-Q filed with the Commission on May 15, 2018

10.21

First Amendment, dated as of October 2, 2017, to the Revolving Credit, Term Loan and Security Agreement, dated as of March 31, 2017, as amended, by and among GEE Group, Inc., the other borrower entities and guarantor entities named therein, PNC Bank, National Association and certain investment funds managed by MGG Investment Group LP. Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the Commission on October 5, 2017

10.22

Waiver to the Revolving Credit, Term Loan and Security Agreement dated as of August 31, 2017, by and among GEE Group, Inc., and its subsidiaries as a “Borrower” and PNC Bank, National Association, as administrative agent and collateral agent for certain investment funds managed by MGG Investment Group LP. Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the Commission on September 1, 2017.

10.23

Revolving Credit, Term Loan and Security Agreement dated as of March 31, 2017 by and among GEE Group, Inc., (“Parent”), each Subsidiary of the Parent listed as a “Borrower” on the signature pages thereto and each subsidiary of the Parent listed as a “Guarantor” on the signature pages thereto and PNC Bank, National Association (“PNC”), as administrative agent and collateral agent for certain investment funds managed by MGG Investment Group LP (“MGG”). Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the Commission on April 6, 2017

10.24	Employment Agreement dated August 12, 2016 between the Company and Derek Dewan. Incorporated by reference to Exhibit 10.56 to the Company’s Quarterly Report on Form 10-Q filed on August 15, 2016

10.25	Employment Agreement, dated as of February 13, 2019, by and between GEE Group Inc., and Kim Thorpe. Incorporated by reference to Form 10-Q filed with the Commission on February 14, 2019

10.26

Letter Amendment dated as of December 22, 2020 to Revolving Credit, Term Loan and Security Agreement dated as of March 31, 2017 by and among GEE Group, Inc., the other Borrowers and Guarantors named therein, the lenders named therein and MGG Investment Group LP, as administrative agent, term loan agent and collateral agent for the lenders named therein

10.27

Amendment No. 1 to Executive Employment Agreement dated and effective as of August 12, 2020 between GEE Group Inc. and Kim Thorpe. Incorporated by reference to Form 10-Q filed with the Commission on August 14, 2020

10.28

Commitment Letter, dated March 22, 2021, by and among GEE Group, Inc., and CIT together with Exhibit A, Transaction Description, and Exhibit B, the Terms Sheet. Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the Commission on March 26, 2021

10.29	Fee Letter, dated March 22, 2021, by and among GEE Group, Inc., and CIT. Incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed with the Commission on March 26, 2021

21.1	List of Subsidiaries of the Registrant. Incorporated by reference to Exhibit 10.82 to the Company’s Annual Report on Form 10-K filed with the SEC on December 27, 2018

23.1	Consent of Friedman LLP, independent registered public accounting firm

23.2	Consent of Loeb & Loeb LLP (included in Exhibit 5.1)*

24.1	Power of Attorney, previously filed.

________

* To be filed by amendment.

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Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jacksonville, State of Florida, on March 29, 2021.

GEE GROUP INC.

By:	/s/ Derek E. Dewan
Name:	Derek E. Dewan
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

Chief Executive Officer and Director
/s/ Derek E. Dewan	(principal executive officer)	March 29, 2021
Derek E. Dewan

Chief Financial Officer
/s/ Kim Thorpe	(principal financial and accounting officer)	March 29, 2021
Kim Thorpe

*	Director	March 29, 2021
Peter Tanous

*	Director	March 29, 2021
William Isaac

*	Director	March 29, 2021
Darla Moore

*	Director	March 29, 2021
Thomas Vetrano

*	Director	March 29, 2021
Carl Camden

*	Director	March 29, 2021
Matthew Gormly

*Pursuant to power of attorney:

By:	/s/ Derek E. Dewan
Derek E. Dewan
Attorney-in-fact

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